Exhibit 99.1

1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Allergan plc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Allergan plc and its subsidiaries (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive (loss)/income, equity and cash flows for each of the three years in the period ended December 31, 2018, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principles

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for income taxes and the manner in which it accounts for goodwill in 2018.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

February 15, 2019

We have served as the Company's auditor since at least 1994. We have not been able to determine the specific year we began serving as auditor of the Company.

2

ALLERGAN PLC

CONSOLIDATED BALANCE SHEETS

(In millions, except par value and share data)

	December 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$880.4	$1,817.2
Marketable securities	1,026.9	4,632.1
Accounts receivable, net	2,868.1	2,899.0
Inventories	846.9	904.5
Current assets held for sale	34.0	-
Prepaid expenses and other current assets	819.1	1,123.9
Total current assets	6,475.4	11,376.7
Property, plant and equipment, net	1,787.0	1,785.4
Investments and other assets	1,970.6	267.9
Non current assets held for sale	882.2	81.6
Deferred tax assets	1,063.7	319.1
Product rights and other intangibles	43,695.4	54,648.3
Goodwill	45,913.3	49,862.9
Total assets	$101,787.6	$118,341.9
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,787.2	$5,541.4
Income taxes payable	72.4	74.9
Current portion of long-term debt and capital leases	868.3	4,231.8
Total current liabilities	5,727.9	9,848.1
Long-term debt and capital leases	22,929.4	25,843.5
Other long-term liabilities	882.0	886.9
Other taxes payable	1,615.5	1,573.9
Deferred tax liabilities	5,501.8	6,352.4
Total liabilities	36,656.6	44,504.8
Commitments and contingencies (Refer to Note 24)
Equity:
Preferred shares, $0.0001 par value per share, zero and 5.1 million shares authorized, issued and outstanding, respectively	-	4,929.7
Ordinary shares; $0.0001 par value per share; 1,000.0 million shares authorized, 332.6 million and 330.2 million shares issued and outstanding, respectively	-	-
Additional paid-in capital	56,510.0	54,013.5
Retained earnings	7,258.9	12,957.2
Accumulated other comprehensive income	1,345.2	1,920.7
Total shareholders’ equity	65,114.1	73,821.1
Noncontrolling interest	16.9	16.0
Total equity	65,131.0	73,837.1
Total liabilities and equity	$101,787.6	$118,341.9

See accompanying Notes to the Consolidated Financial Statements.

3

ALLERGAN PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	Years Ended December 31,
	2018	2017	2016
Net revenues	$15,787.4	$15,940.7	$14,570.6
Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	2,191.4	2,168.0	1,860.8
Research and development	2,266.2	2,100.1	2,575.7
Selling and marketing	3,250.6	3,514.8	3,266.4
General and administrative	1,271.2	1,501.9	1,473.9
Amortization	6,552.3	7,197.1	6,470.4
Goodwill impairments	2,841.1	-	-
In-process research and development impairments	804.6	1,452.3	743.9
Asset sales and impairments, net	2,857.6	3,927.7	5.0
Total operating expenses	22,035.0	21,861.9	16,396.1
Operating (loss)	(6,247.6)	(5,921.2)	(1,825.5)

Interest income	45.2	67.7	69.9
Interest (expense)	(911.2)	(1,095.6)	(1,295.6)
Other income / (expense), net	256.7	(3,437.3)	219.2
Total other (expense), net	(609.3)	(4,465.2)	(1,006.5)
(Loss) before income taxes and noncontrolling interest	(6,856.9)	(10,386.4)	(2,832.0)
(Benefit) for income taxes	(1,770.7)	(6,670.4)	(1,897.0)
Net (loss) from continuing operations, net of tax	(5,086.2)	(3,716.0)	(935.0)
(Loss) / income from discontinued operations, net of tax	-	(402.9)	15,914.5
Net (loss) / income	(5,086.2)	(4,118.9)	14,979.5
(Income) attributable to noncontrolling interest	(10.2)	(6.6)	(6.1)
Net (loss) / income attributable to shareholders	(5,096.4)	(4,125.5)	14,973.4
Dividends on preferred shares	46.4	278.4	278.4
Net (loss) / income attributable to ordinary shareholders	$(5,142.8)	$(4,403.9)	$14,695.0

(Loss) / income per share attributable to ordinary shareholders - basic:
Continuing operations	$(15.26)	$(11.99)	$(3.17)
Discontinued operations	-	(1.20)	41.35
Net (loss) / income per share - basic	$(15.26)	$(13.19)	$38.18
(Loss) / income per share attributable to ordinary shareholders - diluted:
Continuing operations	$(15.26)	$(11.99)	$(3.17)
Discontinued operations	-	(1.20)	41.35
Net (loss) / income per share - diluted	$(15.26)	$(13.19)	$38.18

Dividends per ordinary share	$2.88	$2.80	$-

Weighted average ordinary shares outstanding:
Basic	337.0	333.8	384.9
Diluted	337.0	333.8	384.9

See accompanying Notes to the Consolidated Financial Statements.

4

ALLERGAN PLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) / INCOME

(In millions)

	Years Ended December 31,
	2018	2017	2016
Net (loss) / income	$(5,086.2)	$(4,118.9)	$14,979.5
Other comprehensive (loss) / income
Foreign currency translation (losses) / gains	(474.4)	1,248.0	(441.6)
Net impact of other-than-temporary loss on investment in Teva securities	-	1,599.4	-
Impact of Teva Transaction	-	-	1,544.8
Unrealized (losses) / gains, net of tax	(38.1)	111.7	(1,647.5)
Total other comprehensive (loss) / income, net of tax	(512.5)	2,959.1	(544.3)
Comprehensive (loss) / income	(5,598.7)	(1,159.8)	14,435.2
Comprehensive (income) attributable to noncontrolling interest	(10.2)	(6.6)	(6.1)
Comprehensive (loss) / income attributable to ordinary shareholders	$(5,608.9)	$(1,166.4)	$14,429.1

See accompanying Notes to the Consolidated Financial Statements.

5

ALLERGAN PLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Years Ended December 31,
	2018	2017	2016
Cash Flows From Operating Activities:
Net (loss) / income	$(5,086.2)	$(4,118.9)	$14,979.5
Reconciliation to net cash provided by operating activities:
Depreciation	196.3	171.5	155.8
Amortization	6,552.3	7,197.1	6,475.2
Provision for inventory reserve	96.4	102.2	181.4
Share-based compensation	239.8	293.3	334.5
Deferred income tax benefit	(1,255.7)	(7,783.1)	(1,443.9)
Pre-tax gain on sale of businesses to Teva	-	-	(24,511.1)
Non-cash tax effect of gain on sale of businesses to Teva	-	-	5,285.2
Goodwill impairments	2,841.1	-	-
In-process research and development impairments	804.6	1,452.3	743.9
Loss on asset sales and impairments, net	2,857.6	3,927.7	5.0
Net income impact of other-than-temporary loss on investment in Teva securities	-	3,273.5	-
Charge to settle Teva related matters	-	387.4	-
Loss on forward sale of Teva shares	-	62.9	-
Gain on sale of Teva securities, net	(60.9)	-	-
Amortization of inventory step-up	-	131.7	42.4
Gain on sale of businesses	(182.6)	-	-
Non-cash extinguishment of debt	30.0	(15.7)	-
Cash (discount) / charge related to extinguishment of debt	(45.6)	205.6	-
Amortization of deferred financing costs	22.6	27.8	51.0
Contingent consideration adjustments, including accretion	(106.5)	(133.2)	(66.8)
Other, net	29.0	(37.0)	(59.9)
Changes in assets and liabilities (net of effects of acquisitions):
Decrease / (increase) in accounts receivable, net	(37.0)	(188.3)	(191.0)
Decrease / (increase) in inventories	(145.7)	(144.8)	(268.4)
Decrease / (increase) in prepaid expenses and other current assets	4.3	27.9	29.9
Increase / (decrease) in accounts payable and accrued expenses	151.6	95.9	313.5
Increase / (decrease) in income and other taxes payable	(1,191.6)	1,114.1	(326.6)
Increase / (decrease) in other assets and liabilities	(73.7)	29.1	(283.9)
Net cash provided by operating activities	5,640.1	6,079.0	1,445.7
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(253.5)	(349.9)	(331.4)
Additions to product rights and other intangibles	-	(614.3)	(2.0)
Sale of businesses to Teva	-	-	33,804.2
Additions to investments	(2,471.7)	(9,783.8)	(15,743.5)
Proceeds from sale of investments and other assets	6,259.3	15,153.3	7,771.6
Payments to settle Teva related matters	(466.0)	-	-
Proceeds from sales of property, plant and equipment	30.4	7.1	33.3
Acquisitions of businesses, net of cash acquired	-	(5,290.4)	(1,198.9)
Net cash provided by / (used in) investing activities	3,098.5	(878.0)	24,333.3
Cash Flows From Financing Activities:
Proceeds from borrowings of long-term indebtedness, including credit facility	2,657.0	3,550.0	1,050.0
Payments on debt, including capital lease obligations and credit facility	(8,804.5)	(6,413.6)	(10,848.7)
Debt issuance and other financing costs	(10.4)	(20.6)	-
Cash charge related to extinguishment of debt	-	(205.6)	-
Payments of contingent consideration and other financing	(30.9)	(511.6)	(161.1)
Proceeds from stock plans	102.4	183.4	172.1
Proceeds from forward sale of Teva securities	465.5	-	-
Payments to settle Teva related matters	(234.0)	-	-
Repurchase of ordinary shares	(2,775.4)	(493.0)	(15,076.4)
Dividends paid	(1,049.8)	(1,218.2)	(278.4)
Net cash (used in) financing activities	(9,680.1)	(5,129.2)	(25,142.5)
Effect of currency exchange rate changes on cash and cash equivalents	4.7	21.4	(8.5)
Net (decrease) / increase in cash and cash equivalents	(936.8)	93.2	628.0
Cash and cash equivalents at beginning of period	1,817.2	1,724.0	1,096.0
Cash and cash equivalents at end of period	$880.4	$1,817.2	$1,724.0
Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Income taxes other, net of refunds	$717.4	$(5.1)	$3,692.7
Interest	$965.7	$1,144.4	$1,277.9
Schedule of Non-Cash Investing and Financing Activities:
Conversion of mandatory convertible preferred shares	$4,929.7	$-	$-
Settlement of Teva Shares	$465.5	$-	$-
Settlement of secured financing	$(465.5)	$-	$-
Receipt of Teva Pharmaceuticals Industries Ltd. ordinary shares in connection with the sale of the generics business	$-	$-	$5,038.6
Non-cash equity issuance for the acquisition of Zeltiq net assets	$-	$8.5	$-
Dividends accrued	$1.4	$24.6	$23.2

See accompanying Notes to the Consolidated Financial Statements.

6

ALLERGAN PLC

CONSOLIDATED STATEMENTS OF EQUITY

(In millions)

						Retained	Accumulated
					Additional	Earnings/	Other
	Ordinary Shares		Preferred Shares		Paid-in-	(Accumulated	Comprehensive	Noncontrolling
	Shares	Amount	Shares	Amount	Capital	Deficit)	Income / (Loss)	Interest	Total
BALANCE, January 1, 2016	394.5	$-	5.1	$4,929.7	$68,508.3	$3,647.5	$(494.1)	$(2.1)	$76,589.3
Comprehensive income:
Net income attributable to shareholders	-	-	-	-	-	14,973.4	-	-	14,973.4
Other comprehensive (loss), net of tax	-	-	-	-	-	-	(2,089.1)	-	(2,089.1)
Other comprehensive income resulting from the Teva Transaction	-	-	-	-	-	-	1,544.8	-	1,544.8
Share-based compensation	-	-	-	-	334.5	-	-	-	334.5
Ordinary shares issued under employee stock plans	2.3	-	-	-	172.1	-	-	-	172.1
Tax benefits from exercise of options	-	-	-	-	20.4	-	-	-	20.4
Dividends declared	-	-	-	-	-	(278.4)	-	-	(278.4)
Repurchase of ordinary shares under the share repurchase programs	(61.6)	-	-	-	(15,000.0)	-	-	-	(15,000.0)
Repurchase of ordinary shares	(0.3)	-	-	-	(76.4)	-	-	-	(76.4)
Movement in noncontrolling interest	-	-	-	-	-	-	-	9.9	9.9
BALANCE, December 31, 2016	334.9	$-	5.1	$4,929.7	$53,958.9	$18,342.5	$(1,038.4)	$7.8	$76,200.5
Comprehensive (loss):
Net (loss) attributable to shareholders	-	-	-	-	-	(4,125.5)	-	-	(4,125.5)
Other comprehensive income, net of tax	-	-	-	-	-	-	1,359.7	-	1,359.7
Net impact of other-than-temporary loss on investment in Teva securities	-	-	-	-	-	-	1,599.4	-	1,599.4
Share-based compensation	-	-	-	-	293.3	-	-	-	293.3
Issuance for the Zeltiq acquisition	-	-	-	-	8.5	-	-	-	8.5
Ordinary shares issued under employee stock plans	2.2	-	-	-	183.4	-	-	-	183.4
Impact of change in accounting for share-based compensation plans	-	-	-	-	62.4	(41.6)	-	-	20.8
Dividends declared	-	-	-	-	-	(1,218.2)	-	-	(1,218.2)
Repurchase of ordinary shares under the share repurchase programs,including non-cash settlement of ASR program	(6.8)	-	-	-	(450.0)	-	-	-	(450.0)
Repurchase of ordinary shares	(0.1)	-	-	-	(43.0)	-	-	-	(43.0)
Movement in noncontrolling interest	-	-	-	-	-	-	-	8.2	8.2
BALANCE, December 31, 2017	330.2	$-	5.1	$4,929.7	$54,013.5	$12,957.2	$1,920.7	$16.0	$73,837.1
Comprehensive (loss):
Net (loss) attributable to shareholders	-	-	-	-	-	(5,096.4)	-	-	(5,096.4)
Other comprehensive (loss), net of tax	-	-	-	-	-	-	(512.5)	-	(512.5)
Share-based compensation	-	-	-	-	239.8	-	-	-	239.8
Ordinary shares issued under employee stock plans	1.6	-	-	-	102.4	-	-	-	102.4
Dividends declared	-	-	-	-	-	(1,026.6)	-	-	(1,026.6)
Conversion of Mandatory Preferred Shares	17.8	-	(5.1)	(4,929.7)	4,929.7	-	-	-	-
Implementation of new accounting pronouncements	-	-	-	-	-	424.7	(63.0)	-	361.7
Repurchase of ordinary shares under the share repurchase programs, including non-cash settlement of ASR program	(16.8)	-	-	-	(2,740.4)	-	-	-	(2,740.4)
Repurchase of ordinary shares	(0.2)	-		-	(35.0)	-	-	-	(35.0)
Movement in noncontrolling interest	-	-	-	-	-	-	-	0.9	0.9
BALANCE, December 31, 2018	332.6	$-	-	$-	$56,510.0	$7,258.9	$1,345.2	$16.9	$65,131.0

See accompanying Notes to the Consolidated Financial Statements.

7

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — Description of Business

Allergan plc is a global pharmaceutical leader. Allergan is focused on developing, manufacturing and commercializing branded pharmaceutical, device, biologic, surgical and regenerative medicine products for patients around the world. Allergan markets a portfolio of leading brands and best-in-class products primarily focused on four key therapeutic areas including medical aesthetics, eye care, central nervous system and gastroenterology. Allergan is an industry leader in Open Science, a model of research and development, which defines our approach to identifying and developing game-changing ideas and innovation for better patient care. The Company has operations in more than 100 countries.

On August 2, 2016 we completed the divestiture of our global generics business and certain other assets to Teva Pharmaceutical Industries Ltd. (“Teva”) (the “Teva Transaction”) for $33.3 billion in cash, net of cash acquired by Teva, which included estimated working capital and other contractual adjustments, and 100.3 million unregistered Teva ordinary shares (or American Depository Shares with respect thereto) (“Teva Shares”).  As part of the Teva Transaction, Teva acquired our global generics business, including the United States (“U.S.”) and international generic commercial units, our third-party supplier Medis, our global generic manufacturing operations, our global generic research and development (“R&D”) unit, our international over-the-counter (“OTC”) commercial unit (excluding OTC eye care products) and certain established international brands.

On October 3, 2016, the Company completed the divestiture of the Anda Distribution business to Teva for $500.0 million. The Anda Distribution business distributed generic, branded, specialty and OTC pharmaceutical products from more than 300 manufacturers to retail independent and chain pharmacies, nursing homes, mail order pharmacies, hospitals, clinics and physician offices across the U.S.

The Company recognized a combined gain on the sale of the Anda Distribution business and the Teva Transaction of $15,932.2 million in the year ended December 31, 2016.

As a result of the Teva Transaction and the divestiture of the Company’s Anda Distribution business, and in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2014-08 “Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity,” the financial results of the businesses held for sale were reclassified to discontinued operations for all periods presented in our consolidated financial statements. The results of our discontinued operations include the results of our generic product development, manufacturing and distribution of off-patent pharmaceutical products, certain established international brands marketed similarly to generic products and out-licensed generic pharmaceutical products primarily in Europe through our Medis third-party business through August 2, 2016, as well as our Anda Distribution business through October 3, 2016.

NOTE 2 — Formation of the Company

Allergan plc was incorporated in Ireland on May 16, 2013 as a private limited company and re-registered effective September 20, 2013 as a public limited company. It was established for the purpose of facilitating the business combination between Allergan Finance, LLC (formerly known as Actavis, Inc.) and Warner Chilcott plc (“Warner Chilcott”). Following the consummation of the acquisition of Warner Chilcott on October 1, 2013 (the “Warner Chilcott Acquisition”), Allergan Finance, LLC and Warner Chilcott became wholly-owned subsidiaries of Allergan plc. Each of Allergan Finance, LLC’s common shares was converted into one Company ordinary share. Effective October 1, 2013, through a series of related-party transactions, Allergan plc contributed its indirect subsidiaries, including Allergan Finance, LLC, to its subsidiary Warner Chilcott Limited.

Pursuant to Rule 12g-3(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Allergan plc “AGN” ordinary shares are deemed to be registered under Section 12(b) of the Exchange Act, are subject to the informational requirements of the Exchange Act, and the rules and regulations promulgated thereunder.

References throughout to “we,” “our,” “us,” the “Company” or “Allergan” refer to financial information and transactions of Allergan plc.

References throughout to “Ordinary Shares” refer to Allergan plc’s ordinary shares, par value $0.0001 per share.

8

NOTE 3 — Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S.”) (“GAAP”). The consolidated financial statements include the accounts of wholly owned subsidiaries, after elimination of intercompany accounts and transactions. The consolidated financial information presented herein reflects all financial information that, in the opinion of management, is necessary for a fair statement of financial position, results of operations and cash flows for the periods presented.

The Company’s consolidated financial statements include the financial results of all acquired companies subsequent to the acquisition date.

Implementation of New Guidance

On January 1, 2018, we adopted ASU No. 2014-09, "Revenue from Contracts with Customers" (“Topic 606”), using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historical accounting practices. The impact to revenues for the year ended December 31, 2018 was not significant as a result of the adoption. The adoption of this guidance does not have a material impact on the Company’s financial position or results of operations as the Company’s sales primarily are governed by standard ship and bill terms of pharmaceutical products to customers.

The Company applies the “practical expedient” as defined in Topic 606 to recognize the incremental costs of obtaining contracts as an expense when incurred if the amortization period of the assets that the Company otherwise would have recognized is one year or less. These costs which are included in selling, general, and administrative expenses are consistent with the accounting prior to the adoption of Topic 606. The Company also elected to use the practical expedient to not adjust the promised amount of consideration for the effects of the time value of money for contracts in which the anticipated period between when the Company transfers the goods or services to the customer and when the customer pays is equal to one year or less.

On January 1, 2018, the Company adopted ASU No. 2016-01, which now requires equity securities (including other ownership interests, such as partnerships, unincorporated joint ventures, and limited liability companies) to be measured at fair value with changes in the fair value recognized through net income. Under the previous guidance, changes in the fair value of equity securities were recognized through other comprehensive income.

On January 1, 2018, the Company adopted ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. Previously, GAAP prohibited the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party. This prohibition on recognition was an exception to the principle of comprehensive recognition of current and deferred income taxes in GAAP. The amendment to the guidance eliminated the exception for an intra-entity transfer of an asset other than inventory and required an entity to recognize the income tax consequences when the transfer occurs.

The following represents the impact on the Company's Consolidated Balance Sheet as a result of the adoption on January 1, 2018 of these accounting pronouncements ($ in millions):

	Increase / (decrease)
Pronouncement	Accounts receivable, net	Prepaid expenses and other current assets	Accounts payable and accrued expenses	Deferred tax liabilities	Retained earnings	Accumulated other comprehensive income / (loss)
Accounting Standards Update No. 2014-09	$1.9	$-	$(3.6)	$-	$5.5	$-
Accounting Standards Update No. 2016-01	$-	$-	$-	$-	$63.0	$(63.0	)*
Accounting Standards Update No. 2016-16	$-	$(44.8)	$-	$(401.0)	$356.2	$-

* The Company adopted ASU 2016-01, Financial Instruments on January 1, 2018. The new standard required modified retrospective adoption through 2018 beginning Retained Earnings and Accumulated Other Comprehensive Income. This was incorrectly recorded as a loss through Other Comprehensive Income of $63.0 million during the quarter ended March 31, 2018. This was corrected for during 2018 and therefore, has no impact on the annual consolidated financial statements. The Company has determined that the adjustment was not material to any previously reported interim periods.

9

On January 1, 2018, the Company adopted ASU 2016-15, Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments. This standard amends and adjusts how cash receipts and cash payments are presented and classified in the statement of cash flows. As a result of the guidance, the Company retrospectively applied the standard which resulted in a reclassification of debt extinguishment costs from cash flows from operating activities to cash flows from financing activities. As a result of the application of the guidance, cash flows from operating activities increased by $205.6 million and cash flows from financing activities decreased by $205.6 million in the year ended December 31, 2017.

On January 1, 2018, the Company adopted ASU No. 2017-07, Compensation — Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This update requires that an employer disaggregate the service cost component from the other components of net periodic benefit cost.  Upon adoption, the Company recorded other components of the net periodic benefit cost with “other income / (expense), net.”

On July 1, 2018, the Company adopted Accounting Standards Update (“ASU”) No. 2017-12, Derivatives and Hedging (Topic 815) — Targeted Improvements to Accounting for Hedging Activities, which now better aligns the Company’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. The amendments also make certain targeted improvements to simplify the application of hedge accounting guidance and ease the administrative burden of hedge documentation requirements and assessing hedge effectiveness on a prospective basis. After the adoption, the Company presents the entire change in fair value of a hedging instrument in the same income statement line item(s) as the earnings effect of the hedged item when that hedged item affects earnings.

Use of Estimates

Management is required to make certain estimates and assumptions in order to prepare consolidated financial statements in conformity with GAAP. Such estimates and assumptions affect the reported financial statements. The Company’s most significant estimates relate to the determination of SRAs (defined below) included within either accounts receivable or accrued liabilities, the valuation of inventory balances, the determination of useful lives for intangible assets, pension and other post-retirement benefit plan assumptions, the assessment of expected cash flows used in evaluating goodwill and other long-lived assets for impairment and recognition and measurement of assets acquired and liabilities assumed in business combinations at fair value. The estimation process required to prepare the Company’s consolidated financial statements requires assumptions to be made about future events and conditions, and as such, is inherently subjective and uncertain. The Company’s actual results could differ materially from those estimates.

Foreign Currency Translation

For most of the Company’s international operations, the local currency has been determined to be the functional currency. The results of its non-U.S. dollar based operations are translated to U.S. dollars at the average exchange rates during the period. Assets and liabilities are translated at the rate of exchange prevailing on the balance sheet date. Equity is translated at the prevailing rate of exchange at the date of the equity transaction. Translation adjustments are reflected in shareholders’ equity and are included as a component of other comprehensive (loss) / income. The translational effects of revaluing non-functional currency assets and liabilities into the functional currency are recorded as general and administrative expenses in the consolidated statements of operations.

The Company realizes foreign currency gains / (losses) in the normal course of business based on movement in the applicable exchange rates. These transactional gains / (losses) are included as a component of general and administrative expenses.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to include cash in banks, commercial paper and deposits with financial institutions that can be liquidated without prior notice or penalty. The Company considers all highly liquid investments with an original maturity from the date acquired of three months or less to be cash equivalents.

Fair Value of Other Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, marketable securities, accounts and other receivables, investments, trade accounts payable, and long-term debt, including the current portion. The carrying amounts of cash and cash equivalents, marketable securities, accounts and other receivables and trade accounts payable are representative of their respective fair values due to their relatively short maturities. The fair values of investments in companies that are publicly traded are based on quoted market prices. The Company estimates the fair value of its fixed rate long-term obligations based on quoted market rates.

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Inventories

Inventories consist of finished goods held for sale and distribution, raw materials and work in process. Inventory includes brand and aesthetic products which represent Food and Drug Administration (“FDA”) approved or likely to be approved indications. Inventory valuation reserves are established based on a number of factors/situations including, but not limited to, raw materials, work in process or finished goods not meeting product specifications, product obsolescence, or application of the lower of cost (first-in, first-out method) or net realizable value concepts. The determination of events requiring the establishment of inventory valuation reserves, together with the calculation of the amount of such reserves may require judgment. Assumptions utilized in our quantification of inventory reserves include, but are not limited to, estimates of future product demand, consideration of current and future market conditions, product net selling price, anticipated product launch dates, competition and potential product obsolescence and other events relating to special circumstances surrounding certain products. No material adjustments have been required to our inventory reserve estimates for the periods presented. Adverse changes in assumptions utilized in our inventory reserve calculations could result in an increase to our inventory valuation reserves and higher cost of sales.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Major renewals and improvements are capitalized if they add functionality or extend the life of the asset, while routine maintenance and repairs are expensed as incurred. The Company capitalizes interest on qualified construction projects. At the time property, plant and equipment are retired from service, the cost and accumulated depreciation are removed from the respective accounts.

Depreciation expense is computed principally on the straight-line method, over the estimated useful lives of the related assets. The following table provides the range of estimated useful lives used for each asset type:

Computer software/hardware (including internally developed)	3-10 years
Machinery and equipment	3-15 years
Research and laboratory equipment	3-10 years
Furniture and fixtures	3-10 years
Buildings, improvements, leasehold improvements and other	4-50 years
Transportation equipment	3-20 years

The Company assesses property, plant and equipment for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable.

Investments

The Company’s equity investments are accounted for under the equity method of accounting when the Company can exert significant influence and the Company’s ownership interest does not exceed 50%. The Company records equity method investments at cost and adjusts for the appropriate share of investee net earnings or losses. Investments in which the Company owns less than a 20% interest and cannot exert significant influence are recorded at fair value and the Company recognizes any changes in fair value in net income. For equity investments without readily determinable fair values, the Company may make a separate election for each eligible investment to use a measurement alternative until the investment’s fair value becomes readily determinable. Under the alternative method, the equity investments are accounted for at cost, less any impairment, plus or minus changes resulting from observable price changes in an orderly transaction for an identical or similar investment of the same issuer.

Marketable Securities

The Company’s marketable securities consist of U.S. treasury and agency securities and debt and equity securities of publicly-held companies. The Company’s marketable securities are recorded at fair value, based upon quoted market prices with an offset to interest income.

Product Rights and Other Definite Lived Intangible Assets

Our product rights and other definite lived intangible assets are stated at cost, less accumulated amortization, and are amortized using the economic benefit model or the straight-line method, if results are materially aligned, over their estimated useful lives. We determine amortization periods for product rights and other definite lived intangible assets based on our assessment of various factors impacting estimated cash flows. Such factors include the product’s position in its life cycle, the existence or absence of like products in the market, various other competitive and regulatory issues, and contractual terms. Significant changes to any of these factors may result in an impairment, a reduction in the intangibles useful life or an acceleration of related amortization expense, which could cause our net results to decline.

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Product rights and other definite lived intangible assets are tested periodically for impairment when events or changes in circumstances indicate that an asset’s carrying value may not be recoverable. The impairment testing involves comparing the carrying amount of the asset to the forecasted undiscounted pre-tax future cash flows over its useful life, including any salvage value. In the event the carrying value of the asset exceeds the undiscounted future cash flows, the carrying value is considered not recoverable and an impairment exists. An impairment loss is measured as the excess of the asset’s carrying value over its fair value, calculated using discounted future cash flows. The computed impairment loss is recognized in net (loss) / income in the period that the impairment occurs. Assets which are not impaired may require an adjustment to the remaining useful lives for which to amortize the asset. Our projections of discounted cash flows use a discount rate determined by our management to be commensurate with the risk inherent in our business model. Our estimates of future cash flows attributable to our other definite lived intangible assets require significant judgment based on our historical and anticipated results and are subject to many factors. Different assumptions and judgments could materially affect the calculation of the undiscounted cash flows of the other definite lived intangible assets which could trigger impairment.

Goodwill and Intangible Assets with Indefinite Lives

The Company tests goodwill and intangible assets with indefinite lives for impairment annually in the second quarter. Additionally, the Company may perform interim tests if an event occurs or circumstances change that could potentially reduce the fair value of a reporting unit or an indefinite lived intangible asset below its carrying amount such as those fourth quarter 2018 triggering events relating to the Company’s General Medicine Reporting Unit as discussed in “NOTE 15 — Goodwill, Product Rights and Other Intangible Assets”. The carrying value of each reporting unit is determined by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units.

The Company tests goodwill for impairment by either performing a qualitative evaluation or a quantitative test. The qualitative evaluation is an assessment of factors, including Reporting Unit specific operating results as well as industry, market and general economic conditions, to determine whether it is more likely than not that the fair values of a Reporting Unit is less than its carrying amount, including goodwill. The Company may elect to bypass this qualitative assessment for some or all of its Reporting Units and perform a quantitative test as of the measurement date of the test.

Goodwill is considered impaired if the carrying amount of the net assets exceeds the fair value of the reporting unit. Impairment, if any, would be recorded in operating income / (loss) and this could result in a material impact to net income / (loss) and income / (loss) per share.

Prior to Allergan’s 2018 annual impairment test, the Company adopted the new guidance under Accounting Standard Update No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment which eliminated step 2 of the goodwill impairment test, which required a hypothetical purchase price allocation to measure goodwill impairment loss as of January 1, 2018. A goodwill impairment loss under the new guidance is instead measured using a single step test based on the amount by which a reporting unit’s carrying amount exceeds its fair value, not to exceed the carrying amount of goodwill.

Acquired in-process research and development (“IPR&D”) intangible assets represent the value assigned to research and development projects acquired in a business combination that, as of the date acquired, represent the right to develop, use, sell and/or offer for sale a product or other intellectual property that has not been completed or approved. The IPR&D intangible assets are subject to impairment testing until completion or abandonment of each project. Upon abandonment, the assets are impaired if there is no future alternative use or ability to sell the asset. Impairment testing requires the development of significant estimates and assumptions involving the determination of estimated net cash flows for each year for each project or product (including net revenues, cost of sales, R&D costs, selling and marketing costs and other costs which may be allocated), determination of the appropriate discount rate in order to measure the risk inherent in each future cash flow stream, assessment of each asset’s life cycle, potential regulatory and commercial success risks, and competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of IPR&D projects include legal risk, market risk and regulatory risk. Changes in our assumptions could result in future impairment charges. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project and commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

Upon successful completion of each project and approval of a product, we will make a separate determination of the useful life of the intangible asset, transfer the amount to currently marketed products (“CMP”) and amortization expense will be recorded over the estimated useful life.

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Contingent Consideration

We determine the acquisition date fair value of contingent consideration obligations for business acquisitions based on a probability-weighted income approach derived from revenue estimates, post-tax gross profit levels and a probability assessment with respect to the likelihood of achieving contingent obligations including contingent payments such as milestone obligations, royalty obligations and contract earn-out criteria, where applicable. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined using the fair value concepts defined in ASC Topic 820 “Fair Value Measurement,” (“ASC 820”). The resultant probability-weighted cash flows are discounted using an appropriate effective annual interest rate. At each reporting date, the contingent consideration obligation will be revalued to estimated fair value and changes in fair value will be reflected as income or expense in our consolidated statement of operations. Changes in the fair value of the contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of future revenue estimates and changes in probability assumptions with respect to the likelihood of achieving the various contingent payment obligations. Changes in assumptions utilized in our contingent consideration fair value estimates could result in an increase or decrease in our contingent consideration obligation and a corresponding charge or reduction to operating results. Refer to “NOTE 23 — Fair Value Measurement” for additional details regarding the fair value of contingent consideration.

Revenue Recognition

General

Topic 606 provides that revenues are recognized when control of the promised goods under a contract is transferred to a customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods as specified in the underlying terms with the customer. The Company warrants products against defects and for specific quality standards, permitting the return of products under certain circumstances. Product sales are recorded net of all sales-related deductions including, but not limited to: chargebacks, trade discounts, commercial and government rebates, customer loyalty programs, fee-for-service arrangements with certain distributors, returns, and other allowances which we refer to in the aggregate as sales returns and allowances (“SRA”).

The Company’s performance obligations are primarily achieved when control of the products is transferred to the customer. Transfer of control is based on contractual performance obligations, but typically occurs upon receipt of the goods by the customer as that is when the customer has obtained control of significantly all of the economic benefits.

Prior to the achievement of performance obligations, shipping and handling costs associated with outbound freight for a product to be transferred to a customer are accounted for as a fulfillment cost and are included in selling and marketing expenses. When the Company sells a business and future royalties are considered as part of the consideration, the Company recognizes the royalties as a component of “other income / (expense), net”.

Other revenues earned are mainly comprised of royalty income from licensing of intellectual property. Royalty income is recognized when the licensee’s subsequent sale occurs.

Refer to “NOTE 20 – Segments” for our revenues disaggregated by product and segment and our revenues disaggregated by geography for our international segment. We believe this level of disaggregation best depicts how the nature, amount, timing and uncertainty of our revenue and cash flows are affected by economic factors.

Significant Payment Terms

A contract with a customer states the final terms of the sale, including the description, quantity, and price of each product purchased. The Company’s payment terms vary by the type and location of the customer and the products offered. A customer agrees to a stated rate and price in the contract and given that most of the products sold contain variable consideration, the amount of revenue recognized incorporates adjustments for SRAs as appropriate.

Determining the Transaction Price

The Company offers discounts and rebates to certain customers who participate in various programs that are referred to as SRA allowances as described further below in the section “Provisions for SRAs”. Such discounting and rebating activity is included as part of the Company’s estimate of the transaction price and is accounted for as a reduction to gross sales. At time of sale, the Company records the related SRA adjustments. The Company performs validation activities each period to assess the adequacy of the liability or contra receivable estimates recorded to reflect actual activity and will adjust the reserve balances accordingly.

Provisions for SRAs

As is customary in the pharmaceutical industry, certain customers may receive cash-based incentives or credits, which are variable consideration accounted for as SRAs. The Company estimates SRA amounts based on the expected amount to be provided to customers, which reduces the revenues recognized. The Company believes that there will not be significant changes to our estimates of variable consideration. The Company uses a variety of methods to assess the adequacy of the SRA reserves to ensure that our financial statements are fairly stated. These provisions are estimated based on historical payment experience, the historical relationship of the deductions to gross product revenues, government regulations, estimated utilization or redemption rates, estimated customer inventory levels and current contract sales terms. The estimation process used to determine our SRA provisions has been applied on a consistent basis and no material revenue adjustments to total reported revenues have been necessary to increase or decrease our reserves for SRA as a result of a significant change in underlying estimates.

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Chargebacks — A chargeback represents an amount payable in the future to a wholesaler for the difference between the invoice price paid by such wholesaler customer for a particular product and the negotiated contract price that the wholesaler’s customer pays for that product. The chargeback provision and related reserve varies with changes in product mix, changes in customer pricing and changes to estimated wholesaler inventories. The provision for chargebacks also takes into account an estimate of the expected wholesaler sell-through levels to indirect customers at certain contract prices. The Company validates the chargeback accrual quarterly through a review of the inventory reports obtained from our largest wholesale customers. This customer inventory information is used to verify the estimated liability for future chargeback claims based on historical chargeback and contract rates. These large wholesalers represent the vast majority of the recipients of the Company’s chargeback credits. We continually monitor current pricing trends and wholesaler inventory levels to ensure the contra-receivable for future chargebacks is fairly stated.

Rebates — Rebates include volume related incentives to direct and indirect customers, third-party managed care and Medicare Part D rebates, Medicaid rebates and other government rebates. Rebates are accrued based on an estimate of claims to be paid for product sold into trade by the Company. Volume rebates are generally contractually offered to customers as an incentive to use the Company’s products and to encourage greater product sales. These rebate programs include contracted rebates based on customers’ purchases made during an applicable monthly, quarterly or annual period. The provision for third-party rebates is estimated based on our customers’ contracted rebate programs and the Company’s historical experience of rebates paid. Any significant changes to our customer rebate programs are considered in establishing the provision for rebates. The provisions for government rebates are based, in part, upon historical experience of claims submitted by the various states and authorities, contractual terms and government regulations. We monitor legislative changes to determine what impact such legislation may have on our provision.

Cash Discounts — Cash discounts are provided to customers that pay within a specific time period. The provision for cash discounts is estimated based upon invoice billings and historical customer payment experience. The Company’s experience of payment history is fairly consistent and most customer payments qualify for a cash discount.

Returns and Other Allowances — The Company’s provision for returns and other allowances include returns, promotional allowances and loyalty cards.

Consistent with industry practice, the Company maintains a returns policy that allows customers to return product for a credit. In accordance with the Company’s policy, credits for customer returns of products are applied against outstanding account activity or are settled in cash. Product exchanges are generally not permitted. Customer returns of product are generally not resalable. The Company’s estimate of the provision for returns is based upon historical experience and current trends of actual customer returns. Additionally, we consider other factors when estimating the current period returns provision, including levels of inventory in the distribution channel, as well as significant market changes which may impact future expected returns.

Promotional allowances are credits with no discernable benefit offered to Allergan that are issued in connection with a product launch or as an incentive for customers to carry our product. The Company establishes a reserve for promotional allowances based upon contractual terms.

Loyalty cards allow end-user patients a discount per prescription and are accrued based on historical experience, contract terms and the volume of product and cards in the distribution channel.

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The following table summarizes the activity from continuing operations in the Company’s major categories of SRA ($ in millions):

	Chargebacks	Rebates	Returns and Other Allowances	Cash Discounts	Total
Balance at December 31, 2015	$78.2	$1,344.4	$367.5	$25.1	$1,815.2
Provision related to sales in 2016	1,003.2	4,338.7	1,390.1	306.5	7,038.5
Credits and payments	(967.2)	(4,069.1)	(1,341.7)	(296.9)	(6,674.9)
Balance at December 31, 2016	$114.2	$1,614.0	$415.9	$34.7	$2,178.8
Provision related to sales in 2017	1,098.7	4,891.4	1,799.3	330.6	8,120.0
Credits and payments	(1,135.7)	(4,710.4)	(1,734.7)	(328.8)	(7,909.6)
Add: LifeCell and Zeltiq Acquisitions	-	4.2	37.1	-	41.3
Balance at December 31, 2017	$77.2	$1,799.2	$517.6	$36.5	$2,430.5
Provision related to sales in 2018	1,117.7	5,464.7	1,725.3	322.2	8,629.9
Credits and payments	(1,133.1)	(5,355.4)	(1,676.3)	(328.0)	(8,492.8)
Balance at December 31, 2018	$61.8	$1,908.5	$566.6	$30.7	$2,567.6
Contra accounts receivable at December 31, 2018	$61.8	$76.4	$38.8	$30.7	$207.7
Accounts payable and accrued expenses at December 31, 2018	$-	$1,832.1	$527.8	$-	$2,359.9

The following table summarizes the balance sheet classification of our SRA reserves ($ in millions):

	December 31, 2018	December 31, 2017
Contra accounts receivable	$207.7	$250.6
Accounts payable and accrued expenses	2,359.9	2,179.9
Total	$2,567.6	$2,430.5

The SRA provisions recorded to reduce gross product sales to net product sales, excluding discontinued operations, were as follows ($ in millions):

	Years Ended December 31,
	2018	2017	2016
Gross product sales	$24,056.9	$23,688.4	$21,398.6
Provisions to reduce gross product sales to net products sales	(8,629.9)	(8,120.0)	(7,038.5)
Net product sales	$15,427.0	$15,568.4	$14,360.1
Percentage of SRA provisions to gross sales	35.9%	34.3%	32.9%

Collectability Assessment

At the time of contract inception or customer account set-up, the Company performs a collectability assessment on the creditworthiness of such customer. The Company assesses the probability that the Company will collect the consideration to which it will be entitled in exchange for the goods sold. In evaluating collectability, the Company considers the customer’s ability and intention to pay consideration when it is due. On a recurring basis, the Company estimates the amount of receivables considered uncollectible after sale to the customer to reflect allowances for doubtful accounts. Provision for bad debts, included in general and administrative expenses, were $18.5 million, $11.6 million and $3.5 million in the years ended December 31, 2018, 2017 and 2016, respectively.

Practical Expedients and Exemptions

The Company generally expenses sales commissions when incurred because the amortization period is one year or less. These costs are recorded within selling and marketing expenses.

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The Company does not adjust the promised amount of consideration for the effects of the time value of money for contracts in which the anticipated period between when the Company transfers the goods or services to the customer and when the customer pays is equal to one year or less.

The Company has chosen not to elect the remaining practical expedients.

Litigation and Contingencies

The Company is involved in various legal proceedings in the normal course of its business, including product liability litigation, intellectual property litigation, employment litigation and other litigation. Additionally, the Company, in consultation with its counsel, assesses the need to record a liability for contingencies on a case-by-case basis in accordance with FASB Accounting Standards Codification (“ASC”) Topic 450 “Contingencies” (“ASC 450”). Accruals are recorded when the Company determines that a loss related to a matter is both probable and reasonably estimable. These accruals are adjusted periodically as assessment efforts progress or as additional information becomes available. Refer to “NOTE 24 — Commitments and Contingencies” for more information.

R&D Activities

R&D activities are expensed as incurred and consist of self-funded R&D costs, the costs associated with work performed under collaborative R&D agreements, regulatory fees, and acquisition and license related milestone payments, if any.

As of December 31, 2018, we are developing a number of products, some of which utilize novel drug delivery systems, through a combination of internal and collaborative programs including but not limited to the following:

Product	Therapeutic Area	Indication	Expected Launch Year	Phase
Cariprazine	Central Nervous System	Bipolar Depression	2019	Review
Abicipar	Eye Care	Age Related Macular Degeneration	2020	III
Bimatoprost SR	Eye Care	Glaucoma	2020	III
Ubrogepant	Central Nervous System	Acute Migraine	2020	III
Atogepant	Central Nervous System	Prophylaxis Migraine	2021	III
Presbysol	Eye Care	Presbyopia	2021	III
Rapastinel	Central Nervous System	Depression	2021	III
Cenicriviroc	Gastrointestinal	NASH	2022	III
Relamorelin	Gastrointestinal	Gastroparesis	2023	III
Abicipar	Eye Care	Diabetic Macular Edema	2023	II
Brimonidine DDS	Eye Care	Geographic Atrophy	2023	II
Brazikumab	Gastrointestinal	Crohn's Disease	2024	II
Botox	Medical Aesthetics	Platysma/Masseter	2025/2023	II
Brazikumab	Gastrointestinal	Ulcerative Colitis	2025	II

We also have a number of products in development as part of our life-cycle management strategy for our existing product portfolio.

Allocation of Acquisition Fair Values to Assets Acquired and Liabilities Assumed

We account for acquired businesses using the acquisition method of accounting, which requires that assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. The consolidated financial statements and results of operations reflect an acquired business after the completion of the acquisition. The fair value of the consideration paid, including contingent consideration, is assigned to the underlying net assets of the acquired business based on their respective fair values as determined using a market participant concept. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

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The most material line items impacted by the allocation of acquisition fair values are:

•	Intangible assets (including IPR&D assets upon successful completion of the project and approval of the product) which are amortized to amortization expense over the expected life of the asset. Significant judgments are used in determining the estimated fair values assigned to the assets acquired and liabilities assumed and in determining estimates of useful lives of long-lived assets. Fair value determinations and useful life estimates are based on, among other factors, estimates of expected future net cash flows, estimates of appropriate discount rates used to present value expected future net cash flow streams, the timing of approvals and the probability of success for IPR&D projects and the timing of related product launch dates, the assessment of each asset’s life cycle, the impact of competitive trends on each asset’s life cycle and other factors. These judgments can materially impact the estimates used to allocate acquisition date fair values to assets acquired and liabilities assumed and the future useful lives. For these and other reasons, actual results may vary significantly from estimated results.

•	Inventory is recorded at fair market value factoring in selling price and costs to dispose. Inventory acquired is typically valued higher than replacement cost.

Income Taxes

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company evaluates the realizability of its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. Failure to achieve forecasted taxable income in applicable tax jurisdictions could affect the ultimate realization of deferred tax assets and could result in an increase in the Company’s effective tax rate on future earnings.

Income tax positions must meet a more-likely-than-not recognition threshold to be recognized. Income tax positions that previously failed to meet the more-likely-than-not threshold are recognized in the first financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not threshold are derecognized in the first financial reporting period in which that threshold is no longer met. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits within the consolidated statements of operations as income tax expense.

The TCJA introduced an additional U.S. tax on certain non-U.S. subsidiaries’ earnings which are considered to be Global Intangible Low Taxed Income (referred to as “GILTI”). Under this provision, the amount of GILTI included by a U.S. shareholder will be taxed at a rate of 10.5% for tax years beginning after December 31, 2017 (increasing to 13.125% for tax years beginning after December 31, 2025) with a partial offset for foreign tax credits. After consideration of the relevant guidance and completing the accounting for the tax effects of the TCJA, the Company has elected to treat GILTI as a period cost.

Comprehensive Income / (Loss)

Comprehensive income / (loss) includes all changes in equity during a period except those that resulted from investments by or distributions to the Company’s stockholders. Other comprehensive income / (loss) refers to revenues, expenses, gains and losses that are included in comprehensive income / (loss), but excluded from net income / (loss) as these amounts are recorded directly as an adjustment to shareholders’ equity. The Company’s other comprehensive income / (loss) is primarily comprised of actuarial gains / (losses), the impact of hedging transactions, pension liabilities and foreign currency translation adjustments.

Earnings Per Share (“EPS”)

The Company computes EPS in accordance with ASC Topic 260, “Earnings Per Share” (“ASC 260”) and related guidance, which requires two calculations of EPS to be disclosed: basic and diluted. Basic EPS is computed by dividing net (loss) / income by the weighted average ordinary shares outstanding during a period. Diluted EPS is based on the treasury stock method and includes the effect from potential issuance of ordinary shares, such as shares issuable pursuant to the exercise of stock options and restricted stock units. Diluted EPS also includes the impact of ordinary share equivalents issued (or issuable in 2017) upon the mandatory conversion of the Company’s preferred shares which occurred on March 1, 2018. Ordinary share equivalents have been excluded where their inclusion would be anti-dilutive to continuing operations.

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A reconciliation of the numerators and denominators of basic and diluted EPS follows ($ in millions, except per share amounts):

	Years Ended December 31,
	2018	2017	2016
Net (loss) / income:
Net (loss) attributable to ordinary shareholders excluding (loss) / income from discontinued operations, net of tax	$(5,142.8)	$(4,001.0)	$(1,219.5)
(Loss) / income from discontinued operations, net of tax	-	(402.9)	15,914.5
Net (loss) / income attributable to ordinary shareholders	$(5,142.8)	$(4,403.9)	$14,695.0

Basic weighted average ordinary shares outstanding	337.0	333.8	384.9

Basic EPS:
Continuing operations	$(15.26)	$(11.99)	$(3.17)
Discontinued operations	$-	$(1.20)	$41.35
Net (loss) / income per share	$(15.26)	$(13.19)	$38.18

Dividends per ordinary share	$2.88	$2.80	$-

Diluted weighted average ordinary shares outstanding	337.0	333.8	384.9

Diluted EPS:
Continuing operations	$(15.26)	$(11.99)	$(3.17)
Discontinued operations	$-	$(1.20)	$41.35
Net (loss) / income per share	$(15.26)	$(13.19)	$38.18

Stock awards to purchase 2.3 million, 3.8 million, and 4.7 million ordinary shares for the years ended December 31, 2018, 2017 and 2016, respectively, were outstanding, but not included in the computation of diluted EPS, because the awards were anti-dilutive for continuing operations and as such the treatment for discontinued operations was also anti-dilutive.

The Company’s preferred shares were converted to ordinary shares on March 1, 2018. The weighted average impact of ordinary share equivalents of 2.9 million for the year ended December 31, 2018, which would result from the mandatory conversion of the Company’s preferred shares at the beginning of the period, were not included in the calculation of diluted EPS as their impact would be anti-dilutive. Similarly, the anti-diluted weighted average impact of ordinary share equivalents upon mandatory conversion of the preferred shares of 17.8 million and 17.6 million for years ended December 31, 2017, and 2016, respectively, were excluded from in the calculation of diluted EPS.

Refer to “NOTE 19 –Shareholders’ Equity” for further discussion on the Company’s share repurchase programs.

Employee Benefits

Defined Contribution Plans

The Company has defined contribution plans that are post-employment benefit plans under which the Company pays fixed contributions to a separate entity and has no legal or constructive obligation to pay further amounts. Obligations for contributions to the defined contribution plans are recognized as an employee benefit expense in the consolidated statement of operations in the periods during which the related services were rendered.

Defined Benefit Plans

The Company recognizes the overfunded or underfunded status of each of its defined benefit plans as an asset or liability on its consolidated balance sheets. The obligations are generally measured at the actuarial present value of all benefits attributable to employee service rendered, as provided by the applicable benefit formula. The estimates of the obligation and related expense of these plans recorded in the financial statements are based on certain assumptions. The most significant assumptions relate to discount rate and expected return on plan assets. Other assumptions used may include employee demographic factors such as compensation rate increases, retirement patterns, expected employee turnover and participant mortality rates. The difference between these assumptions and actual experience results in the recognition of an asset or liability based upon a net actuarial (gain) / loss. If the total net actuarial (gain) / loss included in accumulated other comprehensive income / (loss) exceeds a threshold of 10% of the greater of the projected benefit obligation or the market related value of plan assets, it is subject to amortization and recorded as a component of net periodic pension cost over the average remaining service lives of the employees participating in the pension plan. Net periodic benefit costs are recognized in the consolidated statement of operations.

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Share-Based Compensation

The Company has adopted several equity award plans which authorize the granting of options, restricted shares, restricted stock units and other forms of equity awards of the Company’s ordinary shares, subject to certain conditions.

The Company grants awards with the following features:

•	Time-based restricted stock and restricted stock unit awards (including, in certain foreign jurisdictions, cash-settled restricted stock unit awards, which are recorded as a liability);

•	Performance-based restricted stock unit awards measured against performance-based targets defined by the Company, including, but not limited to, total shareholder return metrics and R&D milestones, as defined by the Company; and

•	Non-qualified options to purchase outstanding shares.

The Company recognizes share-based compensation expense for granted awards over the applicable vesting period.

Cash-settled performance-based awards are recorded as a liability. These cash-settled performance-based awards were measured against pre-established total shareholder returns metrics.

Restructuring Costs

The Company records liabilities for costs associated with exit or disposal activities in the period in which the liability is incurred. In accordance with existing benefit arrangements, employee severance costs are accrued when the restructuring actions are probable and estimable. Costs for one-time termination benefits in which the employee is required to render service until termination in order to receive the benefits are recognized ratably over the future service period. The Company also incurs costs with contract terminations and costs of transferring products as part of restructuring activities. Refer to “NOTE 21 — Business Restructuring Charges” for more information.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, which states that a lessee should recognize the assets and liabilities that arise from leases. This update is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. As of the January 1, 2019 transition date, the right of use (“ROU”) asset and liability were less than 1.0% and less than 2.0% of total Company assets and liabilities, respectively.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU requires the measurement of all expected credit losses for financial assets including trade receivables held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early application will be permitted for all organizations for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company evaluated the impact of this pronouncement and concluded that the guidance is not expected to have a material impact on our financial position and results of operations.

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In March 2017, the FASB issued ASU No. 2017-08, Receivables—Nonrefundable Fees and Other Costs (Subtopic 310-20), Premium Amortization on Purchased Callable Debt Securities. The ASU shortens the amortization period for certain callable debt securities held at a premium and requires the premium to be amortized to the earliest call date, but does not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. The amendments are effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods. Entities are required to apply the amendments on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The entity is required to provide disclosures about a change in accounting principle in the period of adoption. The Company evaluated the impact of these amendments and the guidance is not expected to have a material impact on our financial position and results of operations.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40), relating to a customer's accounting for implementation, set-up, and other upfront costs incurred in a cloud computing arrangement that is hosted by a vendor (i.e., a service contract). Under the new guidance, a customer will apply the same criteria for capitalizing implementation costs as it would for an arrangement that has a software license.  The new guidance also prescribes the balance sheet, income statement, and cash flow classification of the capitalized implementation costs and related amortization expense, and requires additional quantitative and qualitative disclosures. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early application is permitted.  The Company can choose to adopt the new guidance (1) prospectively to eligible costs incurred on or after the date this guidance is first applied or (2) retrospectively. The Company is evaluating the impact, if any, that this pronouncement will have on our financial position and results of operations.

In August 2018, the FASB issued ASU No. 2018-14, Compensation - Retirement Benefits - Defined Benefit Plans - General (Subtopic 715-20) – Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans, which amends ASC 715 to add, remove, and clarify disclosure requirements related to defined benefit pension and other postretirement plans. The revisions to the disclosure requirements affect only the year-end financial statements of plan sponsors, as there are no changes related to interim financial statements. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early application is permitted.  The ASU provisions will be applied on a retrospective basis to all periods presented.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which removes, adds and modifies certain disclosure requirements for fair value measurements in Topic 820. The Company will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, and the valuation processes of Level 3 fair value measurements. However, the Company will be required to additionally disclose the changes in unrealized gains and losses included in other comprehensive income for recurring Level 3 fair value measurements, and the range and weighted average of assumptions used to develop significant unobservable inputs for Level 3 fair value measurements. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019.  The amendments relating to additional disclosure requirements will be applied prospectively for only the most recent interim or annual period presented in the initial year of adoption. All other amendments will be applied retrospectively to all periods presented upon their effective date. The Company is permitted to early adopt either the entire ASU or only the provisions that eliminate or modify the requirements.

NOTE 4 — Business Developments

2018 Significant Business Developments

The following are the significant transactions that were completed or announced in the year ended December 31, 2018.

Licenses and Asset Acquisitions

Bonti, Inc.

On October 24, 2018, the Company acquired Bonti, Inc. (“Bonti”), a privately held clinical-stage biotechnology company focused on the development and commercialization of novel, fast-acting neurotoxin programs for aesthetic and therapeutic applications, for $195.0 million upfront plus contingent consideration of up to $90.0 million which may be recorded if the corresponding events become probable. The transaction was accounted for as an asset acquisition as the purchase primarily related to one asset. The aggregate upfront expense of $196.6 million was recorded as a component of R&D expense in the year ended December 31, 2018.

Elastagen Pty Ltd

On April 6, 2018, the Company completed the acquisition of Elastagen Pty Ltd, a clinical stage medical company developing medical and cosmetic treatments including recombinant human tropoelastin, the precursor of elastin, which will be combined with Allergan's existing fillers product lines. The transaction was accounted for as an asset acquisition as the purchase primarily related to one asset. The aggregate upfront expense of $96.1 million was recorded as a component of R&D expense during the year ended December 31, 2018. Under the terms of the agreement, Elastagen Pty Ltd is eligible to receive additional contingent consideration of up to $165.0 million which may be recorded if the corresponding events become probable.

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Repros Therapeutics, Inc.

On January 31, 2018, the Company completed the acquisition of Repros Therapeutics, Inc., which was accounted for as an asset acquisition as the purchase primarily related to one asset. The aggregate upfront expense of $33.2 million was recorded as a component of R&D expense during the year ended December 31, 2018.

Divestitures

Aclaris Therapeutics, Inc.

On November 30, 2018, the Company divested Rhofade® to Aclaris Therapeutics, Inc. Under the terms of the agreement, the purchase price included an upfront cash payment, a potential development milestone payment for an additional dermatology product, and tiered payments based on annual net sales of Rhofade®, which have a fair value estimated to be $50.3 million. As a result of this transaction, the Company recorded a net loss of $266.2 million which is included as a component of “Asset sales and impairments, net”.

Almirall, S.A.

On September 20, 2018, the Company completed the sale of five medical dermatology products (Aczone®, Tazorac®, Azelex®, Cordran® Tape and Seysara™) in the U.S. to Almirall, S.A. Allergan concluded that these assets constituted a business. As part of the sale, the Company received cash consideration of $550.0 million and is eligible to receive a contingent payment of up to an additional $100.0 million in the event that net sales of the divested products in a specified calendar year exceed a sales target, to which no fair value has been ascribed. As a result of this transaction, the Company recorded the following ($ in millions):

Purchase Price	$550.0

Assets sold
Intangible assets	$205.4
Goodwill	184.0
Other assets	31.0
Net assets sold	$420.4

Net gain included as a component of Other income / (expense), net	$129.6

2017 Significant Business Developments

The following are the significant transactions that were completed or announced in the year ended December 31, 2017.

Acquisitions

Keller Medical, Inc.

On June 23, 2017, the Company acquired Keller Medical, Inc. (“Keller”), a privately held medical device company and developer of the Keller Funnel® (the “Keller Acquisition”).  The Keller Acquisition combined the Keller Funnel®, a surgical device used in conjunction with breast implants, with the Company’s leading breast implants business.

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Zeltiq® Aesthetics, Inc.

On April 28, 2017, the Company acquired Zeltiq® Aesthetics, Inc. (“Zeltiq”) for an acquisition accounting purchase price of $2,405.4 million (the “Zeltiq Acquisition”). Zeltiq was focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform (Coolsculpting®). The Zeltiq Acquisition combined Zeltiq’s body contouring business with the Company’s leading portfolio of medical aesthetics.

Assets Acquired and Liabilities Assumed at Fair Value

The Zeltiq Acquisition has been accounted for using the acquisition method of accounting. This method requires that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the acquisition date and reflects purchase accounting adjustments subsequent to the acquisition date ($ in millions):

Final Valuation as of December 31, 2018
Cash and cash equivalents	$36.7
Accounts receivable	47.0
Inventories	59.3
Property, plant and equipment	12.4
Intangible assets	1,185.0
Goodwill	1,211.6
Other assets	17.1
Accounts payable and accrued expenses	(104.6)
Deferred revenue	(10.6)
Deferred taxes, net	(47.2)
Other liabilities	(1.3)
Net assets acquired	$2,405.4

IPR&D and Intangible Assets

The estimated fair value of the intangible assets, including customer relationships, was determined using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of those asset valuations include the estimated net cash flows for each year for each asset or product (including net revenues, cost of sales, R&D costs, selling and marketing costs, other allocated costs, and working capital/contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, the potential regulatory and commercial success risks, competitive trends impacting the asset and each cash flow stream. This technique is referred to herein as the “IPR&D and Intangible Asset Valuation Technique.”

The fair value of the intangible assets acquired in the Zeltiq Acquisition was determined using the IPR&D and Intangible Asset Valuation Technique. The discount rate used to arrive at the present value for these acquired intangible assets ranged from 10.0% to 11.0% to reflect the internal rate of return and incremental commercial uncertainty in the cash flow projections. The discount rate of the Zeltiq Acquisition was driven by the life-cycle stage of the products and the therapeutic indication. For these and other reasons, actual results may vary significantly from estimated results.

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The following table identifies the summarized amounts recognized and the weighted average useful lives using the economic benefit of intangible assets ($ in millions):

	Amount recognized as of the acquisition date	Weighted average useful lives (years)
Definite Lived Assets
Consumables	$985.0	6.7
System	43.0	3.7
Total CMP	1,028.0
Customer Relationships	157.0	6.6
Total Definite Lived Assets	$1,185.0

Goodwill

Among the reasons the Company acquired Zeltiq and the factors that contributed to the recognition of goodwill was the expansion of the Company’s leading medical aesthetics portfolio.  Goodwill from the Zeltiq Acquisition of $954.7 million was assigned to the US Specialized Therapeutic segment and goodwill of $256.9 million was assigned to the International segment and is non-deductible for tax purposes.

Inventories

The fair value of inventories acquired included an acquisition accounting fair market value step-up of $22.9 million which was recognized as a component of cost of sales as the inventory acquired was sold to the Company’s customers in the year ended December 31, 2017.

Deferred Tax Liabilities

Deferred tax liabilities result from identifiable intangible assets’ fair value adjustments. These adjustments create excess book basis over tax basis which is tax-effected by the statutory tax rates of applicable jurisdictions.

LifeCell Corporation

On February 1, 2017, the Company acquired LifeCell Corporation (“LifeCell”), a regenerative medicine company, for an acquisition accounting price of $2,883.1 million (the “LifeCell Acquisition”). The LifeCell Acquisition combined LifeCell's novel, regenerative medicines business, including its high-quality and durable portfolio of dermal matrix products with the Company's leading portfolio of medical aesthetic products, breast implants and tissue expanders. The LifeCell Acquisition expanded the Company’s medical aesthetics portfolio by adding Alloderm® and Strattice®.

Assets Acquired and Liabilities Assumed at Fair Value

The LifeCell Acquisition has been accounted for using the acquisition method of accounting.

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The following table summarizes the fair values of the assets acquired and liabilities assumed at the acquisition date and reflects purchase accounting adjustments subsequent to the acquisition date ($ in millions):

Final Valuation
Cash and cash equivalents	$8.7
Accounts receivable	50.8
Inventories	175.4
Property, plant and equipment, net	53.7
Currently marketed products ("CMP") intangible assets	2,010.0
In-process research and development ("IPR&D") intangible assets	10.0
Goodwill	1,449.1
Accounts payable and accrued expenses	(149.6)
Deferred tax liabilities, net	(746.2)
Other	21.2
Net assets acquired	$2,883.1

IPR&D and Intangible Assets

The fair value of the acquired intangible assets was determined using the IPR&D and Intangible Asset Valuation Technique. The discount rate used to arrive at the present value for these acquired intangible assets was 7.5% to reflect the internal rate of return and incremental commercial uncertainty in the cash flow projections in the LifeCell Acquisition. The discount rate of the LifeCell Acquisition was driven by the life-cycle stage of the products including, the advanced nature of IPR&D projects and the therapeutic indication. For these and other reasons, actual results may vary significantly from estimated results.

The following table identifies the summarized amounts recognized and the weighted average useful lives using the economic benefit of intangible assets ($ in millions):

	Amount recognized as of the acquisition date	Weighted average useful lives (years)
Definite lived assets
Alloderm®	$1,385.0	6.9
Revolve®	80.0	7.1
Strattice®	320.0	5.1
Artia®	115.0	8.8
Other	10.0	2.8
Total CMP	1,910.0
Customer Relationships	100.0	6.3
Total definite lived assets	2,010.0
In-process research and development
Other	10.0
Total IPR&D	10.0
Total intangible assets	$2,020.0

Goodwill

Among the reasons the Company acquired LifeCell and the factors that contributed to the recognition of goodwill was the expansion of the Company’s leading medical aesthetic portfolio.  Goodwill from the LifeCell Acquisition of $1,449.1 million was assigned to the US Specialized Therapeutic segment and is non-deductible for tax purposes.

Inventories

The fair value of inventories acquired included an acquisition accounting fair market value step-up of $108.4 million which was recognized as a component of cost of sales as the inventory acquired was sold to the Company’s customers in the year ended December 31, 2017, excluding currency impact.

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Deferred Tax Liabilities

Deferred tax liabilities result from identifiable intangible assets’ fair value adjustments. These adjustments create excess book basis over tax basis which is tax-effected by the statutory tax rates of applicable jurisdictions.

Licenses and Other Transactions Accounted for as Asset Acquisitions

Lyndra, Inc.

On July 31, 2017, the Company entered into a collaboration, option and license agreement with Lyndra, Inc. (“Lyndra”) to develop orally administered ultra-long-acting (once-weekly) products for the treatment of Alzheimer’s disease and an additional, unspecified indication. The total upfront payment of $15.0 million was included as a component of R&D expense in the year ended December 31, 2017. The Company concluded based on the stage of development of the assets, the lack of acquired employees and manufacturing, as well as the lack of certain other inputs and processes, that the transaction did not qualify as a business. The future option exercise payments, if any, and any future success based milestones relating to the licensed products of up to $85.0 million will be recorded if the corresponding events become probable.

Editas Medicine, Inc.

On March 14, 2017, the Company entered into a strategic alliance and option agreement with Editas Medicine, Inc. (“Editas”) for access to early stage, first-in-class eye care programs. Pursuant to the agreement, Allergan made an upfront payment of $90.0 million for the right to license up to five of Editas’ gene-editing programs in eye care, including its lead program for Leber Congenital Amaurosis (“LCA”). Under the terms of the agreement, if an option is exercised, Editas is eligible to receive contingent research and development and commercial milestones plus royalties based on net sales. The Company concluded based on the stage of development of the assets, the lack of acquired employees and manufacturing, as well as the lack of certain other inputs and processes, that the transaction did not qualify as a business. The total upfront payment of $90.0 million was included as a component of R&D expense in the year ended December 31, 2017. The future option exercise payments, if any, and any future success based milestones relating to the licensed products will be recorded if the corresponding events become probable.

In the year ended December 31, 2018, the Company exercised a $15.0 million option to develop and commercialize EDIT-101 globally for the treatment of LCA10 which was included as a component of R&D expense. Additionally, Editas has exercised its option to co-develop and share equally in the profits and losses from EDIT-101 in the United States. Editas received an additional $25.0 million milestone, which was included as a component as R&D expense in the year ended December 31, 2018, as the FDA accepted the investigational new drug application for EDIT-101.

Assembly Biosciences, Inc.

On January 9, 2017, the Company entered into a licensing agreement with Assembly Biosciences, Inc. (“Assembly”) for the worldwide rights to Assembly’s microbiome gastrointestinal development programs. Under the terms of the agreement, the Company made an upfront payment to Assembly of $50.0 million for the exclusive, worldwide rights to develop and commercialize certain development compounds. Additionally, Assembly will be eligible to receive success-based development and commercial milestone payments plus royalties based on net sales. The Company and Assembly will generally share development costs through proof-of-concept (“POC”) studies, and Allergan will assume all post-POC development costs. The Company concluded based on the stage of development of the assets, the lack of acquired employees and manufacturing as well as the lack of certain other inputs and processes that the transaction did not qualify as a business. The total upfront payment of $50.0 million was included as a component of R&D expense in the year ended December 31, 2017 and the future success based milestone payments of up to $2,771.0 million, including amounts for additional development programs not committed to as of December 31, 2017, will be recorded if the corresponding events become probable.

Lysosomal Therapeutics, Inc.

On January 9, 2017, the Company entered into a definitive agreement for the option to acquire Lysosomal Therapeutics, Inc. (“LTI”). LTI is focused on innovative small-molecule research and development in the field of neurodegeneration, yielding new treatment options for patients with severe neurological diseases. Under the agreement, Allergan acquired an option right directly from LTI shareholders to acquire LTI for $150.0 million plus future milestone payments following completion of a Phase Ib trial for LTI-291 as well as an upfront research and development payment. The Company concluded based on the stage of development of the assets, the lack of acquired employees and manufacturing, as well as the lack of certain other inputs and processes, that the transaction did not qualify as a business. The aggregate upfront payment of $145.0 million was recorded as a component of R&D expense in the year ended December 31, 2017. The Company did not exercise its option and on January 2, 2019, the option agreement with LTI was terminated.

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Other Transactions

Saint Regis Mohawk Tribe

On September 8, 2017, the Company entered into an agreement with the Saint Regis Mohawk Tribe, under which the Saint Regis Mohawk Tribe obtained the rights to Orange Book-listed patents covering Restasis® (Cyclosporine Ophthalmic Emulsion) 0.05%, and the Company was granted exclusive licenses under the patents related to the product. Pursuant to the agreement, the Company paid the Saint Regis Mohawk Tribe an upfront payment of $13.8 million, which was recorded as a component of cost of sales in the year ended December 31, 2017. Additionally, the Saint Regis Mohawk Tribe will be eligible to receive up to $15.0 million in annual royalties starting in 2018, during the period that certain patent claims remain in effect.

2016 Significant Business Developments

The following are the significant transactions that were completed in the year ended December 31, 2016. Refer to “NOTE 7 — Discontinued Operations” for material divestitures that were completed into during the year ended December 31, 2016.

Acquisitions

Tobira Therapeutics, Inc.

On November 1, 2016, the Company acquired Tobira Therapeutics, Inc. (“Tobira”), a clinical-stage biopharmaceutical company focused on developing and commercializing therapies for non-alcoholic steatohepatitis (“NASH”) and other liver diseases for an acquisition accounting purchase price of $570.1 million, plus contingent consideration of up to $49.84 per share in contingent value rights (“CVR”), or up to $1,101.3 million, that may be payable based on the successful completion of certain development, regulatory and commercial milestones (the “Tobira Acquisition”), of which $303.1 million was paid in the year ended December 31, 2017 for the initiation of Phase III clinical trials. The CVR had an acquisition date fair value of $479.0 million. The Tobira Acquisition added Cenicriviroc, a differentiated, complementary development program for the treatment of the multi-factorial elements of NASH, including inflammation, metabolic syndromes and fibrosis, to Allergan's global gastroenterology R&D pipeline.

Assets Acquired and Liabilities Assumed at Fair Value

The transaction has been accounted for using the acquisition method of accounting.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the acquisition date ($ in millions):

Final Valuation
Cash and cash equivalents	$21.3
IPR&D intangible assets	1,357.0
Goodwill	98.6
Indebtedness	(15.9)
Contingent consideration	(479.0)
Deferred tax liabilities, net	(381.8)
Other assets and liabilities	(30.1)
Net assets acquired	$570.1

IPR&D and Intangible Assets

The fair value of the IPR&D intangible assets was determined using the IPR&D and Intangible Asset Valuation Technique. The discount rate used to arrive at the present value for IPR&D intangible assets was 11.5% to reflect the internal rate of return and incremental commercial uncertainty in the cash flow projections. The discount rate of the acquisition was driven by the stage of the product and the therapeutic indication. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results.

Goodwill

Among the reasons the Company acquired Tobira and the factors that contributed to the recognition of goodwill was the expansion of the Company’s pipeline of NASH products.  Goodwill from the Tobira Acquisition of $98.6 million was assigned to the US General Medicine segment and is non-deductible for tax purposes.

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Contingent Consideration

As part of the acquisition, the Company is required to pay the former shareholders of Tobira up to $1,101.3 million, of which $303.1 million was paid in the year ended December 31, 2017, based on the timing of the certain development, regulatory and commercial milestones, if any. At the time of the acquisition, the Company estimated the fair value of the contingent consideration to be $479.0 million using a probability weighted average approach that considered the possible outcomes of scenarios related to the specified product.

Deferred Tax Liabilities

Deferred tax liabilities result from identifiable intangible assets’ fair value adjustments. These adjustments create excess book basis over tax basis which is tax-effected by the statutory tax rates of applicable jurisdictions.

Vitae Pharmaceuticals, Inc.

On October 25, 2016, the Company acquired Vitae Pharmaceuticals, Inc. (“Vitae”), a clinical-stage biotechnology company, for an acquisition accounting purchase price of $621.4 million (the “Vitae Acquisition”). At the time of the transaction, the Vitae Acquisition was anticipated to expand Allergan’s dermatology product pipeline with the addition of a Phase II orally active RORyt (retinoic acid receptor-related orphan receptor gamma) inhibitor for the potential treatment of psoriasis and other autoimmune disorders, and a Phase II atopic dermatitis drug candidate.

Assets Acquired and Liabilities Assumed at Fair Value

The transaction has been accounted for using the acquisition method of accounting.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the acquisition date ($ in millions):

Final Valuation
Cash and cash equivalents	$44.7
Marketable securities	20.2
Property, plant and equipment, net	5.0
IPR&D intangible assets	686.0
Assets held for sale	22.5
Goodwill	30.6
Other assets and liabilities	(20.7)
Deferred tax liabilities, net	(166.9)
Net assets acquired	$621.4

IPR&D and Intangible Assets

The fair value of the IPR&D intangible assets was determined using the IPR&D and Intangible Asset Valuation Technique. The discount rate used to arrive at the present value for IPR&D intangible assets was 9.5% to reflect the internal rate of return and incremental commercial uncertainty in the cash flow projections. The discount rate of the acquisition was driven by the stage of the product and the therapeutic indication. Refer to “NOTE 15 – Goodwill, Product Rights and Other Intangible Assets” for impairments of the acquired assets.

Goodwill

Among the reasons the Company acquired Vitae and the factors that contributed to the recognition of goodwill was the expansion of the Company’s pipeline of dermatology products.  Goodwill from the Vitae Acquisition of $30.6 million was assigned to the US Specialized Therapeutic segment and is non-deductible for tax purposes.

Deferred Tax Liabilities

Deferred tax liabilities result from identifiable intangible assets’ fair value adjustments. These adjustments create excess book basis over tax basis which is tax-effected by the statutory tax rates of applicable jurisdictions.

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Assets Held for Sale

The Company held for sale certain intangible assets acquired as part of the Vitae Acquisition.  These assets had an acquisition accounting value of $22.5 million. In the year ended December 31, 2017, the Company sold these assets for $22.5 million.

ForSight VISION5, Inc.

On September 23, 2016, the Company acquired ForSight VISION5, Inc. (“ForSight”), a privately held, clinical-stage biotechnology company focused on eye care, in an all cash transaction of approximately $95.0 million (the “ForSight Acquisition”). Under the terms of the ForSight Acquisition, the Company acquired ForSight for an acquisition accounting purchase price of $74.5 million plus the payment of outstanding indebtedness of $14.8 million and other miscellaneous charges. ForSight shareholders are eligible to receive contingent consideration of up to $125.0 million, which had an initial estimated fair value of $79.8 million, relating to commercialization milestones. The Company acquired ForSight for its lead development program, a peri-ocular ring designed for extended drug delivery and reducing elevated intraocular pressure (“IOP”) in glaucoma patients.

Assets Acquired and Liabilities Assumed at Fair Value

The transaction has been accounted for using the acquisition method of accounting.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the acquisition date ($ in millions):

Final Valuation
Cash and cash equivalents	$1.0
IPR&D intangible assets	158.0
Goodwill	50.5
Current liabilities	(14.8)
Contingent consideration	(79.8)
Deferred tax liabilities, net	(37.2)
Other assets and liabilities	(3.2)
Net assets acquired	$74.5

IPR&D and Intangible Assets

The fair value of the IPR&D intangible assets was determined using the IPR&D and Intangible Asset Valuation Technique. The discount rate used to arrive at the present value for IPR&D intangible assets was 13.0% to reflect the internal rate of return and incremental commercial uncertainty in the cash flow projections. The discount rate of the acquisition was driven by the early stage of the product and the therapeutic indication. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results.

Goodwill

Among the reasons the Company acquired ForSight and the factors that contributed to the recognition of goodwill was the expansion of the Company’s pipeline of eye care products. Goodwill from the ForSight Acquisition of $50.5 million was assigned to the US Specialized Therapeutics segment and is non-deductible for tax purposes.

Contingent Consideration

As part of the acquisition, the Company is required to pay the former shareholders of ForSight up to $125.0 million based on the timing of the first commercial sale, if any. The Company estimated the fair value of the contingent consideration to be $79.8 million using a probability weighted average approach that considered the possible outcomes of scenarios related to the specified product. In the year ended December 31, 2016, the Company recognized approximately $33.0 million in impairments of the acquired ForSight IPR&D asset as the Company anticipated a delay in potential launch timing, if any.  Offsetting this impairment was a corresponding reduction of acquired contingent consideration of $15.0 million, which reduced overall R&D expenses.

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Deferred Tax Liabilities

Deferred tax liabilities result from identifiable intangible assets’ fair value adjustments. These adjustments create excess book basis over tax basis which is tax-effected by the statutory tax rates of applicable jurisdictions.

Licenses and Asset Acquisitions

Motus Therapeutics, Inc.

On December 15, 2016, the Company acquired Motus Therapeutics, Inc. (“Motus”) for an upfront payment of approximately $200.0 million (the “Motus Transaction”).  Motus has the worldwide rights to RM-131 (relamorelin), a peptide ghrelin agonist being developed for the treatment of diabetic gastroparesis.  Under the terms of the Motus Transaction, Motus shareholders are eligible to receive contingent consideration in connection with the commercial launch of the product. The Company concluded based on the stage of development of the assets, the lack of acquired employees as well as certain other inputs and processes that the transaction did not qualify as a business. The total upfront net payment of $199.5 million was included as a component of R&D expense in the year ended December 31, 2016 and the future milestone will be recorded if the corresponding event becomes probable.

Chase Pharmaceuticals Corporation

On November 22, 2016, the Company acquired Chase Pharmaceuticals Corporation (“Chase”), a clinical-stage biopharmaceutical company focused on the development of improved treatments for neurodegenerative disorders including Alzheimer's disease, for an upfront payment of approximately $125.0 million plus potential regulatory and commercial milestones of up to $875.0 million related to Chase's lead compound, CPC-201, and certain backup compounds (the “Chase Transaction”). The Company concluded based on the stage of development of the assets, the lack of acquired employees as well as certain other inputs and processes that the Chase Transaction did not qualify as a business. The total upfront net payment of $122.9 million was expensed as a component of R&D expense in the year ended December 31, 2016 and the future milestones will be recorded if the corresponding events become probable. In the year ended December 31, 2018, milestone payments of $75.0 million were included as a component of R&D expense.

AstraZeneca plc License

On October 2, 2016, the Company entered into a licensing agreement with MedImmune, AstraZeneca plc's (“AstraZeneca”) global biologics research and development arm, for the global rights to brazikumab (the “AstraZeneca Transaction”). Brazikumab is an anti-IL-23 monoclonal antibody for the treatment of patients with moderate-to-severe Crohn's disease and was Phase II ready for ulcerative colitis and other conditions treated with anti-IL-23 monoclonal antibodies.  Under the terms of the AstraZeneca Transaction, AstraZeneca received $250.0 million for the exclusive, worldwide license to develop and commercialize brazikumab and can receive contingent consideration of up to $1.27 billion (as of the time of the transaction), as well as tiered royalties on sales of the product. The Company concluded based on the stage of development of the assets, the lack of acquired employees and manufacturing as well as certain other inputs and processes that the transaction did not qualify as a business. The total upfront payment of $250.0 million was included as a component of R&D expense in the year ended December 31, 2016 and the future milestones will be recorded if the corresponding events become probable. In the year ended December 31, 2018, milestones of $90.0 million, related to the probable initiation of clinical studies, were expensed as a component of R&D expense.

RetroSense Therapeutics, LLC

On September 6, 2016, the Company acquired certain assets of RetroSense Therapeutics LLC (“RetroSense”), a private, clinical-stage biotechnology company focused on novel gene therapy approaches to restore vision in patients suffering from blindness (the “RetroSense Transaction”). Under the terms of the RetroSense Transaction, RetroSense received approximately $60.0 million upfront, and is eligible to receive up to $495.0 million in contingent regulatory and commercialization milestone payments related to its lead development program, RST-001, a novel gene therapy for the treatment of retinitis pigmentosa. The Company concluded based on the stage of development of the assets, the lack of acquired employees as well as certain other inputs and processes that the RetroSense Transaction did not qualify as a business.  The total upfront net payment of $59.7 million was included as a component of R&D expense in the year ended December 31, 2016 and the future milestones will be recorded if the corresponding events become probable.

Akarna Therapeutics, Ltd.

On August 26, 2016, the Company acquired Akarna Therapeutics, Ltd. (“Akarna”), a biopharmaceutical company developing novel small molecule therapeutics that target inflammatory and fibrotic diseases (the “Akarna Transaction”). Under the terms of the Akarna Transaction, Akarna shareholders received approximately $50.0 million upfront and were eligible to receive contingent development and commercialization milestones of up to $1,015.0 million. The Company concluded based on the stage of development of the assets as well as a lack of certain other inputs and processes that the Akarna Transaction did not qualify as a business.  The total upfront net payment of $48.2 million was included as a component of R&D expense in the year ended December 31, 2016 and the future milestones will be recorded if the corresponding events become probable. In the year ended December 31, 2017, a milestone of $39.6 million, related to the initiation of a clinical study, was included as a component of R&D expense.

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Topokine Therapeutics, Inc.

On April 21, 2016, the Company acquired Topokine Therapeutics, Inc. (“Topokine”), a privately held, clinical-stage biotechnology company focused on development stage topical medicines for fat reduction (the “Topokine Transaction”). Under the terms of the Topokine Transaction, Topokine shareholders received an upfront payment of $85.8 million and are eligible to receive contingent development and commercialization milestones of up to $260.0 million for XAF5, a first-in-class topical agent in development for the treatment of steatoblepharon, also known as undereye bags. The Company concluded based on the stage of development of the assets, the lack of acquired employees as well as certain other inputs and processes that the Topokine Transaction did not qualify as a business. The total upfront net payment of approximately $85.0 million was included as a component of R&D expense in the year ended December 31, 2016 and the future milestones will be recorded if the corresponding events become probable.

Heptares Therapeutics, Ltd.

On April 6, 2016, the Company entered into an agreement with Heptares Therapeutics, Ltd. (“Heptares”), under which the Company licensed exclusive global rights to a portfolio of novel subtype-selective muscarinic receptor agonists in development for the treatment of major neurological disorders, including Alzheimer's disease (the “Heptares Transaction”). Under the terms of the Heptares Transaction, Heptares received an upfront payment of $125.0 million and is eligible to receive contingent milestone payments of up to approximately $665.0 million upon successful Phase I, II and III clinical development and launch of the first three licensed compounds for multiple indications and up to approximately $2.575 billion associated with achieving certain annual sales thresholds during the several years following launch. In addition, Heptares was eligible to receive contingent tiered royalties on net sales of all products resulting from the partnership. The Company concluded based on the stage of development of the assets, the lack of acquired employees as well as certain other inputs and processes that the Heptares Transaction did not qualify as a business. The total upfront payment of $125.0 million was included as a component of R&D expense in the year ended December 31, 2016 and the future milestones will be recorded if the events become probable. In the year ended December 31, 2017, a milestone of $15.0 million, related to the initiation of a clinical study, was included as a component of R&D expense.

Anterios, Inc.

On January 6, 2016, the Company acquired Anterios, Inc. (“Anterios”), a clinical stage biopharmaceutical company developing a next generation delivery system and botulinum toxin-based prescription products (“the Anterios Transaction”). Under the terms of the Anterios Transaction, Anterios shareholders received an upfront net payment of approximately $90.0 million and are eligible to receive contingent development and commercialization milestone payments up to $387.5 million related to an investigational topical formulation of botulinum toxin type A in development for the potential treatment of hyperhidrosis, acne, and crow’s feet lines and the related NDS™, Anterios' proprietary platform delivery technology that enables local, targeted delivery of neurotoxins through the skin without the need for injections.  The Company concluded based on the stage of development of the assets, the lack of acquired employees as well as certain other inputs and processes that the Anterios Transaction did not qualify as a business.  The total upfront net payment of $89.2 million was included as a component of R&D expense in the year ended December 31, 2016 and the future milestones will be recorded if the corresponding events become probable.

NOTE 5 — Assets Held for Sale

The following represents the assets held for sale ($ in millions):

	December 31,	December 31,
	2018	2017
Assets held for sale:
Inventories	$34.0	$-
Property, plant and equipment, net	32.8	53.0
Product rights and other intangibles	849.4	15.8
Goodwill	-	12.8
Total assets held for sale	$916.2	$81.6

As of December 31, 2018, Allergan concluded that its Anti-Infectives business met the criteria for held for sale based on management’s intent and ability to divest the business within the next twelve months.  As a result of this decision, Allergan impaired the business assets by $771.7 million, including goodwill of $622.0 million, based on the expected aggregate fair value to be received of approximately $885.0 million. Upon the sale of the business, Allergan would only recognize the upfront proceeds received in exchange for the assets disposed, which may result in further potential write downs as of the date of sale. If contingent consideration is part of the aggregate fair value received, the Company would recognize any future benefits in “other income / (expense)” as the contingent portion of the divestiture is earned.

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As of December 31, 2017, assets held for sale principally consisted of facilities no longer in use and certain product rights and other intangibles and goodwill.

NOTE 6 — Collaborations

The Company has ongoing transactions with other entities through collaboration agreements. The following represent the material collaboration agreements impacting the years ended December 31, 2018, 2017 and 2016.

Ironwood Collaboration

In September 2007, Forest entered into a collaboration agreement with Ironwood Pharmaceuticals (“Ironwood”) to jointly develop and commercialize Linzess® (linaclotide) for the treatment of irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC). Under the terms of the agreement, the Company shares equally with Ironwood all profits and losses (as defined) from the development and commercialization of Linzess in the U.S. In addition, the Company expanded this agreement to cover the acquired Constella rights internationally.

The agreement included contingent milestone payments as well as a contingent equity investment based on the achievement of specific clinical and commercial milestones. The Company may be obligated to pay up to an additional $100.0 million if certain sales milestones are achieved.

Based on the nature of the arrangement (including its contractual terms), the nature of the payments and applicable guidance, the Company records receipts from and payments to Ironwood in two pools: the “Development pool” which consists of R&D expenses, and the “Commercialization pool,” which consists of revenue, cost of sales and other operating expenses. The net payment to or receipt from Ironwood for the Development pool is recorded in R&D expense and the net payment to or receipt from Ironwood for the Commercialization pool is recorded in cost of goods sold. In the year ended December 31, 2018, the Company recorded a $29.9 million Linzess® profit share true-up in cost of sales.

Amgen Collaboration

In December 2011, we entered into a collaboration agreement with Amgen Inc. (“Amgen”) to develop and commercialize, on a worldwide basis, biosimilar versions of Herceptin®, Avastin®, Rituxan/Mab Thera®, and Erbitux® (the “Amgen Collaboration Agreement”). Amgen has assumed primary responsibility for developing, manufacturing and initially commercializing the oncology antibody products.

In addition, we will contribute our significant expertise in the commercialization and marketing of products in highly competitive specialty markets, including helping effectively manage the lifecycle of the biosimilar products. The collaboration products are expected to be sold under a joint Amgen/Allergan label. We will initially receive royalties and sales milestones from product revenues. The collaboration will not pursue biosimilars of Amgen’s proprietary products.  In the year ended December 31, 2017, the FDA approved MVASI ™, a biosimilar of Avastin, for the treatment of five types of cancer.  As a result of the approval, the Company can achieve certain commercial and sales based milestones and receive royalties based on the net sales of the product.  In the year ended December 31, 2018, the Company recorded $25.0 million in milestone revenue as a result of the anticipated product launch of MVASI™ during the 2019 fiscal year. Additionally, in the year ended December 31, 2018, the European Commission granted marketing authorization for MVASI ™ and KANJINTI™, both biosimilars of Herceptin.

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NOTE 7 — Discontinued Operations

Global Generics Business

On July 27, 2015, the Company announced that it entered into the Teva Transaction, which closed on August 2, 2016. On October 3, 2016, the Company completed the divestiture of the Anda Distribution business to Teva for $500.0 million. The Company recognized a combined gain on the sale of the Anda Distribution business and the sale of the global generics business of $15,932.2 million in the twelve months ended December 31, 2016.

In October 2016, pursuant to our agreement with Teva, Teva provided the Company with its proposed estimated adjustment to the closing date working capital balance.  The Company disagreed with Teva’s proposed adjustment, and, pursuant to our agreement with Teva, each of the Company’s and Teva’s proposed adjustments were submitted to arbitration (“Working Capital Arbitration”) to determine the working capital amount in accordance with GAAP as applied by the Company consistent with past practice. On January 31, 2018, Allergan plc and Teva entered into a Settlement Agreement and Mutual Releases (the “Agreement”). The Agreement provides that the Company will make a one-time payment of $700.0 million to Teva which was paid in the year ended December 31, 2018; the Company and Teva will jointly dismiss their working capital dispute arbitration, and the Company and Teva will release all actual or potential claims under the Master Purchase Agreement, dated July 26, 2015, by and between the Company and Teva, for breach of any representation, warranty, or covenant (other than any breach of a post-closing covenant not known as of the date of the Agreement). The Company recorded a pre-tax charge of $466.0 million as a component of other (expense) / income, net from discontinued operations relating to the settlement in the year ended December 31, 2017.

The Company notes the following reconciliation of the proceeds received in the combined transaction to the gain recognized in income from discontinued operations in 2016 ($ in millions):

Net cash proceeds received	$33,804.2
August 2, 2016 fair value of Teva shares	5,038.6
Total Proceeds	$38,842.8
Net assets sold to Teva, excluding cash	(12,487.7)
Other comprehensive income disposed	(1,544.8)
Deferral of proceeds relating to additional elements of agreements with Teva	(299.2)
Pre-tax gain on sale of generics business and Anda Distribution business	$24,511.1
Income taxes	(8,578.9)
Net gain on sale of generics business and Anda Distribution business	$15,932.2

The fair value of Teva Shares owned were recorded within “Marketable securities” on the Company’s Consolidated Balance Sheet. The closing August 2, 2016 Teva stock price discounted at a rate of 5.9 percent due to the lack of marketability was used to initially value the shares.

Teva Share Activity

During the year ended December 31, 2018, the Company recorded the following movements in its investment in Teva securities ("Teva Share Activity") ($ in millions except per share information):

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	Shares	Carrying Value per Share		Market Price		Proceeds Received	Value of Marketable Securities	Unrealized Gain / (Loss) as a Component of Other Comprehensive Income	Gain / (Loss) Recognized in Other Income/ (Expense), Net	Derivative Instrument (Liability)/ Asset	Retained Earnings
Teva securities as of December 31, 2017	95.9	$17.60		$18.95		n.a.	$1,817.7	$129.3	$-	$(62.9)	$-
Impact of ASU No. 2016-01 during the three months ended March 31, 2018	-	-		-		-	-	(129.3)	-	-	129.3
Settlement of initial accelerated share repurchase ("ASR"), net during the three months ended March 31, 2018(1)	(25.0)	18.95		16.53	(2)	413.3	(473.8)	-	2.5	62.9	-
Settlement of forward sale entered into during the three months ended March 31, 2018, net(3)	(25.0)	17.09		18.61	(4)	465.5	(427.3)	-	38.2	-	-
Open market sales during the twelve months ended December 31, 2018	(45.9)	n.a.	(5)	20.41		936.7	(916.6)	-	20.2	-	-
Teva securities as of and for the twelve months ended December 31, 2018	-	$-		$-		$1,815.5	$-	$-	$60.9	$-	$129.3

(1) In the year ended December 31, 2017, the Company recorded a $62.9 million loss on the fair value of the derivative for the forward sale of 25.0 million of Teva securities.  The ASR was settled on January 12, 2018 for $413.3 million.

(2) Market price represents average price over the life of the contract.  On the January 17, 2018 settlement date, the closing stock price of Teva securities was $21.48.

(3) On February 13, 2018, the Company entered into additional forward sale transactions under which we sold approximately 25.0 million Teva shares.  The value of the shares were based on the volume weighted average price of Teva shares plus a premium and settled during the year ended December 31, 2018. As a result of the transaction, the Company received 80% of the proceeds, or approximately $372.0 million on February 13, 2018.  The forward sale was settled on May 7, 2018 for total proceeds of $465.5 million.

(4) Market price represents average price over the life of the contract.  On the May 7, 2018 settlement date, the closing stock price of Teva securities was $18.62.

(5) Average carrying value per share was $19.97.

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During the year ended December 31, 2017, the Company recorded the following movements in its investment in Teva securities ($ in millions except per share information):

	Shares	Carrying Value per Share	Market Price	Discount	Movement in the Value of Marketable Securities	Unrealized Gain / (Loss) as a Component of Other Comprehensive Income	(Loss) / Gain Recognized in Other Income / (Expense), Net
Teva securities as of December 31, 2016	100.3	$53.39	$36.25	5.4%	$3,439.2	$(1,599.4)	$-
Other-than-temporary impairment recognized at March 31, 2017	100.3	32.09	32.09	4.9%	(378.6)	1,599.4	(1,978.0)
Other-than-temporary impairment recognized at September 30, 2017	100.3	17.60	17.60	0.0%	(1,295.5)	-	(1,295.5)
Sales during the twelve months ended December 31, 2017	(4.4)	n.a.	n.a.	0.0%	(76.7)	-	4.2
Other fair value movements in the twelve months ended December 31, 2017	95.9	17.60	18.95	0.0%	129.3	129.3	-
Teva securities as of and for the twelve months ended December 31, 2017	95.9	$17.60	$18.95	0.0%	$1,817.7	$129.3	$(3,269.3)

The Teva stock price was discounted due to the lack of marketability.

Financial results of the global generics business and the Anda Distribution business are presented as “(Loss) / income from discontinued operations, net of tax” on the Consolidated Statements of Operations for the years ended December 31, 2017 and 2016.

The following table presents key financial results of the global generics business and the Anda Distribution business included in “(Loss) / income from discontinued operations, net of tax” for the years ended December 31, 2017 and 2016 ($ in millions):

	Years Ended December 31,
	2017	2016
Net revenues	$-	$4,504.3
Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	-	2,798.3
Research and development	-	269.4
Selling and marketing	-	352.9
General and administrative	18.8	425.8
Amortization	-	4.8
Asset sales and impairments, net	1.2	-
Total operating expenses	20.0	3,851.2
Operating (loss) / income	(20.0)	653.1
Other (expense) / income, net	(470.4)	15,932.2
(Benefit) / provision for income taxes	(87.5)	670.8
(Loss) / income from discontinued operations, net of tax	$(402.9)	$15,914.5

The operating income reflects approximately seven months of operating activity of the Company’s former generics business and approximately nine months of operating activity of the Anda Distribution business in the year ended December 31, 2016. “Other (expense) / income, net” includes the gain on sale of the businesses to Teva.

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Depreciation and amortization was ceased upon the determination that the held for sale criteria were met, which were the announcement dates of the Teva Transaction and the divestiture of the Anda Distribution business. The depreciation, amortization and significant operating and investing non-cash items of the discontinued operations were as follows ($ in millions):

Year Ended December 31, 2016
Depreciation from discontinued operations	$2.1
Amortization from discontinued operations	4.8
Capital expenditures	85.3
Deferred income tax expense	6,038.5

NOTE 8 — Share-Based Compensation

The Company recognizes compensation expense for all share-based compensation awards made to employees and directors based on the fair value of the awards on the date of grant. A summary of the Company’s share-based compensation plans is presented below.

Option award plans require options to be granted at the fair market value of the shares underlying the options at the date of the grant and generally become exercisable over periods ranging from three to five years. Each option granted expires ten years from the date of the grant. Restricted stock awards are grants that entitle the holder to ordinary shares, subject to certain terms. Restricted stock unit awards are grants that entitle the holder the right to receive an ordinary share, subject to certain terms. Restricted stock and restricted stock unit awards (both time-based vesting and performance-based vesting) generally have restrictions that lapse over a one to four year vesting period. Restrictions generally lapse for non-employee directors after one year. Certain restricted stock units are performance-based awards issued at a target number with the actual number of ordinary shares issued ranging based on achievement of the performance criteria. All restricted stock and restricted stock units which remain active under the Company’s equity award plans are eligible to receive cash dividend equivalent payments upon vesting.

Fair Value Assumptions

All restricted stock and restricted stock units (whether time-based or performance-based) are granted and expensed using the fair value per share on the applicable grant date, over the applicable vesting period. Non-qualified options to purchase ordinary shares are granted to employees at exercise prices per share equal to the closing market price per share on the date of grant. The fair value of non-qualified options is determined on the applicable grant dates using the Black-Scholes method of valuation and that amount is recognized as an expense over the vesting period. Using the Black-Scholes valuation model, the fair value of options is based on the following assumptions:

	2018 Grants	2017 Grants	2016 Grants
Dividend yield	1.5%	1.2%	0.0%
Expected volatility	27.0%	27.0%	27.0%
Risk-free interest rate	2.2-2.9%	2.0-2.3%	1.3 - 2.4%
Expected term (years)	7.0	7.0	7.0 - 7.5

Share-Based Compensation Expense

Share-based compensation expense recognized in the Company’s results of operations, including discontinued operations, for the years ended December 31, 2018, 2017 and 2016 was as follows ($ in millions):

	Years Ended December 31,
	2018	2017	2016
Equity-based compensation awards	$239.8	$293.3	$334.5
Cash-settled awards in connection with the Zeltiq Acquisition	-	31.5	-
Cash-settled awards in connection with the Tobira Acquisition	-	-	27.0
Cash-settled awards in connection with the Vitae Acquisition	-	-	18.6
Cash-settled awards in connection with the ForSight Acquisition	-	-	3.1
Non-equity settled awards other	-	(16.8)	-
Total share-based compensation expense	$239.8	$308.0	$383.2

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In the year ended December 31, 2016, share-based compensation expense included in discontinued operations was $12.9 million.

In the years ended December 31, 2018, 2017 and 2016, the related tax benefits were $53.5 million, $105.0 million and $131.8 million, respectively, relating to share-based compensation.

In the year ended December 31, 2017, the income in non-equity settled awards other was due to an actuarial reversal of $16.8 million based on the decline of the total shareholder return metrics. These awards are cash-settled and fair valued based on a pre-determined total shareholder return metric.

Included in the share-based compensation awards for the years ended December 31, 2018, 2017 and 2016 is the impact of accelerations and step-ups relating to the acquisition accounting treatment of outstanding awards acquired in the Zeltiq Acquisition, the acquisition of Allergan, Inc. (the “Allergan Acquisition”), and the acquisition of Forest Laboratories, Inc. (the “Forest Acquisition”) ($ in millions):

	Years Ended December 31,
	2018	2017	2016
Zeltiq Acquisition	$10.1	$47.8	$-
Allergan Acquisition	8.3	47.1	108.9
Forest Acquisition	-	10.1	45.2
Total	$18.4	$105.0	$154.1

Unrecognized future share-based compensation expense was $312.4 million as of December 31, 2018. This amount will be recognized as an expense over a remaining weighted average period of 1.3 years. Share-based compensation is being amortized and charged to operations over the same period as the restrictions are eliminated for the participants, which is generally on a straight-line basis.

Share Activity

The following is a summary of equity award activity for unvested restricted stock and stock units in the period from December 31, 2017 through December 31, 2018 (in millions, except per share data):

	Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (Years)	Aggregate Grant Date Fair Value
Restricted shares / units outstanding at December 31, 2017	2.0	$237.72	1.8	$484.1
Granted	1.4	147.10		204.0
Vested	(0.6)	242.16		(152.5)
Forfeited	(0.3)	203.72		(62.7)
Restricted shares / units outstanding at December 31, 2018	2.5	$190.27	1.6	$472.9

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The following is a summary of equity award activity for non-qualified options to purchase ordinary shares in the period from December 31, 2017 through December 31, 2018 (in millions, except per share data):

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2017	7.3	$120.94	5.2	$312.7
Granted	0.2	151.27
Exercised	(1.0)	100.85
Cancelled	(0.2)	244.13
Outstanding, vested and expected to vest at December 31, 2018	6.3	$122.74	4.4	$69.0

The decrease in the aggregate intrinsic value of the options is primarily related to the decline in the Company’s stock from $163.58 as of December 31, 2017 to $133.66 as of December 31, 2018.

NOTE 9 — Pension and Other Postretirement Benefit Plans

Defined Benefit Plan Obligations

The Company has numerous defined benefit plans offered to employees around the world. For these plans, retirement benefits are generally based on an employee’s years of service and compensation. Funding requirements are determined on an individual country and plan basis and are subject to local country practices and market circumstances. As of December 31, 2018, all of the Company’s plans were frozen for future enrollment.

The service and settlement costs captured as part of the net periodic (benefit) are recorded within general & administrative expenses and the interest costs and expected return on plan assets are recorded within “other income / (expense), net”. The net periodic (benefit) of the defined benefit plans for continuing operations for the years ended December 31, 2018, 2017 and 2016 was as follows ($ in millions):

	Years Ended December 31,
	2018	2017	2016
Service cost	$2.8	$5.5	$5.0
Interest cost	38.1	40.7	44.5
Expected return on plan assets	(63.8)	(54.5)	(53.0)
Settlement	(0.6)	(0.1)	(1.8)
Net periodic (benefit)	$(23.5)	$(8.4)	$(5.3)

Obligations and Funded Status

Benefit obligation and asset data for the defined benefit plans for continuing operations, was as follows ($ in millions):

	Years Ended December 31,
	2018	2017
Change in Plan Assets
Fair value of plan assets at beginning of year	$1,235.2	$1,093.9
Employer contribution	14.8	15.2
(Loss) / gain on plan assets	(53.6)	117.2
Benefits paid	(41.1)	(36.0)
Settlements	(2.9)	(5.3)
Effects of exchange rate changes and other	(22.8)	50.2
Fair value of plan assets at end of year	$1,129.6	$1,235.2

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	Years Ended December 31,
	2018	2017
Change in Benefit Obligation
Benefit obligation at beginning of the year	$1,330.0	$1,234.1
Service cost	2.8	5.5
Interest cost	38.1	40.7
Actuarial (gain) / loss	(74.5)	36.9
Curtailments	-	(8.1)
Settlements and other	(2.9)	(5.3)
Benefits paid	(41.1)	(36.0)
Effects of exchange rate changes and other	(25.2)	62.2
Benefit obligation at end of year	$1,227.2	$1,330.0
Funded status at end of year	$(97.6)	$(94.8)

The following table outlines the funded actuarial amounts ($ in millions):

	Years Ended December 31,
	2018	2017
Noncurrent assets	$27.6	$21.9
Current liabilities	(0.9)	(0.8)
Noncurrent liabilities	(124.3)	(115.9)
	$(97.6)	$(94.8)

The underfunding of pension benefits is primarily a function of the different funding incentives that exist outside of the United States. In certain countries, there are no legal requirements or financial incentives provided to companies to pre-fund pension obligations. In these instances, benefit payments are typically paid directly by the Company as they become due.

Plan Assets

Companies are required to use a fair value hierarchy as defined in ASC 820 which maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value (“Fair Value Leveling”). There are three levels of inputs used to measure fair value with Level 1 having the highest priority and Level 3 having the lowest:

Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity. The Level 3 assets are those whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques with significant unobservable inputs, as well as instruments for which the determination of fair value requires significant judgment or estimation.

If the inputs used to measure the financial assets fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

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The fair values of the Company’s pension plan assets at December 31, 2018 by asset category are as follows ($ in millions):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Investment funds
U.S. equities	$20.6	$-	$-	$20.6
International equities	205.3	-	-	205.3
Other equity securities	49.8	-	-	49.8
Equity securities	$275.7	$-	$-	$275.7

U.S. Treasury bonds	$-	$63.0	$-	$63.0
Bonds and bond funds	-	787.2	-	787.2
Other debt securities	-	-	-	-
Debt securities	$-	$850.2	$-	$850.2
Other investments
Other	-	3.7	-	3.7
Total assets	$275.7	$853.9	$-	$1,129.6

The fair values of the Company’s pension plan assets at December 31, 2017 by asset category are as follows ($ in millions):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Investment funds
U.S. equities	$33.5	$-	$-	$33.5
International equities	265.5	-	-	265.5
Other equity securities	70.5	-	-	70.5
Equity securities	$369.5	$-	$-	$369.5

U.S. Treasury bonds	$-	$96.9	$-	$96.9
Bonds and bond funds	-	745.7	-	745.7
Other debt securities	-	21.2	-	21.2
Debt securities	$-	$863.8	$-	$863.8
Other investments
Other	-	1.9	-	1.9
Total assets	$369.5	$865.7	$-	$1,235.2

The assets of the pension plan are held in separately administered trusts. The investment guidelines for the Company’s pension plans is to create an asset allocation that is expected to deliver a rate of return sufficient to meet the long-term obligation of the plan, given an acceptable level of risk. The target investment portfolio of the Company’s continuing operations pension plans is allocated as follows:

	Target Allocation as of December 31,
	2018	2017
Bonds	70.6%	68.8%
Equity securities	26.0%	31.2%
Other investments	3.4%	0.0%

Expected Contributions

Employer contributions to the pension plan during the year ending December 31, 2019 are expected to be $8.9 million for continuing operations.

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Expected Benefit Payments

Total expected benefit payments for the Company’s pension plans are as follows ($ in millions):

Expected Benefit Payments
2019	$36.3
2020	38.7
2021	40.9
2022	43.2
2023	45.6
Thereafter	1,022.5
Total liability	$1,227.2

Expected benefit payments are based on the same assumptions used to measure the benefit obligations and include estimated future employee service. The majority of the payments will be paid from plan assets and not Company assets.

Information for defined benefit plans with an accumulated benefit obligation in excess of plan assets is presented below ($ in millions):

	Defined Benefit as of December 31,
	2018	2017
Projected benefit obligations	$1,227.2	$1,330.0
Accumulated benefit obligations	$1,223.5	$1,324.7
Plan assets	$1,129.6	$1,235.2

Amounts Recognized in Other Comprehensive Income / (Loss)

Net (loss) / gain amounts reflect experience differentials primarily relating to differences between expected and actual returns on plan assets as well as the effects of changes in actuarial assumptions. Net loss amounts in excess of certain thresholds are amortized into net pension cost over the average remaining service life of employees. Balances recognized within accumulated other comprehensive income/(loss) excluding the impact of taxes that have not been recognized as components of net periodic benefit costs are as follows ($ in millions):

Defined Benefit
Balance as of December 31, 2016	$24.4
Net actuarial gain	33.8
Balance as of December 31, 2017	$58.2
Net actuarial (loss)	(44.6)
Balance as of December 31, 2018	$13.6

Actuarial Assumptions

The weighted average assumptions used to calculate the projected benefit obligations of the Company’s defined benefit plans, including assets and liabilities held for sale, are as follows:

	As of December 31,
	2018	2017
Discount rate	3.3%	2.9%
Salary growth rate	3.0%	3.0%

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The weighted average assumptions used to calculate the net periodic benefit cost of the Company’s defined benefit plans are as follows:

	As of December 31,
	2018	2017
Discount rate	2.9%	3.3%
Expected rate of return on plan assets	5.2%	5.0%
Salary growth rate	3.0%	3.0%

In order to select a discount rate for purposes of valuing the plan obligations the Company uses market returns and adjusts them as needed to fit the estimated duration of the plan liabilities.

The expected rate of return represents the average rate of return to be earned on plan assets over the period the benefits included in the benefit obligation are to be paid. In developing the expected rate of return, long-term historical returns data are considered as well as actual returns on the plan assets and other capital markets experience. Using this reference information, the long-term return expectations for each asset category and a weighted average expected return was developed, according to the allocation among those investment categories.

Other Post-Employment Benefit Plans

The Company has post-employment benefit plans. Accumulated benefit obligation for the defined benefit plans, were as follows ($ in millions):

Accumulated Benefit Obligation
Accumulated benefit obligation as of December 31, 2016	$52.7
Interest cost	2.0
Actuarial charge	(5.0)
Benefits paid	(2.9)
Accumulated benefit obligation as of December 31, 2017	$46.8
Interest cost	1.6
Actuarial charge	(2.6)
Benefits paid	(3.6)
Accumulated benefit obligation as of December 31, 2018	$42.2

Savings Plans

The Company also maintains certain defined contribution savings plans covering substantially all U.S.-based employees. The Company contributes to the plans based upon the employee contributions. The Company’s expense for contributions to these retirement plans for amounts included in continuing operations was $128.9 million, $89.1 million and $75.6 million in the years ended December 31, 2018, 2017 and 2016, respectively.

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NOTE 10 — Other Income / (Expense), Net

Other income / (expense), net consisted of the following ($ in millions):

	Years Ended December 31,
	2018	2017	2016
Teva Share Activity	$60.9	$(3,269.3)	$-
Sale of businesses	182.6	-	-
Debt extinguishment costs as part of the debt tender offer	-	(161.6)	-
Debt extinguishment other	15.6	(27.6)	-
Other-than-temporary impairments	-	(26.1)	-
Dividend income	-	85.2	68.2
Naurex recovery	-	20.0	-
Forward sale of Teva shares	-	(62.9)	-
Pfizer termination fee (Allergan plc only)	-	-	150.0
Other (expense) / income, net	(2.4)	5.0	1.0
Other income / (expense), net	$256.7	$(3,437.3)	$219.2

Teva Share Activity

Refer to “NOTE 7 — Discontinued Operations” for the movements that the Company recorded during the years ended December 31, 2018 and 2017 in its investment in Teva securities.

Sale of Business

During the year ended December 31, 2018, the Company recorded a net gain of $129.6 million as a result of the sale of five medical dermatology products to Almirall, S.A.

During the year ended December 31, 2018, the Company completed the sale of a non-strategic asset group held for sale as of December 31, 2017, which was deemed a business based on the applicable guidance at the time, for $55.0 million in cash plus deferred consideration of $20.0 million. As a result of this transaction, the Company recognized a gain of $53.0 million.

Debt Extinguishment Costs as Part of the Debt Tender Offer

On May 30, 2017, the Company completed the repurchase of certain debt securities issued for cash under a previously announced tender offer. In the year ended December 31, 2017, as a result of the debt extinguishment, the Company repaid $2,843.3 million of senior notes and recognized a loss of $161.6 million, within “other (expense) / income, net” for the early tender payment and non-cash write-off of premiums and debt fees related to the repurchased notes, including $170.5 million of a make-whole premium.

Debt Extinguishment Other

During the year ended December 31, 2018, the Company repurchased $3,939.1 million of senior notes in the open market. As a result of the debt extinguishment, the Company recognized a net gain of $15.6 million within “other income / (expense), net” for the discount received upon repurchase of $45.6 million, offset by the non-cash write-off of premiums and debt fees related to the repaid notes of $30.0 million.

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During the year ended December 31, 2018, the Company redeemed and retired the following senior notes ($ in millions):

	Year Ended December 31, 2018
Tranche	Face Value Retired	Cash Paid for Retirement	Remaining Value at December 31, 2018
2.450% due 2019	$500.0	$500.0	$-
3.000% due 2020	793.2	791.3	2,706.7
3.450% due 2022	59.5	58.6	2,940.5
3.850% due 2024	163.3	160.9	1,036.7
3.800% due 2025	972.5	963.8	3,027.5
4.550% due 2035	711.0	696.9	1,789.0
4.850% due 2044	420.6	413.5	1,079.4
4.750% due 2045	319.0	308.5	881.0
Total	$3,939.1	$3,893.5	$13,460.8

In the year ended December 31, 2017, the Company repaid $750.0 million of senior notes due in the year ending December 31, 2019. As a result of the extinguishment, the Company recognized a loss of $27.6 million, within “Other (expense) / income” for the early payment and non-cash write-off of premiums and debt fees related to the repaid notes, including $35.1 million of a make-whole premium.

Other-than-temporary Impairments

The Company recorded other-than-temporary impairment charges on other equity investments and cost method investments of $26.1 million in the year ended December 31, 2017.

Dividend Income

During the years ended December 31, 2017 and 2016, the Company received dividend income of $85.2 million and $68.2 million, respectively, on the 100.3 million Teva ordinary shares acquired as a result of the Teva Transaction. On February 8, 2018, Teva suspended all dividends on ordinary shares.

Naurex Recovery

On August 28, 2015, the Company acquired certain products in early stage development of Naurex, Inc. (“Naurex”) in an all-cash transaction, which was accounted for as an asset acquisition. The Company received a purchase price reduction of $20.0 million in the year ended December 31, 2017 based on the settlement of an open contract dispute.

Forward Sale of Teva Shares

Refer to “NOTE 7 — Discontinued Operations” for the movements in the Company’s investment in Teva securities.

Pfizer Termination Fee

On November 23, 2015, the Company announced that it entered into a definitive merger agreement (the “Pfizer Agreement”) under which Pfizer Inc. (“Pfizer”), a global innovative biopharmaceutical company, and Allergan plc would merge in a stock and cash transaction. On April 6, 2016, the Company announced that its merger agreement with Pfizer was terminated by mutual agreement. In connection with the termination of the merger agreement, Pfizer paid Allergan plc $150.0 million for expenses associated with the transaction which was included as a component of other income / (expense), net during the year ended December 31, 2016.

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NOTE 11 — Inventories

Inventories consist of finished goods held for sale and distribution, raw materials and work-in-process. Inventories are stated at the lower of cost (first-in, first-out method) or net realizable value. The Company writes down inventories to net realizable value based on forecasted demand, market conditions or other factors, which may differ from actual results.

Inventories consisted of the following ($ in millions):

	December 31,	December 31,
	2018	2017
Raw materials	$303.2	$326.9
Work-in-process	145.7	158.1
Finished goods	520.2	527.8
	969.1	1,012.8
Less: inventory reserves	122.2	108.3
Total Inventories	$846.9	$904.5

NOTE 12 — Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following ($ in millions):

	December 31,	December 31,
	2018	2017
Accrued expenses:
Accrued third-party rebates	$1,832.1	$1,713.7
Accrued payroll and related benefits	694.3	635.6
Accrued returns and other allowances	527.8	466.2
Accrued R&D expenditures	215.5	165.9
Interest payable	191.4	245.9
Royalties payable	155.1	189.2
Accrued pharmaceutical fees	145.3	186.4
Litigation-related reserves and legal fees	92.0	78.3
Accrued severance, retention and other shutdown costs	71.6	132.8
Accrued non-provision taxes	68.5	76.5
Accrued selling and marketing expenditures	61.1	53.0
Current portion of contingent consideration obligations	8.3	56.2
Contractual commitments (including amounts due to Teva)	4.3	705.4
Dividends payable	1.4	24.6
Other accrued expenses	368.7	487.2
Total accrued expenses	$4,437.4	$5,216.9
Accounts payable	349.8	324.5
Total accounts payable and accrued expenses	$4,787.2	$5,541.4

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NOTE 13 — Property, Plant and Equipment, Net

Property, plant and equipment, net consisted of the following as of December 31, 2018 and 2017 ($ in millions):

	Machinery and Equipment	Research and Laboratory Equipment	Transportation/ Other	Land, Buildings and Leasehold Improvements	Construction in Progress	Total
At December 31, 2017	$545.3	$59.0	$475.3	$814.9	$507.0	$2,401.5
Additions	9.9	5.0	35.8	60.4	142.4	253.5
Disposals/transfers/other	44.9	6.4	25.8	45.2	(180.0)	(57.7)
Currency translation	(9.7)	(3.0)	(7.3)	(9.4)	(2.7)	(32.1)
At December 31, 2018	$590.4	$67.4	$529.6	$911.1	$466.7	$2,565.2
Accumulated depreciation
At December 31, 2017	$219.3	$38.5	$232.4	$125.9	$-	$616.1
Additions	70.9	9.2	71.1	45.1	-	196.3
Disposals/transfers/impairments/other	(1.5)	-	(6.7)	(13.5)	-	(21.7)
Currency translation	(4.5)	(1.4)	(5.4)	(1.2)	-	(12.5)
At December 31, 2018	$284.2	$46.3	$291.4	$156.3	$-	$778.2

Property, plant and equipment, net At December 31, 2018	$306.2	$21.1	$238.2	$754.8	$466.7	$1,787.0

Depreciation expense for continuing operations was $196.3 million, $171.5 million and $153.7 million in the years ended December 31, 2018, 2017 and 2016, respectively.

NOTE 14 — Prepaid Expenses, Investments and Other Assets

Prepaid expenses and other current assets consisted of the following ($ in millions):

	December 31,	December 31,
	2018	2017
Prepaid taxes	$403.8	$690.9
Prepaid insurance	16.7	20.9
Royalty receivables	67.7	80.1
Sales and marketing	41.8	31.9
Other	289.1	300.1
Total prepaid expenses and other current assets	$819.1	$1,123.9

Investments in marketable securities, including those classified in cash and cash equivalents due to the maturity term of the instrument, other investments and other assets consisted of the following ($ in millions):

	December 31,	December 31,
	2018	2017
Marketable securities:
Short-term investments	$1,026.9	$2,814.4
Teva shares	-	1,817.7
Total marketable securities	$1,026.9	$4,632.1
Investments and other assets:
Deferred executive compensation investments	$90.8	$112.4
Equity method investments	8.4	11.5
Other long-term investments	37.6	60.8
Taxes receivable	1,674.8	32.1
Contingent income	75.3	-
Other assets	83.7	51.1
Total investments and other assets	$1,970.6	$267.9

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The Company’s marketable securities and other long-term investments are recorded at fair value based on quoted market prices using the specific identification method. These investments are classified as either current or non current, as appropriate, in the Company’s consolidated balance sheets.

The $1.7 billion of taxes receivable primarily relates to a current tax benefit and reclassification of certain deferred tax assets to non-current taxes receivable for U.S. capital losses.

Other assets include security and equipment deposits and long-term receivables.

NOTE 15 — Goodwill, Product Rights and Other Intangible Assets

Goodwill

Goodwill for the Company’s reporting segments consisted of the following ($ in millions):

	US Specialized Therapeutics	US General Medicine	International	Total
Balance as of December 31, 2017	$20,859.6	$21,399.7	$7,603.6	$49,862.9
Divested	(184.0)	-	-	(184.0)
Impairments	-	(2,841.1)	-	(2,841.1)
Held for sale		(622.0)		(622.0)
Foreign exchange and other adjustments	-	-	(302.5)	(302.5)
Balance as of December 31, 2018	$20,675.6	$17,936.6	$7,301.1	$45,913.3

Annual Testing

The Company performed its annual goodwill impairment test during the second quarter of 2018 by evaluating its five Reporting Units. In performing this test, the Company utilized long-term growth rates for its Reporting Units ranging from 1.0% to 2.0% in its estimation of fair value and discount rates ranging from 8.5% to 10.0%, which increased versus the prior year annual testing discount rates of 7.5% to 8.5% to reflect changes in market conditions. The assumptions used in evaluating goodwill for impairment are subject to change and are tracked against historical performance by management.

Of the Reporting Units tested in the second quarter, the Company’s US Eye Care Reporting Unit, which is a component of its US Specialized Therapeutics Segment and has an allocated goodwill balance of $9,824.8 million, and its General Medicine Reporting Unit, were the most sensitive to a change in future valuation assumptions. These Reporting Units had the lowest level of headroom between the carrying value of the Reporting Unit and the fair value of the Reporting Unit. While management believes the assumptions used were reasonable and commensurate with the views of a market participant, changes in key assumptions for these Reporting Units, including increasing the discount rate, lowering revenue forecasts, lowering the operating margin or lowering the long-term growth rate, could result in a future impairment.

Fourth Quarter 2018 Testing

In the three months ended December 31, 2018 and subsequent to the Company’s annual impairment test, the Company identified several impairment indicators which led to the fourth quarter assessment of its General Medicine Reporting Unit for impairment.  The Company noted the following:

•	At December 31, 2018, the Company determined that the Anti-Infectives business met the held for sale criteria. Based on this determination, the Company compared the anticipated sales price of the business with internal estimates of discounted future cash flows, noting a decline in the fair value of the group of assets.

•	Other commercial factors which included a decline in projected cash flows of its Women’s Health business, in part, due to the failure to receive FDA approval for a late stage product candidate.

•	An increase in the cost of the capital since the Company’s second quarter annual impairment test. The Company’s weighted average cost of capital for the General Medicine Reporting Unit increased to 9.5% due to increased interest rates and other market dynamics.

As a result of the evaluation, the Company tested General Medicine’s goodwill for impairment and recorded a $2,841.1 million goodwill impairment charge to its General Medicine Reporting Unit.

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No impairment indicators were noted for the Company’s other Reporting Units subsequent to the annual impairment test. The fair value of its General Medicine, US Eye Care and the Company’s other Reporting Units are, in part, comprised of anticipated product launches in the next three years. Negative events regarding these pipeline assets including, but not limited to, Abicipar, Atogepant, Bimataprost SR, Cariprazine, Rapastinel, and Ubrogepant, as well as other next generation aesthetic products could lead to further goodwill impairment charges. Allergan’s General Medicine Reporting Unit’s asset value equals fair value as of December 31, 2018, while its US Eye Care Reporting Unit has headroom of less than 10%.

As of December 31, 2018 and 2017, the gross balance of goodwill, prior to the consideration of impairments, was $48,771.7 million and $49,880.2 million, respectively.

Product Rights and Other Intangible Assets

Product rights and other intangible assets consisted of the following for the years ended December 31, 2018 and 2017 ($ in millions):

Cost Basis	Balance as of December 31, 2017	Additions	Impairments	Divested / Held for Sale	Foreign Currency Translation	Balance as of December 31, 2018
Intangibles with definite lives:
Product rights and other intangibles	$73,892.5	$49.0	$-	$(3,391.0)	$(315.4)	$70,235.1
Trade name	690.0	-	-	-	-	690.0
Total definite lived intangible assets	$74,582.5	$49.0	$-	$(3,391.0)	$(315.4)	$70,925.1
Intangibles with indefinite lives:
IPR&D	$5,874.1	$-	$(798.0)	$(28.0)	$-	$5,048.1
Total indefinite lived intangible assets	$5,874.1	$-	$(798.0)	$(28.0)	$-	$5,048.1
Total product rights and other intangibles	$80,456.6	$49.0	$(798.0)	$(3,419.0)	$(315.4)	$75,973.2

Accumulated Amortization	Balance as of December 31, 2017	Amortization	Impairments	Divested / Held for Sale	Foreign Currency Translation	Balance as of December 31, 2018
Intangibles with definite lives:
Product rights and other intangibles	$(25,593.6)	$(6,474.2)	$(2,239.9)	$2,233.4	$89.3	$(31,985.0)
Trade name	(214.7)	(78.1)	-	-	-	(292.8)
Total definite lived intangible assets	$(25,808.3)	$(6,552.3)	$(2,239.9)	$2,233.4	$89.3	$(32,277.8)
Total product rights and other intangibles	$(25,808.3)	$(6,552.3)	$(2,239.9)	$2,233.4	$89.3	$(32,277.8)
Net Product Rights and Other Intangibles	$54,648.3					$43,695.4

In the year ended December 31, 2018, the Company determined that the Anti-Infectives business was deemed held for sale. Based on the anticipated future cash flows, the Company impaired certain Anti-Infective CMP by $149.7 million. The remaining amount of net product rights and other intangibles which met the held for sale criteria is $849.4 million.

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Non-Annual Testing

In addition to the Company’s annual impairment test performed in the second quarter, the Company noted the following impairments based on triggering events during the year ended December 31, 2018:

•	In the fourth quarter of 2018, the Company impaired the intangible assets associated with Kybella by $1,643.8 million in “Asset sales and impairments, net” as a result of a decrease in the future sales forecasts based on current performance, in part due to risks relating to supply of the product and the corresponding impact on demand;

•	In the fourth quarter of 2018, the Company impaired the intangible assets associated with True Tear® by $187.6 million in “Asset sales and impairments, net” as a result of lower sales forecasts based on the Company’s current marketing plans and initial results of product launch;

•	In the year ended December 31, 2018, the Company divested net product rights and other intangibles of $205.4 million in “Asset sales and impairments, net” and $130.5 million (after intangible asset impairment of $252.0 million) as part of the divestitures of the Medical Dermatology business to Almirall, S.A. and the divestiture of Rhofade® to Aclaris Therapeutics, Inc, respectively; and

•	In the first quarter of 2018, the Company recorded a $522.0 million impairment as a result of negative clinical data related to the oral psoriasis indication received in March 2018 for its RORyt IPR&D project obtained as part of the acquisition of Vitae Pharmaceuticals, Inc.

Annual Testing

During the second quarter of 2018, the Company performed its annual IPR&D impairment test and based on events occurring or decisions made within the quarter ended June 30, 2018, the Company recorded the following impairments:

•	a $164.0 million impairment as a result of changes in launch plans based on clinical results of an eye care project obtained as part of the Allergan Acquisition;

•	a $40.0 million impairment due to a delay in clinical studies and anticipated approval date of a project obtained as part of the acquisition of Vitae Pharmaceuticals, Inc.;

•	a $27.0 million impairment due to a delay in clinical studies and anticipated approval date of a medical dermatology project obtained as part of the Allergan Acquisition;

•	a $20.0 million impairment as a result of a strategic decision to no longer pursue approval internationally of an eye care project obtained as part of the Allergan Acquisition;

•	a $19.0 million impairment due to a delay in clinical studies and anticipated approval date for a CNS project obtained as part of the Allergan Acquisition; and

•	a $6.0 million impairment due to a delay in clinical studies and anticipated approval date of an eye care project obtained as part of the Allergan Acquisition.

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Product rights and other intangible assets consisted of the following for the years ended December 31, 2017 and 2016 ($ in millions):

Cost Basis	Balance as of December 31, 2016	Additions	Impairments	IPR&D to CMP Transfers	Divested / Held for Sale / Other	Foreign Currency Translation	Balance as of December 31, 2017
Intangibles with definite lives:
Product rights and other intangibles	$67,801.4	$3,876.9	$-	$1,444.0	$(34.0)	$804.2	$73,892.5
Trade name	690	-	-	-	-	-	690.0
Total definite lived intangible assets	$68,491.4	$3,876.9	$-	$1,444.0	$(34.0)	$804.2	$74,582.5
Intangibles with indefinite lives:
IPR&D	$8,758.3	$10.0	$(1,452.3)	$(1,444.0)	$(6.6)	$8.7	$5,874.1
Total indefinite lived intangible assets	$8,758.3	$10.0	$(1,452.3)	$(1,444.0)	$(6.6)	$8.7	$5,874.1
Total product rights and other intangibles	$77,249.7	$3,886.9	$(1,452.3)	$-	$(40.6)	$812.9	$80,456.6

Accumulated Amortization	Balance as of December 31, 2016	Amortization	Impairments	Divested / Held for Sale / Other	Foreign Currency Translation	Balance as of December 31, 2017
Intangibles with definite lives:
Product rights and other intangibles	$(14,493.9)	$(7,119.6)	$(3,879.1)	$24.8	$(125.8)	$(25,593.6)
Trade name	(137.2)	(77.5)	-	-	-	(214.7)
Total definite lived intangible assets	$(14,631.1)	$(7,197.1)	$(3,879.1)	$24.8	$(125.8)	$(25,808.3)
Total product rights and other intangibles	$(14,631.1)	$(7,197.1)	$(3,879.1)	$24.8	$(125.8)	$(25,808.3)
Net Product Rights and Other Intangibles	$62,618.6					$54,648.3

Annual Testing

During the second quarter of 2017, the Company performed its annual IPR&D impairment test and recorded the following IPR&D impairments:

•	a $486.0 million impairment related to an anticipated approval delay due to certain product specifications for a CNS project obtained as part of the Allergan Acquisition;

•	a $91.3 million impairment of a women’s healthcare project based on the Company’s intention to divest a non-strategic asset;

•	a $57.0 million ($278.0 million year to date) impairment due to a delay in an anticipated launch of a women’s healthcare project coupled with an anticipated decrease in product demand;

•	a $44.0 million impairment resulting from a decrease in projected cash flows due to a decline in market demand assumptions of an eye care project obtained as part of the Allergan Acquisition; and

•	a $20.0 million ($209.0 million year to date) impairment of an eye care project obtained as part of the Allergan Acquisition due to an anticipated delay in launch.

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Non Annual Testing

In addition to the Company’s annual IPR&D impairment test, the Company noted the following impairments based on triggering events during the year ended December 31, 2017:

•	The Company evaluated all of its dry eye related assets for impairment as a result of the U.S. District Court for the Eastern District of Texas issuing an adverse trial decision finding that the four asserted patents covering Restasis® (Cyclosporine Ophthalmic Emulsion) 0.05% are invalid. As a result of our review of all potential scenarios relating to these assets and a decrease in our assessment of the likelihood of revenue extending through the full patent term of 2024, the Company recognized an impairment of $3,230.0 million related to Restasis® as well as $170.0 million related to other Dry Eye IPR&D assets obtained in the Allergan Acquisition;

•	The Company impaired the intangible asset related to Aczone® by $646.0 million as a result of market dynamics, including erosion in the brand acne market, an anticipated decline in the market outlook, and generic entrants;

•	The Company impaired an IPR&D medical aesthetics project obtained as part of the Allergan Acquisition by $29.0 million; and

•	The Company terminated its License, Transfer and Development Agreement for SER-120 (nocturia) with Serenity Pharmaceuticals, LLC. As a result of this termination, the Company recorded an impairment of $140.0 million on the IPR&D intangible asset obtained as part of the Allergan Acquisition during the first quarter of 2017.

Other

The following items also had a significant impact on net product rights and other intangibles in the year ended December 31, 2017:

•	The Company acquired $2,020.0 million of intangible assets in connection with the LifeCell Acquisition;

•	The Company acquired $1,185.0 million of intangible assets in connection with the Zeltiq Acquisition;

•	The Company reacquired rights on select licensed products promoted in the Company’s US General Medicine segment in an aggregate value of $574.0 million. As part of the rights reacquired, the Company is no longer obligated to pay royalties on the specific products, which increases the Company’s segment gross margin percentage;

•	The Company reclassified certain intangible assets from IPR&D to CMP primarily related to Juvederm®, Rhofade®, Botox® for forehead lines and TrueTear™ upon approval of the products.

In the year ended December 31, 2016 the Company recorded the following significant impairments:

•	The Company recognized approximately $210.0 million in impairments relating to a urology product acquired in the Allergan Acquisition due to clinical data not supporting continuation of the R&D study. This impairment was offset, in part, by a reduction of the contingent liability of $186.0 million which reduced overall R&D expenses;

•	The Company recognized approximately $106.0 million in impairments relating to a migraine treatment acquired in the Allergan Acquisition based on a decrease in projected cash flows due to a delay in potential launch;

•	The Company recognized approximately $46.0 million in impairments relating to the atopic dermatitis pipeline candidate acquired in the Vitae Acquisition;

•	The Company recognized approximately $33.0 million in impairments of the acquired ForSight IPR&D asset as the Company anticipated a delay in potential launch timing. Offsetting this impairment was a corresponding reduction of acquired contingent consideration of $15.0 million, which reduced overall R&D expenses;

•	The Company recognized approximately $42.0 million in IPR&D impairments on a gastroenterology project based on the lack of future availability of active pharmaceutical ingredients;

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•	The Company recognized approximately $190.0 million in IPR&D impairments due to the termination of an osteoarthritis R&D project due to clinical results;

•	The Company impaired IPR&D assets relating to an international eye care pipeline project of $35.0 million based on a decrease in projected cash flows due to market conditions;

•	The Company impaired IPR&D assets of $40.0 million for a Botox® premature ejaculation product based on a decrease in projected cash flows; and

•	The Company recognized $24.0 million in IPR&D impairments relating to the termination of a women’s healthcare R&D project due to clinical results.

Assuming no additions, disposals or adjustments are made to the carrying values and/or useful lives of the intangible assets, annual amortization expense on product rights and other related intangibles as of December 31, 2018 over each of the next five years is estimated to be as follows ($ in millions):

Amortization Expense
2019	$5,585.0
2020	$5,356.4
2021	$4,429.3
2022	$4,079.9
2023	$3,668.6

The above amortization expense is an estimate. Actual amounts may change from such estimated amounts due to fluctuations in foreign currency exchange rates, additional intangible asset acquisitions, finalization of preliminary fair value estimates, potential impairments, accelerated amortization or other events. Additional amortization may occur as products are approved. In addition, the Company has certain currently marketed products for which operating contribution performance has been below that which was originally assumed in the products’ initial valuations, and certain IPR&D projects which are subject to delays in timing or other events which may negatively impact the asset’s value.  The Company, on a quarterly basis, monitors the related intangible assets for these products for potential impairments. It is reasonably possible that impairments may occur in future periods, which may have a material adverse effect on the Company’s results of operations and financial position.

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NOTE 16 — Long-Term Debt and Capital Leases

Debt consisted of the following ($ in millions):

				Balance As of		Fair Market Value As of
	Guarantor	Issuance Date / Acquisition Date	Interest Payments	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Senior Notes:
Floating Rate Notes
$500.0 million floating rate notes due March 12, 2018 (1)	(5)	March 4, 2015	Quarterly	$-	$500.0	$-	$500.6
$500.0 million floating rate notes due March 12, 2020 (2)	(5)	March 4, 2015	Quarterly	500.0	500.0	501.9	508.1
				500.0	1,000.0	501.9	1,008.7
Fixed Rate Notes
$3,000.0 million 2.350% notes due March 12, 2018	(5)	March 4, 2015	Semi-annually	-	3,000.0	-	3,001.9
$250.0 million 1.350% notes due March 15, 2018	(6)	March 17, 2015	Semi-annually	-	250.0	-	249.7
$500.0 million 2.450% notes due June 15, 2019	(5)	June 10, 2014	Semi-annually	-	500.0	-	499.7
$3,500.0 million 3.000% notes due March 12, 2020	(5)	March 4, 2015	Semi-annually	2,706.7	3,500.0	2,694.8	3,528.4
$650.0 million 3.375% notes due September 15, 2020	(6)	March 17, 2015	Semi-annually	650.0	650.0	648.7	661.3
$750.0 million 4.875% notes due February 15, 2021	(7)	July 1, 2014	Semi-annually	450.0	450.0	459.4	474.3
$1,200.0 million 5.000% notes due December 15, 2021	(7)	July 1, 2014	Semi-annually	1,200.0	1,200.0	1,234.8	1,282.6
$3,000.0 million 3.450% notes due March 15, 2022	(5)	March 4, 2015	Semi-annually	2,940.5	3,000.0	2,891.0	3,044.5
$1,700.0 million 3.250% notes due October 1, 2022	(6)	October 2, 2012	Semi-annually	1,700.0	1,700.0	1,652.2	1,703.0
$350.0 million 2.800% notes due March 15, 2023	(6)	March 17, 2015	Semi-annually	350.0	350.0	332.8	341.6
$1,200.0 million 3.850% notes due June 15, 2024	(5)	June 10, 2014	Semi-annually	1,036.7	1,200.0	1,021.0	1,232.3
$4,000.0 million 3.800% notes due March 15, 2025	(5)	March 4, 2015	Semi-annually	3,027.5	4,000.0	2,956.0	4,067.1
$2,500.0 million 4.550% notes due March 15, 2035	(5)	March 4, 2015	Semi-annually	1,789.0	2,500.0	1,690.7	2,631.9
$1,000.0 million 4.625% notes due October 1, 2042	(6)	October 2, 2012	Semi-annually	456.7	456.7	412.4	471.2
$1,500.0 million 4.850% notes due June 15, 2044	(5)	June 10, 2014	Semi-annually	1,079.4	1,500.0	1,019.1	1,606.2
$2,500.0 million 4.750% notes due March 15, 2045	(5)	March 4, 2015	Semi-annually	881.0	1,200.0	836.6	1,277.3
				18,267.5	25,456.7	17,849.5	26,073.0

Euro Denominated Notes
€700.0 million floating rate notes due June 1, 2019 (3)	(5)	May 26, 2017	Quarterly	802.7	840.4	794.9	837.2
€700.0 million floating rate notes due November 15, 2020 (4)	(5)	November 15, 2018	Quarterly	802.7	-	791.3	-
€750.0 million 0.500% notes due June 1, 2021	(5)	May 26, 2017	Annually	860.0	900.4	849.7	895.8
€500.0 million 1.500% notes due November 15, 2023	(5)	November 15, 2018	Annually	573.4	-	572.4	-
€700.0 million 1.250% notes due June 1, 2024	(5)	May 26, 2017	Annually	802.7	840.4	775.5	831.1
€500.0 million 2.625% notes due November 15, 2028	(5)	November 15, 2018	Annually	573.4	-	573.4	-
€550.0 million 2.125% notes due June 1, 2029	(5)	May 26, 2017	Annually	630.7	660.3	594.7	657.8
				5,045.6	3,241.5	4,951.9	3,221.9
Total Senior Notes Gross				23,813.1	29,698.2	23,303.3	30,303.6
Unamortized premium				64.3	88.9		-
Unamortized discount				(64.5)	(81.7)		-
Total Senior Notes Net				23,812.9	29,705.4	23,303.3	30,303.6
Other Indebtedness
Debt Issuance Costs				(92.1)	(121.5)
Margin Loan				-	459.0
Other				69.3	29.7
Total Other Borrowings				(22.8)	367.2
Capital Leases				7.6	2.7
Total Indebtedness				$23,797.7	$30,075.3

(1) Interest on the 2018 floating rate note was three month USD LIBOR plus 1.080% per annum
(2) Interest on the 2020 floating rate note is three month USD LIBOR plus 1.255% per annum
(3) Interest on the 2019 floating rate notes is the three month EURIBOR plus 0.350% per annum
(4) Interest on the 2020 floating rate notes is the three month EURIBOR plus 0.350% per annum
(5) Guaranteed by Warner Chilcott Limited, Allergan Capital S.à r.l. and Allergan Finance, LLC
(6) Guaranteed by Allergan plc and Warner Chilcott Limited
(7) Guaranteed by Allergan plc

Fair market value in the table above is determined in accordance with Fair Value Leveling under Level 2 based upon quoted prices for similar items in active markets.

The following represents the significant activity during the year ended December 31, 2018 to the Company’s total indebtedness:

•	The Company borrowed $700.0 million, and subsequently repaid $700.0 million, under its revolving credit facility to fund, in part, the repurchase of the Company’s ordinary shares;

•	The Company repurchased and retired $3,939.1 million of senior notes at face value for a total of $3,893.5 million from open market redemptions. As a result of the debt extinguishment, the Company recognized a net gain of $15.6 million within “other income / (expense), net” for the discount received upon repurchase of $45.6 million, offset by the non-cash write-off of premiums and debt fees related to the repaid notes of $30.0 million;

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•	The Company borrowed €1,700.0 million of senior notes;

•	The Company repaid scheduled maturities on senior notes of $3,750.0 million; and

•	The Company prepaid $459.0 million of indebtedness under the Company’s margin loan.

The following represents the significant activity during the year ended December 31, 2017 to the Company’s total indebtedness:

•	The Company repurchased and retired $2,843.3 million of senior notes at face value for a total of $3,013.8 million as a result of a tender offer. As a result of the tender offer, the Company recognized a net loss of $161.6 million within “other income / (expense), net” for the premium paid upon repurchase of $170.5 million, offset by the non-cash write-off of premiums and debt fees related to the repaid notes of $8.9 million;

•	The Company borrowed €2,700.0 million of senior notes;

•	The Company repaid scheduled maturities on senior notes of $2,700.0 million;

•	The Company repurchased and retired $750.0 million of senior notes at face value for a total of $785.1 million as a result of an early tender payment. As a result of the early tender payment, the Company recognized a net loss of $27.6 million within “other income / expense, net” for the premium paid upon repurchase of $35.1 million, offset by the non-cash write-off of premiums and debt fees related to the repaid notes of $7.5 million; and

•	The Company borrowed $525.0 million of indebtedness under the Company’s margin loan and subsequently repaid $66.0 million.

Revolving Credit Facility

On June 14, 2017, Allergan plc and certain of its subsidiaries entered into a revolving credit and guaranty agreement (the “Revolver Agreement”) among Allergan Capital, as borrower, Allergan plc, as Ultimate Parent; Warner Chilcott Limited, Allergan Finance LLC, and Allergan Funding SCS, as guarantors; the lenders from time to time party thereto (the “Revolving Lenders”); J.P. Morgan Chase Bank as Administrative Agent; J.P. Morgan Europe Limited, as London Agent; and the other financial institutions party thereto. Under the Revolver Agreement, the Revolving Lenders have committed to provide an unsecured five-year revolving credit facility in an aggregate principal amount of up to $1.5 billion, with the ability to increase the revolving credit facility by $500.0 million to an aggregate principal amount of up to $2.0 billion.

The Revolver Agreement provides that loans thereunder would bear interest, at our choice, of a per annum rate equal to either (a) a base rate, plus an applicable margin per annum varying from 0.00% per annum to 1.00% per annum depending on the Debt Rating or (b) a Eurodollar rate, plus an applicable margin varying from 0.875% per annum to 2.00% per annum depending on the Debt Rating. Additionally, to maintain availability of funds, the Company pays an unused commitment fee varying from 0.070% to 0.250% per annum, depending on the Debt Rating, of the unused portion of the revolver.

The obligations under the Revolver Agreement are guaranteed by Warner Chilcott Limited, Allergan Finance, LLC and Allergan Funding SCS.

The Revolver Agreement contains customary affirmative covenants for facilities of this type, including, among others, covenants pertaining to the delivery of financial statements, notices of default, maintenance of corporate existence and compliance with laws, as well as customary negative covenants for facilities of this type, including, among others, limitations on secured indebtedness, non-guarantor subsidiary indebtedness, mergers and certain other fundamental changes and passive holding company status. The Revolver Agreement also contains a financial covenant requiring maintenance of a maximum consolidated leverage ratio.

In addition, the Revolver Agreement also contains customary events of default (with customary grace periods and materiality thresholds).

The Company was subject to, and as of December 31, 2018, was in compliance with all financial covenants under the terms of the Revolver Agreement. At December 31, 2018, there were $32.0 million of outstanding borrowings or letters of credit outstanding under the Revolver Agreement.

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Annual Debt Maturities

As of December 31, 2018, annual debt maturities of senior notes gross were as follows ($ in millions):

Total Payments
2019	$802.7
2020	4,659.4
2021	2,510.0
2022	4,640.5
2023	923.4
2024 and after	10,277.1
Total senior notes gross	$23,813.1

Amounts represent total anticipated cash payments assuming scheduled repayments.

Lease Commitments

The Company has operating leases for certain facilities, vehicles and equipment. The terms of the operating leases for the Company’s facility leases may require the Company to pay property taxes, normal maintenance expense and maintain minimum insurance coverage. Total property rental expense for operating leases for the years ended December 31, 2018, 2017, and 2016 was $63.2 million, $72.0 million and $47.7 million, respectively. Total fleet rental expense for operating leases for the years ended December 31, 2018, 2017, and 2016 was $41.1 million, $40.5 million and $39.7 million, respectively. The Company also has deminimis capital leases for certain facilities and equipment. The future anticipated property lease rental payments under both capital and operating leases that have remaining terms in excess of one year are ($ in millions):

Total Payments
2019	$62.5
2020	52.5
2021	47.9
2022	43.3
2023	39.0
Thereafter	173.8
Total minimum lease payments	$419.0

The Company has entered into certain sub-lease agreements which will offset future lease commitments.

NOTE 17 — Other Long-Term Liabilities

Other long-term liabilities consisted of the following ($ in millions):

	December 31,	December 31,
	2018	2017
Acquisition related contingent consideration liabilities	$336.3	$420.7
Long-term pension and post retirement liability	166.5	162.7
Legacy Allergan deferred executive compensation	90.8	113.8
Accrued R&D milestone	75.0	-
Long-term contractual obligations	43.2	45.2
Deferred revenue	36.1	37.9
Product warranties	27.9	28.7
Long-term severance and restructuring liabilities	14.2	53.1
Other long-term liabilities	92.0	24.8
Total other long-term liabilities	$882.0	$886.9

NOTE 18 — Income Taxes

On December 22, 2017, the Tax Cuts and Jobs Act (“TCJA”), was enacted into law, which made significant changes to the Internal Revenue Code and impacted the U.S. taxation of our domestic and international operations. The estimated income tax effects of the TCJA on the Company’s financial statements were initially recorded on a provisional basis at December 31, 2017, pursuant to the guidance in Staff Accounting Bulletin (“SAB”) 118. The guidance provided for a measurement period for up to one year from the enactment date of the TCJA for which adjustments to provisional amounts may be recorded as a component of tax expense or benefit. As of the end of the measurement period, December 22, 2018, the Company has completed its accounting for the tax effects of the TCJA based on several factors including relevant legislative updates issued since the date of enactment, the filing of the Company’s 2017 U.S. federal income tax return and the finalization of the Company’s financial results as of December 31, 2018. As a result, during the year ended December 31, 2018, the Company recorded a net $14.3 million income tax benefit as an adjustment to the provisional amounts recorded as of December 31, 2017. Additionally, the Company has elected to treat GILTI as a period cost when incurred.

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For the years ended December 31, 2018, 2017 and 2016, losses before income taxes consisted of the following ($ in millions):

	Years Ended December 31,
	2018	2017	2016
Irish	$(4,285.8)	$(1,139.0)	$(1,329.2)
Non-Irish	(2,571.1)	(9,247.4)	(1,502.8)
Total (loss) / income before taxes	$(6,856.9)	$(10,386.4)	$(2,832.0)

The Company’s (benefit)/provision for income taxes consisted of the following ($ in millions):

	Years Ended December 31,
	2018	2017	2016
Current (benefit) / provision:
U.S. federal	$(1,024.5)	$763.1	$(17.5)
U.S. state	34.2	(54.8)	-
Non-U.S.	481.6	410.0	166.2
Total current (benefit) / provision	(508.7)	1,118.3	148.7
Deferred (benefit) / provision:
U.S. federal	(569.9)	(6,911.9)	(1,218.5)
U.S. state	(80.6)	(252.3)	(132.1)
Non-U.S.	(611.5)	(624.5)	(695.1)
Total deferred (benefit) / provision	(1,262.0)	(7,788.7)	(2,045.7)
Total (benefit) / provision for income taxes	$(1,770.7)	$(6,670.4)	$(1,897.0)

The reconciliations for the years ended December 31, 2018, 2017 and 2016 between the statutory Irish income tax rate for Allergan plc and the effective income tax rates were as follows:

	Allergan plc
	Years Ended December 31,
	2018	2017	2016
Statutory rate	(12.5)%	(12.5)%	(12.5)%
Earnings subject to U.S. taxes (1) (2)	(1.8)%	(17.4)%	(37.5)%
Earnings subject to rates different than the statutory rate (1)(2)	(3.4)%	2.1%	(18.3)%
Impact of U.S. tax reform enactment (3)	(0.2)%	(27.2)%	0.0%
Tax reserves and audit outcomes	2.6%	0.4%	(0.7)%
Non-deductible expenses (4)	7.4%	0.2%	3.1%
Impact of acquisitions and reorganizations (5)	(15.3)%	(9.3)%	3.1%
Tax credits and U.S. special deductions	(0.9)%	(1.5)%	(3.1)%
Rate changes (6)	2.2%	(1.2)%	(7.4)%
Valuation allowances (7)	(3.7)%	2.2%	6.5%
Other	(0.2)%	0.0%	(0.2)%
Effective income tax rate	(25.8)%	(64.2)%	(67.0)%

(1)	The benefit to the 2018 effective tax rate was lower as compared to 2017 due to fewer losses in jurisdictions with tax rates higher than the Irish statutory rate, the reduction of the U.S. federal tax rate as a result of Tax Reform and the net impact of GILTI, which is being treated as a period cost in 2018 and was not included in 2017.

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(2)	In 2018, the Company recorded amortization expense of $6.6 billion and intangible impairment charges of $3.0 billion, resulting in a tax benefit of $277.5 million, as a portion of these amounts were incurred in jurisdictions with tax rates higher than the Irish statutory rate. Comparatively, in 2017, the Company recorded amortization expense of $7.2 billion and impairment charges of $8.7 billion, including Teva Share Activity, resulting in a net tax benefit of $1,262.2 million, favorably impacting the 2017 effective tax rate as compared to 2018.
(3)	In 2017, as part of the enactment of the TCJA, the Company recorded a provisional net deferred tax benefit of $2.8 billion related to the change in tax rates applicable to our deferred tax liabilities, the net reversal of amounts previously accrued for taxes on unremitted earnings of certain non-U.S. subsidiaries and the tax on the deemed repatriation of the Deferred Foreign Earnings of certain non-U.S. subsidiaries (toll charge). Adjustments were recorded in 2018 at the close of the measurement period under SAB 118, but were not material.
(4)	In 2018, the Company recorded goodwill impairments of $3.5 billion (including a portion allocated to assets held for sale) with no corresponding tax benefit, resulting in a tax detriment of $432.9 million to the 2018 effective tax rate.
(5)	In 2018, the Company recorded a tax benefit of $1,047.8 million for deferred taxes related to the tax effects of integration and the recognition of outside basis differences. This resulted in a more favorable impact on the effective tax rate as compared to 2017.
(6)	As a result of statutory and other tax rate changes applied to certain deferred tax assets and liabilities, the Company recorded a detriment of $148.0 million in the year ended December 31, 2018.
(7)	In 2018, the Company recorded a tax benefit of $254.0 million for the full release of a valuation allowance related to the Company’s foreign tax credit and partial release related to non-U.S. net operating loss carryforwards.

Deferred tax assets and liabilities are measured based on the difference between the financial statement and tax basis of assets and liabilities at the applicable tax rates. The significant components of the Company’s net deferred tax assets and liabilities consisted of the following (in millions):

	Years Ended December 31,
	2018	2017
Benefits from net operating and capital loss carryforwards	$2,145.8	$651.9
Benefits from tax credit and other carryforwards	377.6	363.3
Differences in financial statement and tax accounting for:
Inventories, receivables and accruals	231.8	278.4
Basis differences in investments	56.1	1,088.7
Share-based and other compensation	295.5	315.4
Other	82.4	21.5
Total deferred tax asset, gross	$3,189.2	$2,719.2
Less: Valuation allowance	(1,637.9)	(403.8)
Total deferred tax asset, net	$1,551.3	$2,315.4
Differences in financial statement and tax accounting for:
Property, equipment and intangible assets	(5,487.4)	(7,604.8)
Basis differences in investments	(499.9)	(731.4)
Other	(2.1)	(12.5)
Total deferred tax liabilities	$(5,989.4)	$(8,348.7)
Total deferred taxes	$(4,438.1)	$(6,033.3)

During the year ended December 31, 2018, the Company’s net deferred tax liability decreased by $1,595.2 million. This was predominately the result of amortization and impairments related to our intangible assets partially offset by the realization of outside basis differences in investments. The valuation allowance increased because the Company no longer considers the likelihood of utilizing certain net operating losses to be remote. Accordingly, a deferred tax asset mostly offset by a valuation allowance was recorded at the applicable tax rate in the period ended December 31, 2018. The table above includes immaterial reclassifications to conform with current year disclosures.

The Company had the following carryforward tax attributes at December 31, 2018:

•	$914.5 million of U.S. federal net operating losses (“NOL”) and other tax attributes which begin to expire in 2019;

•	$294.4 million of U.S. tax credits which begin to expire in 2019;

•	$480.0 million of U.S. state NOLs which begin to expire in 2019;

•	$4,797.6 million of non-U.S. NOLs which begin to expire in 2019 and $4,826.6 million of non-U.S. NOLs which are not subject to expiration.

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U.S. net operating loss and tax credit carryforwards of $317.2 million and $213.0 million, respectively, are subject to an annual limitation under Internal Revenue Code Section 382.

During the year ended December 31, 2018, the Company recorded a net increase to the valuation allowance of $1,234.1 million primarily related to non-U.S. net operating loss carryforwards. As of December 31, 2018, a valuation allowance balance of $1,637.9 million is recorded due to the uncertainty of realizing tax credits ($6.1 million), net operating losses ($1,596.3 million), capital loss carryforwards ($35.2 million) and other deferred tax assets ($0.3 million).

At December 31, 2018, Allergan plc (the Irish parent) is permanently reinvested in approximately $11.0 billion of earnings of its non-Irish subsidiaries and therefore has not provided deferred income taxes on these undistributed earnings. The amounts are intended to be indefinitely reinvested in non-Irish operations and would not be subject to significant taxes if amounts were distributed to Allergan plc. The U.S. subsidiaries of Allergan plc are not permanently reinvested in the earnings of their non-U.S. subsidiaries as the provisions under current U.S. tax law will allow these earnings to be remitted to the U.S. without any significant tax cost. The Company recorded a $53.6 million deferred tax liability for the estimated cost to repatriate the accumulated earnings of these non-U.S. subsidiaries to their U.S. shareholders as of December 31, 2018.

Accounting for Uncertainty in Income Taxes

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

	Years Ended December 31,
	2018	2017	2016
Balance at the beginning of the year	$850.3	$811.2	$781.7
Increases for current year tax positions	164.3	10.1	100.7
Increases for prior year tax positions	193.4	69.2	40.5
Increases due to acquisitions	0.0	19.8	0.0
Decreases for prior year tax positions	(5.0)	(38.7)	(77.9)
Settlements	(5.4)	(21.7)	(30.8)
Lapse of applicable statute of limitations	(5.9)	(2.9)	(2.9)
Foreign exchange	(4.9)	3.3	(0.1)
Balance at the end of the year	$1,186.8	$850.3	$811.2

If these benefits were subsequently recognized, $998.0 million would favorably impact the Company’s effective tax rate.

The Company's continuing policy is to recognize interest and penalties related to uncertain tax positions in tax expense. During the years ended December 31, 2018, 2017 and 2016, the company recognized approximately $42.3 million, $45.8 million and $2.0 million in interest and penalties, respectively. At December 31, 2018, 2017 and 2016, the Company had accrued $155.2 million (net of tax benefit of $35.0 million), $113.7 million (net of tax benefit of $25.9 million) and $65.3 million (net of tax benefit of $35.4 million) of interest and penalties related to uncertain tax positions, respectively. Although the company cannot determine the impact with certainty based on specific factors, it is reasonably possible that the unrecognized tax benefits may change by up to approximately $90.0 million within the next twelve months due to the resolution of certain tax examinations.

The Company conducts business globally and, as a result, it files U.S. federal, state and foreign tax returns. The Company strives to resolve open matters with each tax authority at the examination level and could reach agreement with a tax authority at any time. While the Company has accrued for amounts it believes are in accordance with the accounting standard, the final outcome with a tax authority may result in a tax liability that is different than that reflected in the consolidated financial statements. Furthermore, the Company may decide to challenge any assessments, if made, and may exercise its right to appeal. The uncertain tax positions are reviewed quarterly and adjusted as events occur that affect potential liabilities for additional taxes, such as lapsing of applicable statutes of limitations, proposed assessments by tax authorities, negotiations with tax authorities, identification of new issues and issuance of new legislation, regulations or case law.

57

The Company has several concurrent audits open and pending with the Internal Revenue Service (“IRS”) as set forth below:

IRS Audits	Taxable Years
Allergan W.C. Holding Inc. f/k/a Actavis W.C. Holding Inc.	2013, 2014, 2015 and 2016
Warner Chilcott Corporation	2010, 2011, 2012 and 2013
Forest Laboratories, Inc.	2010, 2011, 2012, 2013 and 2014
Allergan, Inc.	2009, 2010, 2011, 2012, 2013, 2014 and 3/17/2015

NOTE 19 — Shareholders’ Equity

Share Repurchase Programs

On January 29, 2019, the Company announced that its Board of Directors approved a separate $2.0 billion share repurchase program.

On July 26, 2018, the Company’s Board of Directors approved a $2.0 billion share repurchase program. As of December 31, 2018, the Company had repurchased 7.2 million shares for $1.2 billion under the program.

In September 2017, the Company’s Board of Directors approved a $2.0 billion share repurchase program. As of December 31, 2017, the Company had repurchased $450.0 million, or 2.6 million shares under the program. The Company completed the share repurchase program in 2018, repurchasing $1.54 billion or 9.6 million shares.

In 2016, the Company’s Board of Directors approved a $5.0 billion share repurchase program which was completed in October 2016.  Additionally, the Company’s Board of Directors approved a $10.0 billion accelerated share repurchase (“ASR”) program, which was initiated in November 2016 and completed in 2017. Under the ASR, the Company repurchased 4.2 million and 61.6 million ordinary shares in the years ended December 31, 2017 and 2016, respectively.

Quarterly Dividend

During the year ended December 31, 2018 the Company paid a quarterly cash dividend of $0.72 per share for holders of the Company’s ordinary shares in March, June, September and December of 2018. The total amount paid in the year ended December 31, 2018 was $980.2 million. During the year ended December 31, 2017 the Company paid a quarterly cash dividend of $0.70 per share for holders of the Company’s ordinary shares in March, June, September and December of 2017. The total amount paid in the year ended December 31, 2017 was $939.8 million.

On January 25, 2019, the Company’s Board of Directors approved an increase in the Company's quarterly cash dividend for 2019 to $0.74 per ordinary share.

Preferred Shares

In February 2015, the Company completed an offering of 5,060,000 of our 5.500% mandatorily convertible preferred shares, Series A, par value $0.0001 per share (the “Mandatory Convertible Preferred Shares”). Dividends on the Mandatory Convertible Preferred Shares were payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee thereof, at an annual rate of 5.500% on the liquidation preference of $1,000.00 per Mandatory Convertible Preferred Share. The net proceeds from the Mandatory Convertible Preferred Share issuance of $4,929.7 million were used to fund the Allergan Acquisition.

In the year ended December 31, 2018, 2017 and 2016, the Company paid $69.6 million, $278.4 million and $278.4 million, respectively, of dividends on the preferred shares. Each preferred share automatically converted to approximately 3.53 ordinary shares on March 1, 2018, for a total of 17,876,930 ordinary shares.

58

Accumulated Other Comprehensive Income / (Loss)

For most of the Company’s international operations, the local currency has been determined to be the functional currency. The results of its non-U.S. dollar based operations are translated to U.S. dollars at the average exchange rates during the period. Assets and liabilities are translated at the rate of exchange prevailing on the balance sheet date. Equity is translated at the prevailing rate of exchange at the date of the equity transaction. Translation adjustments are reflected in shareholders’ equity and are included as a component of other comprehensive income / (loss). The effects of converting non-functional currency assets and liabilities into the functional currency are recorded as transaction gains / (losses) in general and administrative expenses in the consolidated statements of operations.

Unrealized gain / (losses) net of tax primarily represent experience differentials and other actuarial charges related to the Company’s defined benefit plans. The movements in accumulated other comprehensive income / (loss) for the years ended December 31, 2018 and 2017 were as follows ($ in millions):

	Foreign Currency Translation Items	Unrealized gain / (loss) net of tax	Total Accumulated Other Comprehensive Income / (Loss)
Balance as of December 31, 2016	$534.7	$(1,573.1)	$(1,038.4)
Other comprehensive gain / (loss) before reclassifications into general and administrative	1,248.0	111.7	1,359.7
Net impact of other-than-temporary loss on investment in Teva securities	-	1,599.4	1,599.4
Total other comprehensive income / (loss)	1,248.0	1,711.1	2,959.1
Balance as of December 31, 2017	$1,782.7	$138.0	$1,920.7
Amounts reclassed, net of tax, upon adoption of ASU 2016-01	-	(63.0)	(63.0)
Balance as of January 1, 2018	$1,782.7	$75.0	$1,857.7
Other comprehensive gain / (loss) before reclassifications into general and administrative	(474.4)	(38.1)	(512.5)
Total other comprehensive income / (loss)	(474.4)	(38.1)	(512.5)
Balance as of December 31, 2018	$1,308.3	$36.9	$1,345.2

As of December 31, 2018 and 2017, unrealized gain / (loss) net of tax included $36.9 million and $75.0 million, respectively, related to the Company’s pension and other post retirement plans. The $63.0 million as of December 31, 2017 which was subject to the implementation of ASU No. 2016-01 was reclassified into Retained Earnings as a result of the implementation.

NOTE 20 — Segments

The Company’s businesses are organized into the following segments: US Specialized Therapeutics, US General Medicine and International. In addition, certain revenues and shared costs, and the results of corporate initiatives, are managed outside of the three segments.

The operating segments are organized as follows:

•	The US Specialized Therapeutics segment includes sales and expenses relating to branded products within the U.S., including Medical Aesthetics, Medical Dermatology through September 20, 2018, Eye Care and Neuroscience and Urology therapeutic products.

•	The US General Medicine segment includes sales and expenses relating to branded products within the U.S. that do not fall into the US Specialized Therapeutics business units, including Central Nervous System, Gastrointestinal, Women’s Health, Anti-Infectives and Diversified Brands.

•	The International segment includes sales and expenses relating to products sold outside the U.S.

59

The Company evaluates segment performance based on segment contribution. Segment contribution for our segments represents net revenues less cost of sales (defined below), selling and marketing expenses, and select general and administrative expenses. Included in segment revenues for 2016 are product sales that were sold through our former Anda Distribution business once the Anda Distribution business had sold the product to a third-party customer. These sales are included in segment results and are reclassified into revenues from discontinued operations through a reduction of Corporate revenues which eliminates the sales made by our former Anda Distribution business through October 3, 2016 from results of continuing operations. Cost of sales for these products in discontinued operations is equal to our average third-party cost of sales for third party branded products distributed by our former Anda Distribution business. The Company does not evaluate the following items at the segment level:

•	Revenues and operating expenses within cost of sales, selling and marketing expenses, and general and administrative expenses that result from the impact of corporate initiatives. Corporate initiatives primarily include integration, restructuring, divestitures, acquisitions, certain milestones and other shared costs.

•	General and administrative expenses that result from shared infrastructure, including certain expenses located within the United States.

•	Other select revenues and operating expenses including R&D expenses, amortization, IPR&D impairments, goodwill impairments and asset sales and impairments, net as not all such information has been accounted for at the segment level, or such information has not been used by all segments.

•	Total assets including capital expenditures.

The Company defines segment net revenues as product sales and other revenue derived from our products or licensing agreements.

Cost of sales within segment contribution includes standard production and packaging costs for the products we manufacture, third party acquisition costs for products manufactured by others, profit-sharing or royalty payments for products sold pursuant to licensing agreements and finished goods inventory reserve charges. Cost of sales within segment contribution excludes non-standard production costs, such as non-finished goods inventory obsolescence charges, manufacturing variances and excess capacity utilization charges, where applicable. Cost of sales does not include amortization or impairment costs for acquired product rights or other acquired intangibles.

Selling and marketing expenses consist mainly of personnel-related costs, product promotion costs, distribution costs, professional service costs, insurance, depreciation and travel costs.

General and administrative expenses consist mainly of personnel-related costs, facilities costs, transaction costs, insurance, depreciation, litigation costs and professional services costs which are general in nature and attributable to the segment.

60

Segment net revenues, segment operating expenses and segment contribution information consisted of the following for the years ended December 31, 2018, 2017 and 2016 ($ in millions):

	Year Ended December 31, 2018
	US Specialized	US General
	Therapeutics	Medicine	International	Total
Net revenues	$6,920.3	$5,322.9	$3,504.7	$15,747.9

Operating expenses:
Cost of sales(1)	565.2	799.1	537.1	1,901.4
Selling and marketing	1,348.3	924.6	928.7	3,201.6
General and administrative	205.3	156.4	141.7	503.4
Segment contribution	$4,801.5	$3,442.8	$1,897.2	$10,141.5
Contribution margin	69.4%	64.7%	54.1%	64.4%
Corporate(2)				1,067.3
Research and development				2,266.2
Amortization				6,552.3
Goodwill impairments				2,841.1
In-process research and development impairments				804.6
Asset sales and impairments, net				2,857.6
Operating (loss)				$(6,247.6)
Operating margin				(39.7)%

(1) Excludes amortization and impairment of acquired intangibles including products rights, as well as indirect cost of sales not attributable to segment results.

(2) Corporate includes net revenues of $39.5 million.

	Year Ended December 31, 2017
	US Specialized	US General
	Therapeutics	Medicine	International	Total
Net revenues	$6,803.6	$5,796.2	$3,319.5	$15,919.3

Operating expenses:
Cost of sales(1)	495.4	843.9	478.7	1,818.0
Selling and marketing	1,369.5	1,084.1	913.8	3,367.4
General and administrative	208.2	177.3	120.6	506.1
Segment contribution	$4,730.5	$3,690.9	$1,806.4	$10,227.8
Contribution margin	69.5%	63.7%	54.4%	64.2%
Corporate(2)				1,471.8
Research and development				2,100.1
Amortization				7,197.1
In-process research and development impairments				1,452.3
Asset sales and impairments, net				3,927.7
Operating (loss)				$(5,921.2)
Operating margin				(37.2)%

(1) Excludes amortization and impairment of acquired intangibles including products rights, as well as indirect cost of sales not attributable to segment results.

(2) Corporate includes net revenues of $21.4 million.

	Year Ended December 31, 2016
	US Specialized	US General
	Therapeutics	Medicine	International	Total
Net revenues	$5,811.7	$5,923.9	$2,881.3	$14,616.9

Operating expenses:
Cost of sales(1)	290.9	879.8	418.2	1,588.9
Selling and marketing	1,137.0	1,185.7	788.2	3,110.9
General and administrative	174.2	174.9	117.2	466.3
Segment contribution	$4,209.6	$3,683.5	$1,557.7	$9,450.8
Contribution margin	72.4%	62.2%	54.1%	64.7%
Corporate(2)				1,481.3
Research and development				2,575.7
Amortization				6,470.4
In-process research and development impairments				743.9
Asset sales and impairments, net				5.0
Operating (loss)				$(1,825.5)
Operating margin				(12.5)%

(1)  Excludes amortization and impairment of acquired intangibles including products rights, as well as indirect cost of sales not attributable to segment results.

(2) Corporate includes net revenues of $(46.3) million, which includes a reduction of $(80.0) million for revenues that were included in the segment results and reclassified into revenues from discontinued operations as a reduction of Corporate revenues for sales through our former Anda Distribution business.

No country outside of the United States represents ten percent or more of net revenues. The US Specialized Therapeutics and US General Medicine segments are comprised solely of sales within the United States.

The following table presents our net revenue disaggregated by geography for our international segment for the years ended December 31, 2018, 2017 and 2016 ($ in millions):

	Years Ended December 31,
	2018	2017	2016
Europe	$1,482.6	$1,439.2	$1,322.8
Asia Pacific, Middle East and Africa	1,089.9	929.9	776.1
Latin America and Canada	862.4	863.3	722.3
Other*	69.8	87.1	60.1
Total International	$3,504.7	$3,319.5	$2,881.3

*Includes royalty and other revenue

The following tables present global net revenues for the top products greater than 10% of total revenues of the Company as well as a reconciliation of segment revenues to total net revenues for the years ended December 31, 2018, 2017 and 2016 ($ in millions):

	Year Ended December 31, 2018
	US Specialized Therapeutics	US General Medicine	International	Total
Botox®	$2,545.8	$-	$1,031.6	$3,577.4
Restasis®	1,197.0	-	64.5	1,261.5
Juvederm® Collection	548.2	-	614.8	1,163.0
Linzess®/Constella®	-	761.1	24.1	785.2
Lumigan®/Ganfort®	291.8	-	392.6	684.4
Bystolic® / Byvalson®	-	583.8	2.0	585.8
Alphagan®/Combigan®	375.4	-	176.0	551.4
Lo Loestrin®	-	527.7	-	527.7
Vraylar®	-	487.1	-	487.1
Eye Drops	202.7	-	279.7	482.4
Alloderm ®	407.3	-	8.0	415.3
Breast Implants	263.0	-	130.1	393.1
Viibryd®/Fetzima®	-	342.4	7.2	349.6
Coolsculpting ® Consumables	235.3	-	64.2	299.5
Ozurdex ®	111.0	-	187.7	298.7
Zenpep®	-	237.3	0.4	237.7
Carafate ® / Sulcrate ®	-	217.8	2.8	220.6
Armour Thyroid	-	198.8	-	198.8
Canasa®/Salofalk®	-	169.2	17.6	186.8
Viberzi®	-	176.5	1.3	177.8
Asacol®/Delzicol®	-	130.8	45.7	176.5
Coolsculpting ® Systems & Add On Applicators	126.3	-	43.3	169.6
Skin Care	138.8	-	15.2	154.0
Saphris®	-	139.7	-	139.7
Teflaro®	-	128.0	0.3	128.3
Namzaric®	-	115.8	-	115.8
Avycaz®	-	94.6	-	94.6
Rapaflo®	81.9	-	6.4	88.3
Savella®	-	85.0	-	85.0
Namenda®	-	71.0	-	71.0
Dalvance®	-	56.1	2.3	58.4
Aczone®	55.1	-	0.4	55.5
Liletta®	-	50.9	-	50.9
Estrace® Cream	-	49.0	-	49.0
Kybella® / Belkyra®	31.8	-	6.3	38.1
Tazorac®	25.4	-	0.7	26.1
Minastrin® 24	-	9.5	-	9.5
Other	283.5	690.8	379.5	1,353.8
Total segment revenues	$6,920.3	$5,322.9	$3,504.7	$15,747.9
Corporate revenues				39.5
Total net revenues				$15,787.4

	Year Ended December 31, 2017
	US Specialized Therapeutics	US General Medicine	International	Total
Botox®	$2,254.4	$-	$914.5	$3,168.9
Restasis®	1,412.3	-	61.3	1,473.6
Juvederm® Collection	501.1	-	540.7	1,041.8
Linzess®/Constella®	-	701.1	21.9	723.0
Lumigan®/Ganfort®	317.5	-	371.5	689.0
Bystolic® / Byvalson®	-	612.2	2.2	614.4
Alphagan®/Combigan®	377.3	-	175.1	552.4
Eye Drops	199.5	-	281.0	480.5
Lo Loestrin®	-	459.3	-	459.3
Namenda®	-	452.9	-	452.9
Breast Implants	242.6	-	156.9	399.5
Estrace® Cream	-	366.6	-	366.6
Viibryd®/Fetzima®	-	333.2	3.1	336.3
Alloderm ®	321.2	-	7.5	328.7
Ozurdex ®	98.4	-	213.4	311.8
Vraylar®	-	287.8	-	287.8
Asacol®/Delzicol®	-	195.5	50.2	245.7
Carafate ® / Sulcrate ®	-	235.8	2.9	238.7
Zenpep®	-	212.3	-	212.3
Coolsculpting ® Consumables	150.1	-	41.6	191.7
Canasa®/Salofalk®	-	162.7	18.3	181.0
Armour Thyroid	-	169.1	-	169.1
Aczone®	166.3	-	0.5	166.8
Skin Care	153.2	-	12.0	165.2
Viberzi®	-	156.6	0.5	157.1
Saphris®	-	155.2	-	155.2
Coolsculpting ® Systems & Add On Applicators	106.6	-	32.1	138.7
Namzaric®	-	130.8	-	130.8
Teflaro®	-	121.9	-	121.9
Rapaflo®	108.1	-	7.3	115.4
Savella®	-	98.2	-	98.2
Tazorac®	65.4	-	0.7	66.1
Minastrin® 24	-	61.4	-	61.4
Avycaz®	-	61.2	-	61.2
Kybella® / Belkyra®	49.5	-	6.8	56.3
Dalvance®	-	53.9	2.4	56.3
Liletta®	-	37.6	-	37.6
Other	280.1	730.9	395.1	1,406.1
Total segment revenues	$6,803.6	$5,796.2	$3,319.5	$15,919.3
Corporate revenues				21.4
Total net revenues				$15,940.7

	Year Ended December 31, 2016
	US Specialized Therapeutics	US General Medicine	International	Total
Botox®	$1,983.2	$-	$803.0	$2,786.2
Restasis®	1,419.5	-	68.0	1,487.5
Juvederm® Collection	446.9	-	420.4	867.3
Lumigan®/Ganfort®	326.4	-	361.7	688.1
Linzess®/Constella®	-	625.6	17.3	642.9
Namenda®	-	642.7	-	642.7
Bystolic® / Byvalson®	-	638.8	1.7	640.5
Alphagan®/Combigan®	376.6	-	169.3	545.9
Eye Drops	186.5	-	276.2	462.7
Asacol®/Delzicol®	-	360.8	53.7	414.5
Lo Loestrin®	-	403.5	-	403.5
Estrace® Cream	-	379.4	-	379.4
Breast Implants	206.0	-	149.9	355.9
Viibryd®/Fetzima®	-	342.3	-	342.3
Minastrin® 24	-	325.9	1.4	327.3
Ozurdex ®	84.4	-	179.0	263.4
Carafate ® / Sulcrate ®	-	229.0	2.4	231.4
Aczone®	217.3	-	-	217.3
Zenpep®	-	200.7	-	200.7
Canasa®/Salofalk®	-	178.7	17.7	196.4
Skin Care	186.2	-	8.5	194.7
Saphris®	-	166.8	-	166.8
Armour Thyroid	-	166.5	-	166.5
Teflaro®	-	133.6	-	133.6
Rapaflo®	116.6	-	5.8	122.4
Savella®	-	103.2	-	103.2
Tazorac®	95.5	-	0.8	96.3
Vraylar®	-	94.3	-	94.3
Viberzi®	-	93.3	-	93.3
Namzaric®	-	57.5	-	57.5
Kybella® / Belkyra®	50.2	-	2.3	52.5
Dalvance®	-	39.3	-	39.3
Avycaz®	-	36.1	-	36.1
Liletta®	-	23.3	-	23.3
Other	116.4	682.6	342.2	1,141.2
Total segment revenues	$5,811.7	$5,923.9	$2,881.3	$14,616.9
Corporate revenues				(46.3)
Total net revenues				$14,570.6

NOTE 21 — Business Restructuring Charges

Restructuring activities for the year ended December 31, 2018 were as follows ($ in millions):

	Severance and Retention	Share-Based Compensation	Other	Total
Reserve balance at December 31, 2017	$166.0	$-	$19.9	$185.9
Charged to expense
Cost of sales	7.3	-	-	7.3
Research and development	1.0	-	-	1.0
Selling and marketing	31.2	4.1	-	35.3
General and administrative	4.3	4.1	-	8.4
Total expense	43.8	8.2	-	52.0
Cash payments	(138.4)	-	(5.5)	(143.9)
Non-cash adjustments	-	(8.2)	-	(8.2)
Reserve balance at December 31, 2018	$71.4	$-	$14.4	$85.8

In the year ended December 31, 2018, the Company recorded severance and other employee related charges of $52.0 million, which includes $8.2 million of share-based compensation related to this program. In the year ending December 31, 2018, the Company incurred $14.1 million in severance and other employee related charges and $8.2 million of share-based compensation related to the restructuring program announced in December 2017. In the year ending December 31, 2018, the Company initiated a new restructuring program of its international commercial operations.  As a result of the program, the Company intends to eliminate approximately 200 selling and marketing positions while streamlining the Company’s operations and focusing on key growth markets and products. The Company expects that the majority of the severance costs will be paid during the 2019 fiscal year.

Restructuring activities for the year ended December 31, 2017 is as follows ($ in millions):

	Severance and Retention	Share-Based Compensation	Other	Total
Reserve balance at December 31, 2016	$68.5	$-	$39.7	$108.2
Charged to expense
Cost of sales	50.4	-	-	50.4
Research and development	37.1	-	-	37.1
Selling and marketing	92.5	-	-	92.5
General and administrative	37.5	38.8	16.3	92.6
Total expense	217.5	38.8	16.3	272.6
Cash payments	(110.4)	(31.5)	(36.1)	(178.0)
Other reserve impact	(9.6)	(7.3)	-	(16.9)
Reserve balance at December 31, 2017	$166.0	$-	$19.9	$185.9

In December 2017, the Company approved a new restructuring program intended to optimize and restructure its operations, while reducing costs and global headcount in anticipation of loss of exclusivity of several key revenue-generating products in 2018.  As a result of this program, the Company intended to eliminate over 1,000 then filled positions, impacting employees in commercial and other functions. Commercial reductions primarily focused on products and categories subject to loss of exclusivity. In addition, the Company eliminated approximately 400 open positions.  In the year ended December 31, 2017, the Company recorded severance and other employee related charges of $91.3 million, which includes $4.0 million of share based compensation related to this program. During the year ended December 31, 2017 the Company also recorded $14.6 million of other charges relating to the program and impairments of $17.7 million primarily related to fixed assets and facilities which the Company intended to exit during the 2018 fiscal year.

During the year ended December 31, 2017, the Company also initiated other restructuring programs which impacted the commercial, research and development, and global operations organizations.  As a result of the commercial organization restructuring program, the Company recorded severance and other employee related charges of $16.9 million and eliminated approximately 200 filled positions and approximately 150 open positions during the year.  This initiative reduced costs in the commercial organization and primarily impacted the General Medicine sales force.  As a result of a research and development restructuring program, the Company recorded severance and other employee related charges of $12.4 million and eliminated approximately 100 filled positions.  This initiative intended to reduce costs as a result of prioritizing the Company’s pipeline.  The majority of these severance costs were paid during the year ended December 31, 2017 and the Company does not anticipate any additional costs under these programs.  As a result of the global operations restructuring program, the Company will close a manufacturing facility in 2019 and reduce the Company’s headcount by approximately 250 employees.  This program resulted in the Company recording $41.5 million of severance employee related charges and $4.2 million of accelerated depreciation.  The majority of the severance costs will be paid during the year ending December 31, 2019.  The Company also recorded other restructuring charges $91.7 million related to various other initiatives and the integration of acquired businesses during the year ended December 31, 2017.

During the years ended December 31, 2018, 2017 and 2016, the Company recognized restructuring charges related to continuing operations of $52.0 million, $272.6 million and $106.1 million, respectively.

NOTE 22 — Derivative Instruments and Hedging Activities

The Company’s revenue, earnings, cash flows and fair value of its assets and liabilities can be impacted by fluctuations in foreign exchange risks and interest rates, as applicable. The Company manages the impact of foreign exchange risk and interest rate movements through operational means and through the use of various financial instruments, including derivative instruments such as foreign currency derivatives. As of December 31, 2018, the Company had outstanding third-party foreign currency forward instruments, excluding debt, of $42.1 million. As of December 31, 2017, the Company had no material outstanding third-party foreign currency instruments.

Internationally, the Company is a net recipient of currencies other than the U.S. dollar and, as such, benefits from a weaker dollar and is adversely affected by a stronger dollar relative to major currencies worldwide. Accordingly, changes in exchange rates, and in particular a strengthening of the U.S. dollar, may negatively affect the Company’s consolidated revenues and favorably impact operating expenses in U.S. dollars.

In November 2018, the Company entered into a 700 million Euro forward contract to buy Euros while selling USD. The derivative has a maturity of May 31, 2019.  The derivative instrument will be marked-to-market to the P&L offsetting the revaluation (P&L) impact on the Euro 700 million variable interest debt. For the year ended December 31, 2018, the Company recorded a gain of $5.9 million relating to this instrument.

Net Investment Hedge

In the normal course of business, we manage certain foreign exchange risks through a variety of strategies, including hedging. Our hedging strategies include the use of derivatives, as well as net investment hedges. For net investment hedges, the effective portion of the gains and losses on the instruments arising from the effects of foreign exchange are recorded in the currency translation adjustment component of accumulated other comprehensive income / (loss), consistent with the underlying hedged item. Hedging transactions are limited to an underlying exposure. As a result, any change in the value of our hedging instruments would be substantially offset by an opposite change in the value of the underlying hedged items. We do not use derivative instruments for trading or speculative purposes.

The Company is exposed to foreign exchange risk in its international operations from foreign currency purchases, net investments in foreign subsidiaries, and foreign currency assets and liabilities created in the normal course of business, including the Euro Denominated Notes. In the year ended December 31, 2018, we used effective net investment hedges to partially offset the effects of foreign currency on our investments in certain of our foreign subsidiaries. The total notional amount of our instruments designated as net investment hedges was $5.1 billion as of December 31, 2018 and $3.6 billion as of December 31, 2017. During the year ended December 31, 2018, the impact of the net investment hedges recorded in other comprehensive loss was a gain of $144.5 million, which primarily offset the impact of the Euro denominated notes. During the year ended December 31, 2017, the impact of the net investment hedges recorded in other comprehensive income was a loss of $208.2 million.

NOTE 23 — Fair Value Measurement

Assets and liabilities that are measured at fair value using Fair Value Leveling or that are disclosed at fair value on a recurring basis as of December 31, 2018 and 2017 consisted of the following ($ in millions):

	Fair Value Measurements as of December 31, 2018 Using:
	Total	Level 1	Level 2	Level 3
Assets:
Cash equivalents*	$207.1	$207.1	$-	$-
Short-term investments	1,026.9	-	1,026.9	-
Deferred executive compensation investments	90.8	73.8	17.0	-
Royalty receivable	50.3	-	-	50.3
Investments and other	46.0	38.5	7.5	-
Total assets	$1,421.1	$319.4	$1,051.4	$50.3
Liabilities:
Deferred executive compensation liabilities	90.8	73.8	17.0	-
Contingent consideration obligations	344.6	-	-	344.6
Total liabilities	$435.4	$73.8	$17.0	$344.6

* Marketable securities with less than 90 days remaining until maturity at the time of acquisition are classified as cash equivalents.

	Fair Value Measurements as of December 31, 2017 Using:
	Total	Level 1	Level 2	Level 3
Assets:
Cash equivalents*	$1,328.1	$1,328.1	$-	$-
Short-term investments	2,814.4	-	2,814.4	-
Deferred executive compensation investments	112.4	92.9	19.5	-
Investment in Teva ordinary shares	1,817.7	1,817.7	-	-
Investments and other	72.3	72.3	-	-
Total assets	$6,144.9	$3,311.0	$2,833.9	$-
Liabilities:
Deferred executive compensation liabilities	113.8	94.3	19.5	-
Contingent consideration obligations	476.9	-	-	476.9
Total liabilities	$590.7	$94.3	$19.5	$476.9

* Marketable securities with less than 90 days remaining until maturity at the time of acquisition are classified as cash equivalents.

Investments in securities as of December 31, 2018 and 2017 included the following ($ in millions):

	Investments in Securities as of December 31, 2018
Level 1	Carrying amount	Estimated fair value	Cash & cash equivalents	Marketable securities
Money market funds	$207.1	$207.1	$207.1	$-
Total	$207.1	$207.1	$207.1	$-

Level 2	Carrying amount	Estimated fair value	Cash & cash equivalents	Marketable securities
Other investments	$1,026.9	$1,026.9	$-	$1,026.9
Total	$1,026.9	$1,026.9	$-	$1,026.9

	Investments in Securities as of December 31, 2017
Level 1	Carrying amount	Unrecognized gain	Unrecognized loss	Estimated fair value	Cash & cash equivalents	Marketable securities
Money market funds	$1,328.1	$-	$-	$1,328.1	$1,328.1	$-
Investment in Teva ordinary shares	1,688.4	129.3	-	1,817.7	-	1,817.7
Total	$3,016.5	$129.3	$-	$3,145.8	$1,328.1	$1,817.7

Level 2	Carrying amount	Unrecognized gain	Unrecognized loss	Estimated fair value	Cash & cash equivalents	Marketable securities
Commercial paper and other	$1,248.9	$-	$(0.7)	$1,248.2	$-	$1,248.2
Certificates of deposit	1,566.2	-	-	1,566.2	-	1,566.2
Total	$2,815.1	$-	$(0.7)	$2,814.4	$-	$2,814.4

Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants. Fair values are determined based on Fair Value Leveling.

Marketable securities and investments consist of money market securities, U.S. treasury and agency securities, and equity and debt securities of publicly traded companies for which market prices are readily available. Unrealized gains or losses on marketable securities are recorded in interest income beginning January 1, 2018.  Unrealized gains or losses on long-term equity investments are recorded in other income / (expense), net beginning on January 1, 2018.  These amounts were recorded within accumulated other comprehensive (loss) / income as of December 31, 2017.  The Company’s marketable securities and other long-term investments are recorded at fair value based on quoted market prices using the specific identification method. These investments are classified as either current or non-current, as appropriate, in the Company’s consolidated balance sheets.  The Company may sell certain of its marketable securities prior to their stated maturities for strategic reasons including, but not limited to, anticipation of credit deterioration and maturity management.

Contingent Consideration Obligations

The fair value measurement of the contingent consideration obligations is determined using Level 3 inputs and is based on a probability-weighted income approach. The measurement is based upon unobservable inputs supported by little or no market activity, and is based on our own assumptions. Changes in the fair value of the contingent consideration obligations, including accretion, are recorded in our consolidated statements of operations as follows ($ in millions):

	Years Ended December 31,
Expense / (income)	2018	2017	2016
Cost of sales	$(111.7)	$(183.2)	$(17.4)
Research and development	5.1	50.0	(71.1)
General and administrative	-	-	24.3
Total	$(106.6)	$(133.2)	$(64.2)

During the year ended December 31, 2018, cost of sales primarily relates to the Company’s True Tear® product not achieving a milestone event, as well as a corresponding decrease in commercial forecasts.  In the year ended December 31, 2018, research and development primarily relates to a R&D asset that was delayed, which lowered the probability of the milestone being achieved.  The year ended December 31, 2018 also includes the progression of other R&D projects relating to the acquisition of Tobira Therapeutics, Inc.

During the year ended December 31, 2017, the Company had net contingent consideration income in cost of sales of $183.2 million due to declines in forecasted revenues for select products, including Rhofade®. The Company had net contingent consideration expense in R&D of $50.0 million due to the advancement of the Company’s True Tear® product and products acquired as part of the Tobira Acquisition.

During the year ended December 31, 2016, the Company had net contingent consideration income of $64.2 million primarily driven by ongoing R&D projects that were terminated based on clinical data acquired in the Allergan Acquisition, which was offset by additional contingent consideration expense relating to milestones achieved in connection with the AqueSys and Allergan acquisitions.

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2018 and 2017 ($ in millions):

	Balance as of December 31, 2017	Net transfers in to (out of) Level 3	Purchases, settlements, and other net	Net accretion and fair value adjustments	Balance as of December 31, 2018
Liabilities:
Contingent consideration obligations	$476.9	$-	$(25.7)	$(106.6)	$344.6

	Balance as of December 31, 2016	Net transfers in to (out of) Level 3	Purchases, settlements, and other net	Net accretion and fair value adjustments	Balance as of December 31, 2017
Liabilities:
Contingent consideration obligations	$1,172.1	$-	$(562.0)	$(133.2)	$476.9

The Company determines the acquisition date fair value of contingent consideration obligations based on a probability-weighted income approach derived from revenue estimates and a probability assessment with respect to the likelihood of achieving contingent obligations including contingent payments such as milestone obligations, royalty obligations and contract earn-out criteria, where applicable. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. The resultant probability-weighted cash flows are discounted using an appropriate effective annual interest rate to reflect the internal rate of return and incremental commercial uncertainty, major risks and uncertainties associated with the successful completion of the events triggering the contingent obligation. At each reporting date, the Company revalues the contingent consideration obligation to estimated fair value and records changes in fair value as income or expense in our consolidated statement of operations. Changes in the fair value of the contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of revenue estimates and changes in probability assumptions with respect to the likelihood of achieving the various contingent consideration obligations. Accretion expense related to the increase in the net present value of the contingent liability is included in operating income for the period.

During the year ended December 31, 2018, the following activity in contingent consideration obligations by acquisition was incurred ($ in millions):

Business Acquisition	Balance as of December 31, 2017	Fair Value Adjustments and Accretion	Payments and Other	Balance as of December 31, 2018
Tobira Acquisition	$227.8	$27.2	$-	$255.0
Allergan Acquisition	18.7	(17.7)	(1.0)	-
Medicines 360 acquisition	44.4	13.5	(14.8)	43.1
AqueSys acquisition	28.5	(23.1)	-	5.4
Oculeve acquisition	90.1	(88.4)	-	1.7
ForSight Acquisition	46.3	(22.2)	-	24.1
Metrogel acquisition	7.5	-	(7.5)	-
Forest Acquisition	12.7	3.1	(2.2)	13.6
Other	0.9	1.0	(0.2)	1.7
Total	$476.9	$(106.6)	$(25.7)	$344.6

Royalty Receivable

The fair value measurement of the royalty receivable is determined using Level 3 inputs and is based on a probability-weighted income approach. The measurement is based upon unobservable inputs supported by little or no market activity, and is based on our own assumptions. Changes in the fair value of the royalty receivable are recorded in our consolidated statements of operations as follows ($ in millions):

	Balance as of December 31, 2017	Net transfers in to (out of) Level 3	Purchases, settlements, and other net	Net accretion and fair value adjustments	Balance as of December 31, 2018
Asset:
Royalty receivable	$-	$-	$50.3	$-	$50.3

NOTE 24 — Commitments & Contingencies

The Company and its affiliates are involved in various disputes, governmental and/or regulatory inspections, inquires, investigations and proceedings, and litigation matters that arise from time to time in the ordinary course of business. The process of resolving matters through litigation or other means is inherently uncertain and it is possible that an unfavorable resolution of these matters will adversely affect the Company, its results of operations, financial condition and cash flows. The Company’s general practice is to expense legal fees as services are rendered in connection with legal matters, and to accrue for liabilities when losses are probable and reasonably estimable.

The Company evaluates, on a quarterly basis, developments in legal proceedings and other matters that could cause an increase or decrease in the amount of the liability that is accrued. As of December 31, 2018, the Company’s consolidated balance sheet includes accrued loss contingencies of approximately $65.0 million. As of December 31, 2017, the Company’s consolidated balance sheet included accrued loss contingencies of approximately $55.0 million.

The Company’s legal proceedings range from cases brought by a single plaintiff to mass tort actions and class actions with thousands of putative class members. These legal proceedings, as well as other matters, involve various aspects of our business and a variety of claims (including, but not limited to, qui tam actions, antitrust, product liability, breach of contract, securities, patent infringement and trade practices), some of which present novel factual allegations and/or unique legal theories. In addition, a number of the matters pending against us are at very early stages of the legal process (which in complex proceedings of the sort faced by us often extend for several years). As a result, some matters have not yet progressed sufficiently through discovery and/or development of important factual information and legal issues to enable us to estimate a range of possible loss. In those proceedings in which plaintiffs do request publicly quantified amounts of relief, the Company does not believe that the quantified amounts are meaningful because they are merely stated jurisdictional limits, exaggerated and/or unsupported by the evidence or applicable burdens of proof.

In matters involving the assertion or defense of the Company’s intellectual property, the Company believes it has meritorious claims and intends to vigorously assert or defend the patents or other intellectual property at issue in such litigation. Similarly, in matters where the Company is a defendant, the Company believes it has meritorious defenses and intends to defend itself vigorously. However, the Company can offer no assurances that it will be successful in a litigation or, in the case of patent enforcement matters, that a generic version of the product at issue will not be launched or enjoined. Failing to prevail in a litigation could adversely affect the Company and could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Patent Litigation

Patent Enforcement Matters

Bystolic®. On January 19, 2018, subsidiaries of the Company brought an action for infringement of U.S. Patent No. 6,545,040 in the United States District Court for the District of Delaware against Aurobindo Pharma USA, Inc. and Aurobindo Pharma Ltd. (collectively, “Aurobindo”) in connection with an abbreviated new drug application filed with the FDA by Aurobindo seeking approval to market a generic version of Bystolic and challenging said patent. Allergan entered into a settlement agreement with Aurobindo on September 12, 2018, and the case was dismissed. No patent litigation remains concerning Bystolic.

Byvalson®. On September 18, 2017, subsidiaries of the Company brought an action for infringement of U.S. Patent Nos. 7,803,838 (the “‘838 patent”) and 7,838,552 (the “‘552 patent”) in the U.S. District Court for the District of New Jersey against Prinston Pharmaceutical Inc., Zhejiang Huahai Pharmaceutical Co., Ltd., Huahai US Inc. and Solco Healthcare US, LLC (collectively, “Prinston”) in connection with an abbreviated new drug application filed with the FDA by Prinston seeking approval to market a generic versions of Byvalson and challenging said patents. Allergan entered into a settlement agreement with Prinston, and the case was dismissed. No patent litigation remains concerning Bystolic.

Combigan® IV. On October 30, 2017, subsidiaries of the Company filed an action for infringement of U.S. Patent Number 9,770,453 (the “‘453 Patent”) against Sandoz, Inc. and Alcon Laboratories, Inc. (“Sandoz”) in the U.S. District Court for the District of New Jersey, in connection with the abbreviated new drug applications respectively filed with the FDA by Sandoz and Alcon, seeking approval to market a generic version of Combigan and challenging said patent. On March 6, 2018, U.S. Patent Nos. 9,907,801 (the “‘801 Patent”) and 9,907,802 (the “‘802 Patent”) were added to the case. The ‘453, ‘801 and ‘802 Patents are listed in the Orange Book for Combigan® and expire on April 19, 2022. A trial date has not been set. On July 13, 2018, the district court adopted Allergan’s proposed claim construction and granted Allergan’s motion for preliminary injunction against Sandoz. On August 1, 2018, the district court entered an order setting a preliminary injunction bond in the amount of $157,300,000 under Federal Rule of Civil Procedure 65(c), which Allergan posted. Sandoz has appealed the grant of the injunction, and the appeal is ongoing.

Delzicol®. On August 28, 2015, November 9, 2015 and April 1, 2016, subsidiaries of the Company and Qualicaps Co., Ltd. (collectively, “Plaintiffs”) brought actions for infringement of U.S. Patent No. 6,649,180 (the “‘180 patent”) in the United States District Court for the Eastern District of Texas against Teva Pharmaceuticals USA, Inc. and Teva Pharmaceutical Industries Ltd. (collectively, “Teva”), Mylan Pharmaceuticals, Inc., Mylan Laboratories Limited and Mylan, Inc. (collectively, “Mylan”) and Zydus Pharmaceuticals (USA) Inc. and Cadila Healthcare Ltd. (collectively, “Zydus”) in connection with abbreviated new drug applications respectively filed with the FDA by Teva, Mylan and Zydus, each seeking approval to market generic versions of Delzicol and challenging said patent. The ‘180 patent expires on April 13, 2020. On October 24, 2017, the District Court entered final judgment of non-infringement in favor of Teva and Mylan. On December 12, 2018, the United States Court of Appeals for the Federal Circuit affirmed the district court’s decision of non-infringement in favor of Teva and Mylan. Plaintiffs have filed a petition for rehearing, which is currently pending.

On November 28, 2016, Plaintiffs entered into a settlement agreement with Zydus. Under the terms of the settlement agreement, Zydus may launch its generic version of Delzicol® on March 1, 2020, or earlier under certain circumstances. On December 18, 2017, Plaintiffs, under the settlement agreement, Mylan may launch its generic version of Delzicol® on July 1, 2019, or earlier under certain circumstances.

Fetzima®. In October and November 2017, subsidiaries of the Company and Pierre Fabre Medicament S.A.S. brought actions for infringement of U.S. Patent Nos. RE43,879 (the “‘879 Patent”); 8,481,598 (the “‘598 Patent”); and 8,865,937 (the “‘937 Patent”) against MSN Laboratories Private Limited and MSN Pharmaceuticals Inc. (collectively, “MSN”), Prinston Pharmaceutical Inc. and Solco Healthcare U.S., LLC (collectively, “Prinston”), Torrent Pharmaceuticals Limited and Torrent Pharma Inc. (collectively, “Torrent”), West-Ward Pharmaceuticals International Limited and West-Ward Pharmaceuticals Corp. (collectively, “West-Ward”), Zydus Pharmaceuticals (USA) Inc. (“Zydus”), Aurobindo Pharma USA, Inc. and Aurobindo Pharma Limited (collectively, “Aurobindo”), and Amneal Pharmaceuticals LLC and Amneal Pharmaceuticals Private Limited (collectively, “Amneal”), In connection with abbreviated new drug applications, respectively filed with the FDA by MSN, Prinston, Torrent, West-Ward, Zydus, Aurobindo, and Amneal, each seeking approval to market generic versions of Fetzima and challenging said patents. The ‘879 Patent expires in June 2023 (not including a pending application for patent term extension (“PTE”)), the ‘598 patent expires in March 2031, and the ‘937 Patent expires in May 2032.

The case is currently in fact discovery. No trial date has been set.

Kybella®. On November 9, 2018, a subsidiary of the Company brought an action for infringement of U.S. Patent Nos. 8,101,593 (the “‘593 Patent”), 8,242,294 (the “‘294 Patent”), 8,367,649 (the “‘649 Patent”), 8,461,140 (the “‘140 Patent”), 8,546,367 (the “‘367 Patent”), 8,653,058 (the “‘058 Patent”), 8,883,770 (the “‘770 Patent”), 9,522,155 (the “‘155 Patent”), 9,636,349 (the “‘349 Patent”), and 9,949,986 (the “‘986 Patent”) against Slayback Pharma LLC (“Slayback”) in the U.S. District Court for the District of New Jersey in connection with an abbreviated new drug application filed with the FDA by Slayback seeking approval to market generic versions of Kybella and challenging said patents. The ‘140, ’367, ’770, ’155, ’349 and ’986 Patents expire in February 2028; the ‘294 Patent expires in May 2028; and the ‘593, ‘649, and ‘058 Patents expire in March 2030. No trial date has been set.

Lastacaft®. On September 8, 2017, a subsidiary of the Company and Vistakon Pharmaceuticals, LLC (collectively, “Plaintiffs”), brought an action for infringement of U.S. Patent no. 8,664,215 (“the ‘215 Patent”) in the U.S. District Court for the District of Delaware against Aurobindo Pharma Ltd., Aurobindo Pharma USA, Inc. and Auromedics Pharma LLC (collectively, “Defendants”) in connection with an abbreviated new drug application filed with FDA by Aurobindo, seeking approval to market a generic version of Lastacaft and challenging the ‘215 patent. Plaintiffs entered into a settlement agreement with Aurobindo on November 15, 2018, and the case was dismissed.

Latisse® IV. In December 2016, Sandoz announced the U.S. market launch of Defendants’ generic copy of LATISSE®. In July 2017, subsidiaries of the Company and Duke University (collectively, “Plaintiffs”) filed a complaint for infringement of U.S. Patent Number 9,579,270 (“‘270 Patent”) against Defendants Sandoz Inc. (“Sandoz”) and Alcon Laboratories, Inc. (“Alcon”) in the U.S. District Court for the Eastern District of Texas (EDTX). The ‘270 patent expires in January 2021. In their complaint, Plaintiffs seek, among other things, a judgment that Defendants have infringed the ‘270 patent by making, selling, and offering to sell, and/or importing, their generic copy of LATISSE® within the United States. Plaintiffs seek injunctive relief and damages for Defendants’ infringement.

The case is currently in fact discovery and a trial date has not yet been set.

Latisse® V. On September 25, 2017, subsidiaries of the Company and Duke University brought an action for infringement of U.S. Patent No. 9,579,270 (the “‘270 Patent”) against Alembic Pharmaceuticals, Ltd., Alembic Global Holding SA, and Alembic Pharmaceuticals, Inc. (collectively, “Alembic”) in the U.S. District Court for the District of New Jersey in connection with an abbreviated new drug application filed with FDA by Alembic, seeking approval to market a generic version of Latisse and challenging the ‘270 patent. No trial date has been set.

Latisse® VI. On September 19, 2018 subsidiaries of the Company and Duke University brought an action for infringement of U.S. Patent No. 9,579,270 (the “‘270 Patent”) against Akorn, Inc. and Hi-Tech Pharmacal Co., Inc. (collectively, “Akorn”) in the U.S. District Court for the District of New Jersey in connection with an abbreviated new drug application filed with FDA by Akorn seeking approval to market a generic version of Latisse and challenging the ‘270 patent. No trial date has been set.

Linzess®. In October and November 2016, subsidiaries of the Company and Ironwood received Paragraph IV certification notice letters from Teva Pharmaceuticals USA, Inc. (“Teva”) , Aurobindo Pharma Ltd., Mylan Pharmaceuticals Inc. (“Mylan”), and Sandoz Inc. (“Sandoz”) indicating that they had submitted to FDA ANDAs seeking approval to manufacture and sell generics version of LINZESS® 145 mcg and 290 mcg capsules (“LINZESS”) before the expiration of some or all of the nine patents then listed in the Orange Book, including U.S. Patent Nos. 7,304,036 (the “‘036 Patent”); 7,371,727 (the “‘727 Patent”); 7,704,947 (the “‘947 Patent”); 7,745,409 (the “‘409 Patent”); 8,080,526 (the “‘526 Patent”); 8,110,553 (the “‘553 Patent”); 8,748,573 (the “‘573 Patent”); 8,802,628 (the “‘628 Patent”); and 8,933,030 (the “‘030 Patent”). (The ‘727, ‘947, ‘409, ‘526 and ‘553 Patents expire in January 2024; the ‘036 Patent expires in August 2026; and the ‘573, ‘628 and ‘030 Patents expire in 2031.) Teva, Aurobindo Pharma Ltd., Mylan and Sandoz claim that the patents discussed in their respective notice letters are invalid, unenforceable and/or would not be infringed. On November 30, 2016, subsidiaries of the Company and Ironwood Pharmaceuticals, Inc. (collectively, “Plaintiffs”), brought an action for infringement of some or all of the ‘036, ‘727, ‘947, ‘409, ‘526, ‘553, ‘573, ‘628 and ‘030 Patents in the U.S. District Court for the District of Delaware against Aurobindo Pharma Ltd., Aurobindo Pharma USA, Inc. (collectively, “Aurobindo”), Teva, Mylan and Sandoz. This lawsuit triggered an automatic stay of approval of the applicable ANDAs that expires no earlier than February 2020 (unless there is a final court decision adverse to Plaintiffs sooner). Trial is scheduled for June 2019. On July 13, 2017, Mylan filed a motion to dismiss for improper venue. That motion is currently pending.

In May 2017, subsidiaries of the Company and Ironwood also received a Paragraph IV certification notice letter from Sun Pharma Global FZE indicating that it had submitted to FDA an ANDA seeking approval to manufacture and sell a generic version of LINZESS before the expiration of the ‘573, ‘628 and ‘030 Patents. Sun Pharma Global FZE claims that the patents are invalid and/or would not be infringed. On June 30, 2017, Plaintiffs brought an action for infringement of the ‘573, ‘628 and ‘030 Patents in the U.S. District Court for the District of Delaware against Sun Pharma Global FZE and Sun Pharmaceutical Industries Inc. (collectively, “Sun”). In January 2018, subsidiaries of the Company and Ironwood entered into a settlement agreement with Sun and certain Sun affiliates. Under the terms of the settlement agreement, Plaintiffs will provide a license to Sun to market a generic version of LINZESS in the United States beginning on February 1, 2031 (subject to FDA approval), or earlier in certain circumstances. The Sun action was dismissed on January 18, 2018.

In July 2017, subsidiaries of the Company and Ironwood received a second Notice Letter relating to the ANDA submitted to the FDA by Aurobindo. Aurobindo claims that the ‘036, ‘727, ‘947, ‘409, ‘526, ‘553 Patents, as well as the ‘573, ‘628 and ‘030 Patents, are invalid and/or would not be infringed. On August 25, 2017, Plaintiffs brought an action for infringement of these patents in the U.S. District Court for the District of Delaware against Aurobindo. On September 28, 2017, this action was consolidated with the first action filed against Aurobindo. On April 30, 2018, subsidiaries of the Company and Ironwood entered into a settlement agreement with Aurobindo. Under the terms of the settlement agreement, Plaintiffs will provide a license to Aurobindo to market a generic version of LINZESS in the United States beginning on August 5, 2030 (subject to FDA approval), or earlier in certain circumstances. The Aurobindo actions were dismissed on May 7, 2018.

In September 2017, October 2017 and January 2018, subsidiaries of the Company and Ironwood received second Notice Letters relating to the ANDAs submitted to the FDA by Teva, Mylan and Sandoz, respectively. Teva, Mylan and Sandoz claim that U.S. Patent No. 9,708,371 (the “‘371 Patent”) is invalid and/or would not be infringed by their respective ANDAs. (The ‘371 Patent expires in 2033.) On October 20, 2017, November 30, 2017 and January 20, 2018, Plaintiffs brought actions for infringement of the ‘371 patent in the U.S. District Court for the District of Delaware against Teva, Mylan and Sandoz, respectively. The actions filed in October and November 2017 against Teva and Mylan have been consolidated with the lawsuit filed in November 2016.

In December 2017 and February 2018, subsidiaries of the Company and Ironwood received Paragraph IV certification notice letters from Teva and Mylan, respectively indicating that they had submitted to FDA ANDAs seeking approval to manufacture and sell generic versions of LINZESS® 72 mcg capsules (“72 mcg ANDA”) before the expiration of the ‘036, ‘727, ‘947, ‘409, ‘526, ‘553, ‘030 and ‘371 Patents. Teva and Mylan claim that these patents are invalid, unenforceable and/or would not be infringed. On February 2, 2018 and March 29, 2018, subsidiaries of the Company and Ironwood Pharmaceuticals, Inc. (collectively, “Plaintiffs”), brought actions for infringement of some or all of the ‘036, ‘727, ‘947, ‘409, ‘526, ‘553, ‘030 and ‘371 Patents in the U.S. District Court for the District of Delaware against Teva and Mylan, respectively. These lawsuits triggered automatic stays of approval of Teva’s 72 mcg ANDA and Mylan’s 72 mcg ANDA that expire no earlier than June 2020 and August 2020, respectively (unless there is a final court decision adverse to Plaintiffs sooner). On March 14, 2018, the district court consolidated the Teva 72 mcg ANDA matter with the lawsuit filed in November 2016.

In May and August 2018, the district court granted joint stipulations and orders to dismiss without prejudice all claims, counterclaims, and defenses in the consolidated actions with respect to the ‘371 Patent and the ‘030 Patent, respectively, as between Plaintiffs, Teva and Sandoz. On July 10, 2018, Plaintiffs filed a motion to dismiss all claims and declaratory judgment counterclaims between Plaintiffs and Mylan with respect to the ‘371 patent for lack of subject matter jurisdiction. On July 26, 2018, Plaintiffs filed a motion for leave to file an amended complaint as to Mylan to assert the ‘628 patent against Mylan’s 72 mcg ANDA product. On August 30, 2018, the district court entered an order granting the joint stipulation and order to dismiss without prejudice all claims, counterclaims, and defenses in the consolidated actions with respect to the ‘030 Patent and the ‘371 Patent as between Plaintiffs and Mylan, granting Plaintiffs’ motion seeking leave to file an amended complaint, and withdrawing as moot Plaintiffs’ motion to dismiss with respect to the ‘371 patent. Plaintiffs filed a corrected amended complaint as to Mylan on September 4, 2018, and Mylan filed an answer to the amended complaint on September 13, 2018.

On June 12, 2018, the district court granted the parties’ request that briefing on Mylan’s motion to dismiss for improper venue be stayed until after a decision issued on Mylan’s renewed motion to dismiss for improper venue in Bristol-Myers Squibb Co. v. Mylan Pharmaceuticals, Inc., C.A. Nos. 17-374 (LPS), 17-379 (LPS) (“BMS”). On October 18, 2018, the district court in BMS granted Mylan’s motion to dismiss for improper venue in that case.

On December 21, 2018, subsidiaries of the Company and Ironwood entered into a settlement agreement with Mylan. Under the terms of the settlement agreement, Plaintiffs will provide a license to Mylan to market a generic version of LINZESS in the United States beginning on February 5, 2030 (subject to FDA approval), or earlier in certain circumstances. The Mylan actions were dismissed on December 27, 2018.

Namenda XR®. In 2014, subsidiaries of the Company brought actions for infringement of some or all of U.S. Patent Nos. 5,061,703 (the “‘703 patent”), 8,039,009 (the “‘009 patent”), 8,168,209 (the “‘209 patent”), 8,173,708 (the “‘708 patent”), 8,283,379 (the “‘379 patent”), 8,329,752 (the “‘752 patent”), 8,362,085 (the “‘085 patent”), and 8,598,233 (the “‘233 patent”) in the U.S. District Court for the District of Delaware against Wockhardt, Teva, Sun, Apotex, Anchen, Zydus, Watson, Par, Mylan, Amneal, Ranbaxy, and Amerigen, and related subsidiaries and affiliates thereof. Plaintiffs entered settlement agreements with every defendant except Teva.

On December 11, 2017, the Court of Appeals for the Federal Circuit issued a decision affirming the district court’s judgment of invalidity with respect to certain claims of the ‘209, ‘708, ‘379, ‘752 and ‘085 patents.

The Federal Circuit issued the mandate of the court on February 20, 2018, and certain generics launched the generic products shortly thereafter.

Namzaric®. In 2015 subsidiaries of the Company and Adamas Pharmaceuticals, Inc. (all collectively, “Plaintiffs”), brought an action for infringement of some or all of U.S. Patent Nos. 8,039,009 (the “’009 patent”), 8,058,291 (the “‘291 patent”), 8,168,209 (the “‘209 patent”), 8,173,708 (the “‘708 patent”) 8,283,379 (the “‘379 patent”), 8,293,794 (the “‘794 patent”), 8,329,752 (the “‘752 patent”), 8,338,485 (the “‘485 patent”), 8,338,486 (the “‘486 patent”), 8,362,085 (the “‘085 patent”), 8,580,858 (the “‘858 patent”) and 8,598,233 (the “‘233 patent”) in the U.S. District Court for the District of Delaware against Amneal Pharmaceuticals LLC, Par Pharmaceutical, Inc., and Amerigen Pharmaceuticals, Inc. and Amerigen Pharmaceuticals Ltd. (collectively, “Amerigen”). Plaintiffs entered into settlement agreements with each of the generics. Plaintiffs’ settlement agreement with Amneal, who is believed to be a first applicant with respect to certain dosage strengths (memantine hydrochloride extended-release and donepezil hydrochloride, 14 mg/10 mg and 28 mg/10 mg) of Namzaric®., provides a license to Amneal that will permit it to launch its generic version of Namzaric® as of January 1, 2025, or earlier in certain circumstances. Alternatively, under certain circumstances, Amneal has an option to launch an authorized generic version of Namzaric beginning on January 1, 2026. No patent litigation remains concerning Namzaric.

Restasis®. Between August 2015 and July 2016, a subsidiary of the Company brought actions for infringement of U.S. Patent Nos. 8,629,111 (the “‘111 patent”), 8,633,162 (the “‘162 patent”), 8,642,556 (the “‘556 patent”), 8,648,048 (the “‘048 patent”), 8,685,930 (the “‘930 patent”) and 9,248,191 (the “’191 patent”) in the U.S. District Court for the Eastern District of Texas against Akorn, Inc., Apotex, Inc., Mylan Pharmaceuticals, Inc., Teva Pharmaceuticals USA, Inc., InnoPharma, Inc., Famy Care Limited (“Famy Care”), TWi Pharmaceuticals, Inc. (“TWi”) and related subsidiaries and affiliates thereof.

The subsidiary entered into settlement agreements with Apotex, TWi, Famy Care and InnoPharma. As a result of certain of these settlements, Allergan will provide a license to certain parties to launch their generic versions of Restasis® beginning on February 27, 2024, or earlier in certain circumstances. Additionally, under certain circumstances, the Company will supply and authorize certain parties to launch an authorized generic version of Restasis® on August 28, 2024 or earlier in certain circumstances.

On September 8, 2017, the Company assigned all Orange Book-listed patents for Restasis® to the Saint Regis Mohawk Tribe (“the Tribe”), a recognized sovereign tribal government, and concurrently was granted an exclusive field-of-use license to practice the patents in the United States for all FDA-approved uses of the products under the Restasis® NDAs.

On October 16, 2017, the District Court issued a decision and final judgment finding that the asserted claims of the ‘111 patent, the ‘048 patent, the ‘930 patent and the ‘191 patent were infringed, but invalid on the ground of obviousness. The District Court also held that the asserted claims were not invalid as anticipated, for lack of enablement, or for improper inventorship. On November 13, 2018, the U.S. Court of Appeals for the Federal Circuit issued a decision affirming the district court’s finding of invalidity of the asserted claims of the ‘111, ‘048, ‘930 and ‘191 Patents. A petition for rehearing is currently pending.

On December 22, 2016, a subsidiary of the Company Allergan filed a complaint for infringement of the ʼ111 patent, ʼ162 patent, ʼ556 patent, ʼ048 patent, ʼ930 patent, and the ʼ191 patent in the U.S. District Court for the Eastern District of Texas against Deva Holding A.S. (“Deva”). On March 6, 2018, the district court granted in part and denied in part the parties’ joint motion for entry of a stipulated order, and stayed the case until such time as the Federal Circuit in the lead appeal case with Teva, Mylan and Akron issues a mandate. The parties’ stipulation provides that Deva will be bound by the outcome of that appeal.

On August 10 and September 20, 2018, a subsidiary of the Company and the Tribe filed complaints for infringement of the ʼ162 patent and the ʼ556 patent in the U.S. District Court for the District of Delaware against Saptalis and against Amneal Pharmaceuticals, LLC and Amneal Pharmaceuticals Co. India Private Limited (collectively, “Amneal”), respectively. The cases were voluntarily dismissed on January 2, 2019.

Restasis® IPR. On June 6, 2016, a subsidiary of the Company received notification letters that Inter Partes Review of the USPTO (“IPR”) petitions were filed by Mylan Pharmaceuticals Inc. (“Mylan”) regarding U.S. Patent Nos. 8,629,111 (the “‘111 patent”), 8,633,162 (the “‘162 patent”), 8,642,556 (the “‘556 patent”), 8,648,048 (the “‘048 patent”), 8,685,930 (the “‘930 patent”), and 9,248,191 (the “‘191 patent”), which patents expire on August 27, 2024. Mylan filed the IPR petition on June 3, 2016. On June 23, 2016, a subsidiary of the Company received a notification letter that a IPR petition and motion for joinder was filed by Argentum Pharmaceuticals LLC (“Argentum”) regarding the ’111 patent. On December 7, 2016, the Company entered into a settlement agreement with Argentum and Argentum’s petition was withdrawn. On December 8, 2016, the USPTO granted Mylan’s petitions to institute IPRs with respect to these patents. On January 6, 2017, each of Akorn and Teva filed, and on January 9, 2017 the USPTO received, IPR petitions with respect to these patents and motions for joinder with the Mylan IPR. The USPTO granted Teva’s and Akorn’s joinder motions on March 31, 2017.

On September 8, 2017, Allergan assigned all Orange Book-listed patents for Restasis® to the Saint Regis Mohawk Tribe (“the Tribe”), a recognized sovereign tribal government, and concurrently was granted an exclusive field-of-use license to practice the patents in the United States for all FDA-approved uses of the products under the Restasis® NDAs. That same day, the Tribe filed an updated Mandatory Notice with the USPTO to reflect that the Tribe is the patent owner, and sought permission to file a motion to dismiss based on tribal sovereign immunity.

On February 23, 2018, the USPTO issued orders denying the Tribe’s motion to dismiss (or terminate).

On July 20, 2018, the Federal Circuit affirmed the USPTO’s denial of the Tribe’s motion to dismiss and Allergan’s motion to withdraw. On August 20, 2018, the Tribe and Allergan filed a petition for rehearing en banc, which the Federal Circuit denied on October 22, 2018. On December 21, 2018, the Company and the Tribe filed a petition for a writ of certiorari with the United States Supreme Court. That petition is currently pending.

Saphris®. Between September 2014 and May 2015, subsidiaries of the Company brought actions for infringement of some or all of U.S. Patent Nos. 5,763,476 (the “‘476 patent”), 7,741,358 (the “‘358 patent”) and 8,022,228 (the “‘228 patent”) against Sigmapharm Laboratories, LLC, Hikma Pharmaceuticals, LLC, Breckenridge Pharmaceutical, Inc., Alembic Pharmaceuticals, Ltd. and Amneal Pharmaceuticals, LLC, and related subsidiaries and affiliates thereof in the U.S. District Court for the District of Delaware in connection with an abbreviated new drug applications respectively filed with FDA by Sigmpha Hikma, Breckenridge, Alembic and Amneal, each seeking approval to market a generic versions of Saphris and challenging each of said patents. Including a 6-month pediatric extension of regulatory exclusivity, the ‘476 patent expires in December 2020, and the ‘358 and ‘228 patents expire in October 2026. In 2016, the parties agreed to dismiss all claims related to the ‘358 and ‘228 patents, leaving only the ‘476 patent at issue. On October 13, 2016, the court stayed trial as to Sigmapharm and extended the 30-month stay as to Sigmapharm. On June 30, 2017, the district court issued an opinion and order finding all asserted claims of the ‘476 patent valid, and that claims 4, 9 and 10 were not infringed by Alembic and Breckenridge. On July 11, 2017, the district court entered a final judgment that ordered, among other things, that Alembic’s, Amneal’s, Breckenridge’s and Hikma’s respective ANDAs not be granted final approval by FDA earlier than the date of expiration of the ‘476 patent inclusive of any applicable adjustments, extensions or exclusivities. The case is currently on appeal.

A separate bench trial concerning Sigmapharm’s infringement of the ‘476 patent began on June 20, 2018, and on November 16, 2018, the court held that Sigmapharms’ proposed ANDA product would infringe the ‘476 patent On November 26, 2018, Sigmapharm sought relief from the November 16, 2018 decision. That motion is currently pending.

Savella®. On October 5 and 6, 2017, subsidiaries of the Company brought actions for infringement of U.S. Patent Nos. 6,602,911 (the “‘911 patent”), 7,888,342 (the “‘342 patent”), and 7,994,220 (the “‘220 patent”) in the U.S. District Court for the District of Delaware and the District of New Jersey, respectively, against Strides Pharma Global Pte Limited and Strides Pharma Inc. (collectively, Strides”). On April 20, 2018, the Company entered into a settlement agreement with Strides and the case was dismissed.

Viibryd® IPR. On January 5, 2018, Argentum Pharmaceuticals LLC submitted to the USPTO a petition for Inter Partes Review (“IPR”) seeking cancellation of certain claims of U.S. Patent No. 8,673,921 (the “‘921 patent”). The ‘921 patent is listed in the Orange Book for Viibryd® and expires in June 2022. On July 23, 2018, the USPTO denied institution of the IPR.

Trademark Enforcement Matters

Juvéderm®.    On April 5, 2017, a subsidiary of the Company brought an action for unfair competition, false advertising, dilution, conspiracy and infringement of Allergan’s JUVÉDERM trademarks in the U.S. District Court for the Central District of California against Dermavita Limited Partnership (“Dermavita”), Dima Corp. S.A.  (“Dima Corp.”) and KBC Media Relations LLC (“KBC”). Dima Corp. had previously announced its acquisition of a license from Dermavita to develop and market in the U.S. cosmetic products under the Juvederm trademark. During June 2017, the Company entered into a settlement agreement with KBC. During July 2017, the Court preliminarily enjoined Dima Corp. from, inter alia, promoting or selling within the United States any product bearing the trademark JUVEDERM or any other trademark confusingly similar to it. During January 2018, the Court granted Dermavita’s renewed motion to dismiss the Company’s complaint based on purported lack of personal jurisdiction. The case remains pending against Dima.

Subsidiaries of the Company requested a preliminary injunction against Dermavita, Dima Corp, Aesthetic Services, Jacqueline Sillam and Dimitri Sillam in the High Court of Paris, France. During June 2017, the Paris Court preliminarily enjoined the defendants, inter alia, to refrain from promoting or selling in France its Juvederm products, to transfer various domain names and to pay provisional damages to Allergan, on the basis that such use would infringe Allergan’s EU and French JUVÉDERM trademarks and would amount to unfair competition. This injunction has been appealed. A subsidiary of the Company has also filed against Dermavita, Dima Corp. and others a full action of trademark infringement in the Paris court. Dermavita has requested that the full action be stayed pending the outcome of the Nanterre action and the EUIPO trademark proceedings, both mentioned below. The Paris court rejected Dermavita’s stay request and subsequently ordered the defendants to pay more than 75,000 Euros in liquidated damages for violation of the preliminary injunction mentioned above. Dermavita has filed an action against subsidiaries of the Company in the Nanterre, France court alleging that the subsidiaries have not used its JUVÉDERM trademark and requesting the court to revoke the Company’s trademark based on its purported lack of use. The Company has submitted its principal brief and awaits a hearing on.

Furthermore, more than 150 trademark opposition and cancellation actions between Allergan and Dermavita have been filed in front of the USPTO, EUIPO and various other national and regional trademark offices around the world. Most of these actions remain pending; however, Allergan has received favorable decisions in more than ten (10) such actions.

Antitrust Litigation

Asacol® Litigation. Class action complaints have been filed against certain subsidiaries of the Company on behalf of putative classes of direct and indirect purchasers. The lawsuits have been consolidated in the U.S. District Court for the District of Massachusetts. The complaints allege that plaintiffs paid higher prices for Asacol® HD and Delzicol® as a result of alleged actions preventing or delaying generic competition in the market for an older Asacol® product in violation of U.S. federal antitrust laws and/or state laws. Plaintiffs seek unspecified injunctive relief, treble damages and/or attorneys’ fees. The Company has settled the claims brought by the direct purchaser plaintiffs. While the district court granted the indirect purchaser plaintiffs’ motion for class certification, the Court of Appeals for the First Circuit issued an order granting the Company’s motion to appeal the district court’s decision to certify the proposed class and later issued a decision reversing the lower court’s decision on class certification. The appellate court recently denied plaintiffs’ motion for rehearing en banc.

Botox® Litigation. A class action complaint was filed against certain subsidiaries of the Company in the United States District Court for the Central District of California on February 24, 2015, alleging unlawful market allocation in violation of Section 1 of the Sherman Act, 15 U.S.C. §1, agreement in restraint of trade in violation of the U.S. federal antitrust laws as well as violations of California state laws. In the complaint, plaintiffs seek an unspecified amount of treble damages.   On November 30, 2017, the parties reached a tentative settlement and the court granted plaintiffs’ motion for final approval of class settlement. On September 10, 2018, the court dismissed with prejudice all claims against the defendants.

Loestrin® 24 Litigation. Putative classes of direct and indirect purchasers as well as opt-out direct purchasers have filed complaints that have been consolidated in the U.S. District Court for the District of Rhode Island. The lawsuits allege that subsidiaries of the Company engaged in anticompetitive conduct, including when settling patent lawsuits related to Loestrin® 24 Fe, in violation of federal and state antitrust and consumer protection laws. The complaints each seek declaratory and injunctive relief and damages. The court has scheduled hearings on the class plaintiffs’ class certification motions and on defendants motion for summary judgement on the issue of market power.

Namenda® Litigation. In 2014, the State of New York filed a lawsuit in the U.S. District Court for the Southern District of New York alleging that Forest was acting to prevent or delay generic competition to Namenda® in violation of federal and New York antitrust laws and committed other fraudulent acts in connection with its commercial plans for Namenda® XR. The district court granted the state’s motion for a preliminary injunction which was later affirmed by the Court of Appeals for the Second Circuit. The parties in that case then reached a settlement to resolve the dispute. Following the conclusion of the New York Attorney General Matter, putative class actions were filed on behalf of direct and indirect purchasers in the same federal court. The class action complaints make claims similar to those asserted by the New York Attorney General and also include claims that Namenda® patent litigation settlements between a Company subsidiary and generic companies also violated the antitrust laws. Plaintiffs seek unspecified injunctive relief, treble damages and attorneys’ fees. The court has denied defendants’ motion for summary judgement in the direct purchaser action and has certified the direct purchaser class of plaintiffs.

Restasis® Competitor Litigation.  Shire, which offers the dry-eye disease drug Xiidra®, sued subsidiaries of the Company in U.S. District Court for the District of New Jersey alleging that defendants unlawfully harmed competition by foreclosing Xiidra® from sales to Medicare Part D plans (and the members of such plans) through the use of discounts (a) contingent on Restasis® receiving preferential formulary treatment; and/or (b) across a bundle of Allergan’s products, including Restasis®.  The complaint seeks injunctive relief and damages under federal and state law. The court has yet to rule on defendants’ motion to dismiss the complaint and the parties are engaged in limited discovery.

Restasis® Class Action Litigation.  Several class actions were filed on behalf of putative classes of direct and indirect purchasers of Restasis® alleging that subsidiaries of the company harmed competition by engaging in conduct to delay the market entry of generic versions of Restasis® in violation of the federal antitrust laws as well as state antitrust and consumer-protection laws and unjust enrichment.  The cases have been consolidated in the U.S. District Court for the District of New Jersey. All plaintiffs seek damages, declaratory relief, and injunctive relief.   The parties are currently engaged in discovery.

Commercial Litigation

Celexa®/Lexapro® Class Actions. Certain subsidiaries of the Company were named in federal court actions relating to the promotion of Celexa® and/or Lexapro® all of which were consolidated in an MDL proceeding in the U.S. District Court for the District of Massachusetts. Most of these claims were resolved through a settlement in September 2014. However, two lawsuits remain which assert claims under the federal Racketeer Influenced and Corrupt Organizations (“RICO”) Act.  The court has entered summary judgment in favor of the defendants in both actions and denied plaintiffs’ class certification motions.   Plaintiffs in both cases appealed the dismissal of their claims and denial of class certification to the United States Court of Appeals for the First Circuit and the appeals court issued a decision in January 2019 affirming the denial of the class certification motions but reversing the lower court’s decision granting the defendants’ summary judgment motions.

Warner Chilcott Marketing Practices. A putative nationwide class of private payer entities, or their assignees, that paid Medicare benefits on behalf of their beneficiaries filed a complaint against certain subsidiaries of the Company in the U.S. District Court for the District of Massachusetts. The Complaint asserts claims under the federal RICO statute, state consumer protection statutes, common law fraud, and unjust enrichment with respect to the sale and marketing of certain products. Defendants’ motion to dismiss the Amended Complaint is still pending.

Generic Drug Pricing Securities and ERISA Litigation. Putative classes of shareholders and two individual opt-out plaintiffs filed class action lawsuits against the Company and certain of its current and former officers alleging that defendants made materially false and misleading statements between February 2014 and November 2016 regarding the Company’s internal controls over its financial reporting and that it failed to disclose that its former Actavis generics unit had engaged in illegal, anticompetitive price-fixing with its generic industry peers. These lawsuits have been consolidated in the U.S. District Court for the District of New Jersey. The complaints seek unspecified monetary damages. The Company’s motion to dismiss the complaint is still pending. In addition, class action complaints have been filed premised on the same alleged underlying conduct that is at issue in the securities litigation but that assert claims under the Employee Retirement Income Security Act of 1974 (“ERISA”). These complaints have been consolidated in the district court in New Jersey.  The court granted the Company’s motion to dismiss this complaint. The ERISA plaintiffs have appealed this decision to the Third Circuit Court of Appeals.

Telephone Consumer Protection Act Litigation.  In October 2012, Forest and certain of its affiliates were named as defendants in a putative class action in the United States District Court for the Eastern District of Missouri. This suit alleges that Forest and another defendant violated the Telephone Consumer Protection Act (the “TCPA”) by sending unsolicited facsimiles and facsimiles with inadequate opt-out notices. The case was stayed pending the administrative proceeding initiated by the pending FCC Petition and a separate petition Forest filed. A similar lawsuit was filed in in Missouri state court against Warner Chilcott Corporation which Warner Chilcott removed to the federal district court. In the wake of the Court of Appeals decision on the Petition discussed below, the parties reached an agreement to settle these actions.

In a related matter, on June 27, 2013, Forest filed a Petition for Declaratory Ruling with the FCC requesting that the FCC find that (1) the faxes at issue in the action complied, or substantially complied with the FCC regulation, and thus did not violate it, or (2) the FCC regulation was not properly promulgated under the TCPA. On October 30, 2014, the FCC issued a final order on the FCC Petition granting Forest and several other petitioners a retroactive waiver of the opt-out notice requirement for all faxes sent with express consent. The litigation plaintiffs appealed the final order to the Court of Appeals for the District of Columbia and on March 31, 2017, the Court of Appeals issued a decision which held that the FCC regulation at issue was not properly promulgated under the TCPA. Plaintiffs’ petition for certiorari was denied by the United States Supreme Court.

Prescription Opioid Drug Abuse Litigation. The Company has been named as a defendant, along with several other manufacturers and distributors of opioid products, in over 1,300 matters relating to the promotion and sale of prescription opioid pain relievers and additional suits have been filed. The lawsuits allege generally that the manufacturer defendants engaged in a deceptive campaign to promote their products in violation of state laws and seek unspecified monetary damages, penalties and injunctive relief. Plaintiffs in these suits include states, political subdivisions of states (i.e., counties and municipalities), Native American tribes and other private litigants such as insurance plans, hospital systems and consumers who were prescribed opioid products and were subsequently treated for an overdose or addiction. Cases are pending in both federal and state courts. The federal court cases have been consolidated in an MDL in the U.S. District Court for the Northern District of Ohio, with a first set of cases set for trial in September 2019. In the case filed on behalf of the State of California by the California counties of Santa Clara and Orange, which is pending in California state court, the previously-set trial date has been vacated and a new date has not yet been set.

Testosterone Replacement Therapy Class Action. Subsidiaries of the Company were named in a class action complaint filed on behalf a putative class of third party payers in the U.S. District Court for the Northern District of Illinois. The suit alleges that the Company’s subsidiaries violated various laws including the federal RICO statute and state consumer protection laws in connection with the sale and marketing of Androderm®. The class plaintiffs seek to obtain certain equitable relief, including injunctive relief and an order requiring restitution and/or disgorgement, and to recover damages and multiple damages in an unspecified amount. While the lawsuit is ongoing, the court has denied plaintiff’s class certification motion. Defendants’ motion for summary judgment is still pending.

Xaleron Dispute. On February 5, 2016, Xaleron Pharmaceuticals, Inc. filed a lawsuit against certain subsidiaries of the Company in state court in New York. The complaint, filed on February 26, 2016, alleges the defendants misappropriated Xaleron’s confidential business information and asserts claims for unfair competition, tortious interference with prospective economic advantage and unjust enrichment. The company filed a motion for summary judgment in April 2018 and subsequently, the parties reached an agreement to settle the litigation.

Zeltiq Advertising Litigation. A putative class action lawsuit was filed against Zeltiq in state court in California alleging that Zeltiq misled customers regarding the promotion of its CoolSculpting® product and the product’s premarket notification clearance status. The case was later removed to U.S. District Court for the Central District of California. The case was dismissed by the district court and, while the plaintiffs started the process of appealing this decision to the Ninth Circuit Court of Appeals, they have since voluntarily dismissed their appeal.

Employment Litigation

In July 2012, a subsidiary of the Company was named as a defendant in an action brought by certain former Company sales representatives and specialty sales representatives in the United States District Court for the Southern District of New York. The action is a putative class and collective action, and alleges class claims under Title VII for gender discrimination with respect to pay and promotions, as well as discrimination on the basis of pregnancy, and a collective action claim under the Equal Pay Act and non-class claims on behalf of certain of the named Plaintiffs for sexual harassment and retaliation under Title VII, and for violations of the Family and Medical Leave Act.  On April 3, 2017, the parties agreed to settle this matter. On February 1, 2018, the court granted preliminary approval of the settlement and set a fairness hearing for May 4, 2018. On June 29, 2018, the Court granted final approval of the settlement.

Product Liability Litigation

Actonel® Litigation. A subsidiary of the Company is a defendant in over 500 filed cases in federal and various state courts, relating to the bisphosphonate prescription drug Actonel®.  In addition, there are three cases pending in provincial courts in Canada, two involving single plaintiffs, and a third on behalf of a purported class of injured plaintiffs. The complaints allege, among other things, that Actonel® caused them to suffer osteonecrosis of the jaw (“ONJ”) and/or atypical fractures of the femur. Plaintiffs are seeking unspecified monetary and injunctive relief, as well as attorneys’ fees. The Company subsidiary is being indemnified by Sanofi for certain claims pursuant to an agreement with Sanofi and is being partially indemnified by the Procter & Gamble Company (“P&G”) for ONJ claims that were pending at the time the Company subsidiary acquired P&G’s global pharmaceutical business in 2009. Settlements have been reached that have resolved most of the pending ONJ-related claims. Recently, all pending Actonel cases in New Jersey state court were dismissed without prejudice subject to refilling after the U.S. Supreme Court issues a decision in Merck Sharp & Dohme Corp. v. Albrecht, Doc. No. 17-290.

Breast Implant Litigation. Certain Company subsidiaries are defendants in more than a dozen cases alleging that Allergan’s textured breast implants caused women to develop a rare condition known as anaplastic large cell lymphoma (ALCL), and that the defendants failed to properly warn against this risk and failed to promptly and properly report the results of the post-marketing studies relating to these products. These cases have been filed in both federal and state courts in the United States and well as provincial courts in Canada. One of the Canadian cases has been asserted on behalf a putative class of consumers.

Benicar® Litigation. A subsidiary of the Company has been named in a number of lawsuits involving allegations that Benicar® caused certain gastrointestinal injuries. Under a co-promotion agreement, Daiichi Sankyo is defending the Company subsidiary in these lawsuits and has announced that it has agreed to enter into a program to settle all of the pending cases on behalf of all defendants, including the Company subsidiary.

Celexa®/Lexapro® Litigation. Certain Company subsidiaries are defendants in over 150 actions alleging that Celexa® or Lexapro® caused various birth defects. Several of the cases involve multiple minor-plaintiffs. The majority of these actions have been consolidated in state court in Missouri; none of the actions are set for trial.

RepliForm® Litigation. A Company subsidiary has been named as a defendant in over 300 cases alleging that its biologic mesh product RepliForm® did not perform as intended and caused various injuries. The majority of these cases have been consolidated in state court in Massachusetts, with the rest pending in state courts in Delaware and Minnesota and the federal court in West Virginia. Approximately 200 of these cases have been settled or dismissed.

Testosterone Litigation. A number of product liability suits were filed against certain Company subsidiaries as well as other manufacturers and distributors of testosterone products, for personal injuries including but not limited to cardiovascular events allegedly arising out of the use of Androderm®. The cases have been consolidated in an MDL in the U.S. District Court for Northern District of Illinois. In mid-2018, the parties reached an agreement to settle all of the pending cases.

Government Investigations, Government Litigation and Qui Tam Litigation

The Company and its subsidiaries are involved in various disputes, governmental and/or regulatory inspections, inquires, investigations and proceedings that could result in litigation, and other litigation matters that arise from time to time.

Company subsidiaries have received subpoenas and/or Civil Investigative Demands (“CID”) from the United States Department of Justice, the United States Health and Human Services, Office of Inspector General, United States Congressional Committees as well as various state regulatory and enforcement authorities. Each of the subpoenas and CIDs seek documents and information relating to discrete topics, including but not limited to: the calculation and reporting by certain Company subsidiaries of their Average Manufacturer Prices, Average Wholesale Prices and Best Prices for several of their products; sales and marketing practices of Botox to urology practices; the promotion and sale of two gastroenterology products; the Saint Regis Mohawk Tribe’s acquisition of six Restasis patents and the granting of exclusive licenses to the Restasis product to the Company; and, the promotion and sale of opioid products. In each case, the Company and its subsidiaries are cooperating fully with the governmental authority’s requests.

Certain states have initiated lawsuits and qui tam lawsuits have been filed by private parties, also known as relators, on behalf of the federal or state governments. Certain Company subsidiaries have been named as defendants in lawsuits that allege generally that state Medicaid agencies were overcharged for their share of Medicaid drug reimbursement costs due to inflated Average Wholesale Prices (“AWP”) reported by the Company subsidiaries. AWP lawsuits are currently pending in Illinois, Utah and Wisconsin.

Matters Relating to the Company’s Divested Generics Business

The following matters relate to the former generics business of the Company or the transaction pursuant to which that business was sold to Teva, effective August 2, 2016. Teva has agreed to indemnify and defend the Company against all matters asserted in litigation against the Company arising out of the former generics business, including litigations and investigations relating to generic opioid products including, without limitation, the actions described below.

Lidoderm® Litigation. The U.S. Federal Trade Commission filed a lawsuit in federal district court in the Eastern District of Pennsylvania against the Company and one of its former global generics business subsidiaries and others alleging that patent litigation settlements relating to Lidoderm were anticompetitive. The FTC voluntarily withdrew its complaint in Pennsylvania and filed a similar complaint in the U.S. District Court for the Northern District California where similar lawsuits filed by private plaintiffs were already pending and where the State of California filed a similar complaint against the same defendants. Defendants in the Pennsylvania action filed a declaratory judgment action against the FTC in the Pennsylvania federal court but the court granted the FTC’s motion to dismiss this lawsuit. The FTC and State of California’s actions were stayed pending the declaratory judgment action in the Eastern District of Pennsylvania. The federal court in California has not yet issued a ruling or lifted the stay in these cases since the court’s ruling in the Eastern District of Pennsylvania.

Hydrocortisone Investigation. In 2016, the Company received notice from the UK Competition and Markets Authority (“CMA”) that it would be included within the scope of the CMA’s formal investigation under Section 25 of the Competition Act of 1998 (“CA98”) into suspected abuse of dominance by a former generics business subsidiary of the Company in relation to the supply of 10mg and 20mg hydrocortisone tablets. The CMA is investigating: (i) alleged excessive and unfair prices with respect to hydrocortisone tablets and (ii) whether the former generics business subsidiary entered into anti-competitive agreements with a potential competitor for this product. The CMA has issued statements of objection with respect to both parts of its investigation. The Company intends to cooperate fully with the investigation.

Teva Shareholder Derivative Litigation. In 2017, the Company was named as defendant in a proposed Teva shareholder derivative litigation filed in the Economic Division of the Tel Aviv District Court in Israel. The lawsuit contains allegations that the Company aided and abetted Teva’s board of directors violations of Israeli securities laws. To date, the court has not determined whether it will allow plaintiffs to proceed with this action.

NOTE 25 — Compensation

The following table represents compensation costs for the years ended December 31, 2018, 2017 and 2016 ($ in millions):

	Years Ended December 31,
	2018	2017	2016
Wages and salaries	$1,994.9	$1,892.8	$2,108.7
Share-based compensation	239.8	308.0	396.1
Retirement plans	107.0	82.7	156.8
Social welfare (taxes)	163.1	150.4	165.0
Other benefits	175.2	265.1	321.0
Total	$2,680.0	$2,699.0	$3,147.6
Amount included in continuing operations	$2,680.0	$2,699.0	$2,578.4
Amount included in discontinued operations	$-	$-	$569.2

NOTE 26 — Concentration

The Company considers there to be a concentration risk for customers that account for 10% or more of their third-party revenues. The following table illustrates any customer which accounted for 10% or more of our annual revenues within the U.S. and Canada in any of the past three fiscal years and the respective percentage of our revenues for which they account for each of the last three years:

Customer	2018	2017	2016
McKesson Corporation	25%	23%	23%
Cardinal Health, Inc.	23%	19%	18%
AmerisourceBergen Corporation	22%	19%	18%

No other country outside the U.S. and Canada had 10% or more of global sales.

The Company’s accounts receivable primarily arise from product sales in North America and primarily represent amounts due from wholesalers, distributors, drug store chains and service providers in the health care and pharmaceutical industries, public hospitals and other government entities. Approximately 62% and 58% of the gross accounts receivable balance are concentrated among the Company’s three largest customers as of December 31, 2018 and 2017, respectively. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential uncollectible accounts. Actual losses from uncollectible accounts have been minimal.

Outside of the U.S., concentrations of credit risk with respect to accounts receivable are limited due to the wide variety of customers and markets using the Company’s products, as well as their dispersion across many different geographic areas. The Company monitors economic conditions, including volatility associated with international economies, and related impacts on the relevant financial markets and its business, especially in light of sovereign credit issues. The Company does not expect to have write-offs or adjustments to accounts receivable which would have a material adverse effect on its financial position, liquidity or results of operations.

Certain of the Company’s finished products and raw materials are obtained from single source suppliers. Although the Company seeks to identify more than one source for its various finished products and raw materials, loss of a single source supplier could have an adverse effect on the Company’s results of operations, financial condition and cash flows. Further, a second source supplier may not be able to produce the same volumes of inventory as the Company’s primary supplier. No third party manufacturer accounted for 10% or more of the Company’s products sold based on third-party revenues for the year ended December 31, 2018.